EXHIBIT 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

BY AND AMONG

GRANITE HOLDINGS I B.V.,

GRANITE HOLDINGS II B.V.,

GRANITE US HOLDINGS GP, LLC,

CHART INDUSTRIES, INC.,

GRANITE ACQUISITION GMBH,

GRANITE CANADA HOLDINGS ACQUISITION CORP.,

HOWMEX HOLDINGS, S. DE R.L. DE C.V. AND

GRANITE US HOLDINGS LP

DATED AS OF NOVEMBER 8, 2022

i

(cont’d)

(cont’d)

(cont’d)

(cont’d)

EXHIBITS; SCHEDULES

Exhibit A	Accounting Methodology
Exhibit B	Form of Escrow Agreement
Exhibit C	Current Assets and Liabilities
Exhibit D	Form of Certificate of Designations
Exhibit E	Form of Investor Rights Agreement
Exhibit F	Form of Registration Rights Agreement
Disclosure Schedules
Buyer Disclosure Schedules

v

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of November 8, 2022, by and among the Sellers (as defined below), the Acquired Companies (as defined below) and the Buyer (as defined below).

RECITALS

WHEREAS, as of the date hereof, Granite Holdings I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (the “Primary Seller”), directly owns all of the issued and outstanding Equity Securities in Granite Holdings II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (such entity, “BV II”, and such interests, the “Dutch Interests”);

WHEREAS, as of the date hereof, BV II directly owns all of the issued and outstanding Equity Securities in the Acquired Companies other than (i) the general partnership interests of Granite US, the Dutch Interests and (ii) the Subsidiary Held Interests (such interests other than those these described in clauses (i) and (ii), the “BV II-Held Interests” and, together with the Dutch Interests, the “Main Interests”);

WHEREAS, as of the date hereof, US GP Seller directly owns 100% of the general partnership interests of Granite US (the “US GP Interests” and, together with the Main Interests, the “Purchased Interests”);

WHEREAS, (i) (A) BV II wishes to sell to US Buyer, and US Buyer wishes to purchase from BV II, 100% of the limited partnership interests of Granite US and (B) US GP Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from US GP Seller, the US GP Interests, (ii) BV II wishes to sell to Germany Buyer, and Germany Buyer wishes to purchase from BV II, 100% of the outstanding Equity Securities of Granite Germany, (iii) BV II wishes to sell to Canada Buyer, and Canada Buyer wishes to purchase from BV II, 100% of the outstanding Equity Securities of Granite Canada, (iv) BV II wishes to sell to Mexico Buyer, and Mexico Buyer wishes to purchase from BV II, all of the outstanding Equity Securities of Granite Mexico other than the Mexico Minority Interests, and (v) BV II wishes to sell to Mexico Buyer, and Mexico Buyer wishes to purchase from BV II, all of the outstanding Equity Securities of Inmobiliaria (Mexico) other than the Inmobiliaria Majority Interests and all of the outstanding Equity Securities of Buffalo Forge (Mexico) other than the Buffalo Forge Majority Interests, in each case upon the terms and subject to the conditions set forth in this Agreement (the transactions set forth in clauses (i) through (v), the “BV II Sales”); and

WHEREAS, immediately following the effectiveness of the BV II Sales, Primary Seller wishes to sell to Dutch Buyer, and Dutch Buyer wishes to purchase from Primary Seller, all of the outstanding Equity Securities of BV II (the “Dutch Sale”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“2019 Agreement” means that certain Equity and Asset Purchase Agreement, dated as of May 15, 2019, by and among Colfax Corporation, a Delaware corporation (“Colfax”), the Equity Selling Entities and the Purchasers (each as defined therein), as supplemented and amended from time to time.

“Accounting Methodology” means (a) first, the accounting methods, policies, practices, principles and procedures specifically set forth on Exhibit A, (b) second, to the extent not addressed in clause (a) above, the same accounting principles, policies, procedures, applications, categorizations, definitions, methods, practices and techniques and valuation and estimation methodologies (including in respect of the exercise of management judgment) adopted and utilized in the Audited Financial Statements; and (c) to the extent not otherwise addressed in clause (a) and (b) above, GAAP, consistently applied. For the avoidance of doubt, clause (a) shall take precedence over clause (b) and clause (c), and clause (b) shall take precedence over clause (c).

“Acquired Companies” means BV II, Granite US, Granite Germany, Granite Canada, and Granite Mexico.

“Action” means any action, claim, charge, demand, complaint, hearing, suit, audit, appeal, challenge, notice of violation, citation, summons, subpoena, arbitration, mediation or other proceeding, in each case, before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Escrow Account” means the account(s) into which the Adjustment Escrow Amount is deposited.

“Adjustment Escrow Amount” means $20,000,000.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Securities, by Contract or otherwise; provided, that (a) no portfolio company of any investment fund affiliated with or managed by KPS Capital Partners, LLC (other than the Company Group) shall be deemed to be an Affiliate of any Acquired Company or any Seller hereunder, and (b) from and after the Closing, no Seller shall be deemed an Affiliate of any Buyer Entity or any Acquired Company.

“Affiliated Group” means a group of Persons that elects, is required to or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agent” has the meaning set forth in the definition of Credit Facility.

“Agreed Buyer Common Share Issue Price” means an amount per share equal to 80% multiplied by the average VWAP per share of the Buyer Common Shares over the ten (10) consecutive Trading Day-period ending on, and including, the Trading Day immediately preceding the Closing Date (as equitably adjusted for stock dividends, stock splits, combinations, reorganizations, recapitalizations, reclassifications or other similar events involving a change in the capital structure of the Buyer).

“Agreed Buyer Preferred Share Issue Price” means the $1,000 per Buyer Preferred Share.

“Agreed Common Shares” means, if applicable, the number of Buyer Common Shares equal to the quotient of (x) the Agreed Stock Consideration Common Value divided by (y) the Agreed Buyer Common Share Issue Price (rounded up to the nearest whole share).

“Agreed Preferred Shares” means the number of Buyer Preferred Shares equal to the quotient of (x) the Agreed Stock Consideration Preferred Value divided by (y) the Agreed Buyer Preferred Share Issue Price (rounded up to the nearest whole share).

“Agreed Shares” means the Agreed Preferred Shares and, if applicable, the Agreed Common Shares.

“Agreed Stock Consideration Common Value” means:

(i)

if all of the Common Equity Conditions are satisfied or waived by the Primary Seller at or prior to Closing, the lesser of (A) $450 million and (B) the portion of the Agreed Stock Consideration Value in excess of $650 million (or such lesser amount as the Buyer Entities may inform the Primary Seller of in the written statement delivered pursuant to Section 2.5 of the Agreement); and

(ii)	if all of the Common Equity Conditions are not satisfied or waived by the Primary Seller at or prior to the Closing, $0;

provided, that the Agreed Stock Consideration Common Value may not equal or exceed an amount that would result in the Buyer acquiring a number of Agreed Common Shares that violates NYSE Listing Rule 312.03 or any successor rule.

For illustrative purposes, if the Agreed Stock Consideration Value is $950 million, then the Agreed Stock Consideration Common Value may not exceed $300 million.

“Agreed Stock Consideration Preferred Value” means the Agreed Stock Consideration Value minus the Agreed Stock Consideration Common Value; provided that if the Agreed Stock Consideration Common Value exceeds $0 then the Agreed Stock Consideration Preferred Value may not be less than $650 million (unless the Primary Seller otherwise agrees in an executed written instrument).

“Agreed Stock Consideration Value” means $1.1 billion or such lesser amount as the Buyer Entities may inform the Primary Seller of pursuant to Section 2.5 of the Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Registration Rights Agreement, the Certificate of Designations, the Investor Rights Agreement and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Law.

“Antitrust Laws” means (a) the HSR Act, the Sherman Antitrust Act 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, the Competition Act 1998 of England and Wales, the Treaty on the Functioning of the European Union, the Competition Act (Canada) and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition and (b) any United States federal or state or foreign Laws governing foreign direct (or indirect) investment.

“Audited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Buffalo Forge (Mexico)” means Buffalo Forge, S.A. de C.V., an entity organized under the laws of Mexico.

“Buffalo Forge Majority Interests” has the meaning set forth in definition of Subsidiary Held Interests.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York (USA), London (United Kingdom) or Amsterdam (the Netherlands) are authorized or required by Law or executive order to close; provided, that solely for purposes of determining the Closing Date, “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York (USA), London (United Kingdom), Amsterdam (the Netherlands) or any city where payments are required to be made pursuant to Section 2.2 are expressly authorized or required by Law or executive order to close.

“Buyer” means Chart Industries, Inc., a Delaware corporation.

“Buyer Awards” means each Buyer Option, each Buyer Stock Unit and each Buyer Performance Share Unit.

“Buyer Common Shares” means shares of common stock, par value $0.01 per share, of the Buyer.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by the Buyer Entities to the Sellers and the Acquired Companies.

“Buyer Entities” means Canada Buyer, Dutch Buyer, Germany Buyer, Mexico Buyer, US Buyer and the Buyer.

“Buyer Entity Plans” means each written or unwritten “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, incentive or phantom equity, severance, employment, individual consultant or individual independent contractor, change-in-control, fringe benefit, bonus, incentive, commission, deferred compensation, profit sharing, pension, retirement, medical, dental, vision, life insurance, disability, retiree, paid time off or other paid leave, post-employment and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that is maintained, sponsored or contributed to by any Buyer Entity for the benefit of any current or former employee, director, officer, individual consultant or individual independent contractor of any Buyer Entity or which any Buyer Entity has any present or future liability (other than (a) any Multiemployer Plans (as defined below), (b) any plan or program maintained by a Governmental Authority to which any Buyer Entity or Affiliate thereof is required to contribute pursuant to applicable Law or (c) any standard form at-will offer letters or employment agreements (so long as each such standard form has been provided to the Company Group or made publicly available)).

“Buyer Fundamental Representations” means the representations and warranties of the Buyer Entities contained in Section 6.1 (Organization), Section 6.3 (Binding Obligation), and Section 6.7 (Brokers).

“Buyer Indebtedness” has the meaning set forth on Section 1.1(a) of the Disclosure Schedules.

“Buyer Material Adverse Effect” means any change, event, circumstance, effect, development, condition or occurrence (each, an “Effect”) which, individually or together with any other Effects, (a) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Buyer Entities to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (b) has had or is reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Buyer Entities and their respective Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Buyer Material Adverse Effect”: (i) any Effects that generally affect the industries or segments in which the Buyer Entities and their respective Subsidiaries operate (including industry consolidation changes), (ii) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto (including international tariffs, trade policy or any “trade war” or similar actions), (iii) any actual or potential sequester, stoppage, shutdown, default or similar event, or occurrence by, or involving any Governmental Authority, (iv) any Effects affecting any financial, equity, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), (v) changes in (A) interest, currency or exchange rates, (B) the price of any security or market index or (C) inflation, (vi) any Effects affecting the price or market for commodities, including any change in the price or availability of commodities, (vii) any Effects arising from changes in applicable Law or GAAP (including any interpretations thereof), in each case after the date hereof and to the extent applicable to the Buyer Entities and its Subsidiaries (provided, that any such Effect to the extent arising from, or relating to, the failure by any Buyer Entity or any Subsidiary of a Buyer Entity to comply with any change in applicable law or GAAP shall not be disregarded under this clause (vii)), (viii) any Effects arising from the failure of any Buyer Entity or any of their Subsidiaries to meet any internal or public projections, forecasts, budgets or estimates of or relating to any Buyer Entity or any of their Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Buyer Material Adverse Effect under this definition), (ix) any Effects arising from the existence, occurrence, continuation, escalation, outbreak or worsening of any hostilities, war, special operations of Governmental Authorities, social unrest (whether or not violent), acts of terrorism, cyberattacks or military conflicts, whether or not pursuant to the declaration of an emergency or war by a Governmental Authority (which, for the avoidance of doubt, shall include Effects of sanctions or other laws, directives, policies, guidelines, or recommendations promulgated by any Governmental Authority in connection with geopolitical conflict), (x) any Effects arising from the existence, occurrence, continuation, escalation, outbreak or worsening of any earthquakes, floods, hurricanes, tropical storms, tornados, fires, nuclear incidents or other natural or man-made disasters, (xi) any Effects arising from a pandemic, epidemic, plague or other public health event (including monkeypox or similar viruses in the orthopoxvirus genus and viruses in the Alphainfluenzavirus genus) or COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures, (xii) the announcement of this Agreement solely to the extent such Effect relates to the specific identity of the Buyer Entities or any of their respective Affiliates, Representatives or financing sources, (xiii) any Effects arising from any action taken to the extent expressly required by this Agreement, and (xiv) any Effect that is cured by the Buyer Entities prior to the termination of this Agreement; provided further, however, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (x) and (xi), to the extent that the Buyer Entities and their respective Subsidiaries, taken as a whole, are adversely and disproportionately affected by such Effect relative to other similarly situated participants in the industries in which the Buyer Entities and their respective Subsidiaries operate, such incremental disproportionate Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect.

“Buyer Options” means stock options in respect of Buyer Common Shares.

“Buyer Performance Share Units” means performance share units in respect of Buyer Common Shares.

“Buyer Preferred Shares” means shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share, of the Buyer, having the terms and conditions set forth in the Certificate of Designations.

“Buyer Shares” mean Buyer Preferred Shares and, as applicable, Buyer Common Shares.

“Buyer Stock Units” means restricted share units in respect of Buyer Common Shares.

“Canada Buyer” means the Buyer or any direct or indirect Subsidiary of the Buyer (whether existing or organized, formed or incorporated after the date hereof) designated thereby in accordance with and subject to the conditions of Section 11.9.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash Cap” means $40,000,000 plus the amount of Section 7.32 Cash.

“Cash Consideration” means an amount equal to:

(a) the Estimated Purchase Price;

(b) minus the Agreed Stock Consideration Value;

provided, that, in no event may the Cash Consideration be less than $1,830,600,000 (unless the Estimated Purchase Price is less than $1,830,600,000, in which case the Cash Consideration shall equal the Estimated Purchase Price) (the “Minimum Cash Consideration”).

“Certificate of Designations” means the Certificate of Designations of the Buyer, substantially in the form attached hereto as Exhibit D.

“CIT Fiscal Unity” means the fiscal unity for Dutch corporate income tax purposes pursuant to section 15 of the Dutch corporate income tax act 1969 (Wet op de vennootschapsbelasting 1969) in which BV I and BV II are included as subsidiaries.

“CIT Fiscal Unity Dissolution Date” means the date on which BV II ceases to be a member of the CIT Fiscal Unity.

“Closing Cash” means all cash and cash equivalents (including bank account balances and marketable securities) of the Company Group, determined on a consolidated basis as of the Reference Time in accordance with the Accounting Methodology, including the amounts of any received but uncleared checks and wires issued prior to such time (e.g., deposits in transit), less the amounts of any issued but uncleared checks and wires issued prior to such time (e.g., outstanding checks), in each case, without giving effect to the transactions contemplated hereby; provided, however, except as contemplated by Section 2.1(g), the calculation of “Closing Cash” shall be reduced (without duplication) by (a) the use or transfer of any cash outside the ordinary course of business of the Company Group and not for bona fide business purposes or otherwise contemplated by this Agreement or (b) any cash used by the Company Group to (i) pay any distributions to any direct or indirect equity holders of BV II, (ii) repurchase any Equity Securities of BV II, (iii) pay any Company Expenses to the extent such use or transfer reduces Company Expenses or (iv) pay off any Indebtedness to the extent such use or transfer reduces Closing Indebtedness, in each case of clauses (a) and (b), between the Reference Time and the Closing; and provided, further, that (x) Section 7.32 Cash shall be deemed Closing Cash and (y) in no event will Closing Cash exceed the Cash Cap, it being agreed that any amount that would otherwise be included as Closing Cash, but for this proviso, shall be deemed to be “Excess Cash” for all purposes under this Agreement.

“Closing Indebtedness” means the amount of Indebtedness of the Company Group determined on a consolidated basis as of the Reference Time, determined in accordance with the Accounting Methodology and without giving effect to the transactions contemplated hereby.

“Closing Working Capital” means, as of the Reference Time, all Current Assets minus all Current Liabilities determined in accordance with the Accounting Methodology and without giving effect to the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986.

“Common Equity Conditions” has the meaning set forth on Section 1.1(a) of the Disclosure Schedules.

“Common Equity Offering” means an issuance of Buyer Common Shares in a registered offering prior to the Closing Date.

“Company Affiliated Group” means any Affiliated Group that has any member of the Company Group as its common parent.

“Company Expenses” means (a) the legal, accounting, financial advisory, other advisory, transaction or consulting fees and expenses and all other fees, costs and expenses incurred by any member of the Company Group in connection with this Agreement, including any transaction or retention (including, for the avoidance of doubt, one hundred percent (100%) of the portion of any retention payment that may become due after the Closing) bonuses, change-in-control payments, incentive and phantom equity payments or other similar amounts payable by any member of the Company Group to any current or former director, manager, officer or employee of or individual consultant or individual independent contractor to any member of the Company Group conditioned (x) solely on the consummation of the transactions contemplated by this Agreement or (y) upon the consummation of the transactions contemplated by this Agreement and continued service for a specified time frame thereafter (excluding the full amount of any potential payments required to be made by any member of the Company Group under any “double-trigger” agreements or provisions, in each case to the extent listed on Section 1.1(b) of the Disclosure Schedules) (together with the employer portion of any employment, payroll or other similar Taxes related thereto (calculated as though all such amounts were payable on the Closing Date)), and (b) fifty percent (50%) of the cost and expense of the D&O Tail Policy as contemplated by Section 7.11(b); provided, however, that “Company Expenses” shall not include any amounts relating to, or liabilities for, the Phantom Award Post-Closing Payments or any retention arrangements implemented by or at the written request of the Buyer.

“Company Fundamental Representations” means the representations and warranties of the Acquired Companies contained in Section 5.1 (Organization and Qualification), Section 5.3 (Subsidiaries), Section 5.4 (Binding Obligation), and Section 5.24 (Brokers).

“Company Group” means the Acquired Companies and each Company Subsidiary.

“Company Group Confidential Information” means all information of the Company Group of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products or research or development of the Company Group Confidential Information includes, but is not limited to, the following (to the extent confidential or proprietary): (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group’s customers, suppliers, distributors, licensees, licensors, franchisees, independent contractors or other business relations and their confidential information, (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto and (d) all information with respect to other Company Intellectual Property.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in the business as currently conducted by each member of the Company Group.

“Company IT Assets” means computers, Software, systems, databases, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology and communications equipment in each case, used or held for use in connection with the business of each member of the Company Group as presently conducted.

“Company Material Adverse Effect” means any Effect which, individually or together with any other Effects, (a) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Sellers or the members of Company Group to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (b) has had or is reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company Group, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) any Effects that generally affect the industries or segments in which members of the Company Group operates (including industry consolidation changes), (ii) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto (including international tariffs, trade policy or any “trade war” or similar actions), (iii) any actual or potential sequester, stoppage, shutdown, default, or similar event, or occurrence by, or involving any Governmental Authority, (iv) any Effects affecting any financial, equity, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), (v) changes in (A) interest, currency or exchange rates, (B) the price of any security or market index or (C) inflation, (vi) any Effects affecting the price or market for commodities, including any change in the price or availability of commodities, (vii) any Effects arising from changes in applicable Law or GAAP (including any interpretations thereof), in each case after the date hereof and to the extent applicable to the Company Group (provided that any such Effect to the extent arising from, or relating to, the failure of any member of the Company Group to comply with any change in applicable Law or GAAP shall not be disregarded under this clause (vii)), (viii) any Effects arising from the failure of any Acquired Company to meet any internal or public projections, forecasts, budgets or estimates of or relating to any member of the Company Group for any period, including with respect to revenue, earnings, cash flow or cash position (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Company Material Adverse Effect under this definition), (ix) any Effects arising from the existence, occurrence, continuation, escalation, outbreak or worsening of any hostilities, war, special operations of Governmental Authorities, social unrest (whether or not violent), acts of terrorism, cyberattacks or military conflicts, whether or not pursuant to the declaration of an emergency or war by a Governmental Authority (which, for the avoidance of doubt, shall include Effects of sanctions or other laws, directives, policies, guidelines, or recommendations promulgated by any Governmental Authority in connection with geopolitical conflict), (x) any Effects arising from the existence, occurrence, continuation, escalation, outbreak or worsening of any earthquakes, floods, hurricanes, tropical storms, tornados, fires, nuclear incidents or other natural or man-made disasters, (xi) any Effects arising from a pandemic, epidemic, plague or other public health event (including monkeypox or similar viruses in the orthopoxvirus genus and viruses in the Alphainfluenzavirus genus) or COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures, (xii) the announcement of this Agreement solely to the extent such Effect relates to the specific identity of the Buyer Entities or any of their respective Affiliates, Representatives or financing sources, (xiii) any Effects arising from any action taken to the extent expressly required by this Agreement, and (xiv) any Effect that is cured by the Acquired Companies prior to the termination of this Agreement; provided, further, however, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (x) and (xi) to the extent that the Company Group, taken as a whole, is adversely and disproportionately affected by such Effect relative to other similarly situated participants in the industries in which the Company Group operates, such incremental disproportionate Effect may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Plans” means each written or unwritten “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, incentive or phantom equity, severance, employment, individual consultant or individual independent contractor, change-in-control, fringe benefit, bonus, incentive, commission, deferred compensation, profit sharing, pension, retirement, medical, dental, vision, life insurance, disability, retiree, paid time off or other paid leave, post-employment and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that is maintained, sponsored or contributed to by any member of the Company Group for the benefit of any current or former employee, director, officer, individual consultant or individual independent contractor of any member of the Company Group or which any member of the Company Group has any present or future liability (other than (a) any Multiemployer Plans, (b) any plan or program maintained by a Governmental Authority to which any member of the Company Group or Affiliate thereof is required to contribute pursuant to applicable Law or (c) any standard form at-will offer letters or employment agreements (so long as each such standard form has been provided to the Buyer Entities)).

“Compliant” means, with respect to the Required Financing Information, (i) that such Required Financing Information (other than projections, other forward-looking information and information of a general economic nature, which shall be prepared in good faith based upon assumptions that the Company Group believes to be reasonable at the time made), taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact regarding the Company Group necessary in order to make such Required Financing Information, in the light of the circumstances under which it was made, not misleading; provided, that the availability of financial information of the Company Group, including any “flash” numbers, prior to the time that the Required Financing Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Financing Information, shall not, by virtue of such availability, render such previously delivered Required Financing Information not Compliant, (ii) that the Required Financing Information, as of such time of determination, includes the financial statements required to be delivered under the Debt Commitment Letter as contemplated by clause (i) of the definition of Required Financing Information and (iii) that the Company Group shall not have been informed by the Company Group’s independent auditor that the Company Group is required to restate, and the Company Group shall not have restated, or determined to restate, any financial statements included in the Required Financing Information (unless such restatement has been completed and the relevant Required Financing Information has been amended or BV II has announced that it has concluded that no restatement shall be required in accordance with GAAP). For the avoidance of doubt, all costs incurred in connection with preparing and/or providing Required Financing Information that is Compliant shall be at the Buyer’s sole cost and expense.

“Conditioned Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act, or a prospectus supplement to an “automatic shelf registration statement,” covering the sale or distribution from time to time by the Primary Seller, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

“Contract” means any contract, subcontract, note, mortgage, bond, loan, lease, sublease, indenture, guaranty, obligation, agreement, license, sublicense, commitment, arrangement, undertaking or understanding, whether written or oral, including all amendments and other modifications thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any action or inaction by any member of the Company Group in response to COVID-19, including any workforce reduction, in each case to the extent required by or consistent with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority or any industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the CARES Act and the Families First Act or any disaster plan of any member of the Company Group or any change in applicable Laws related to, in connection with or in response to COVID-19.

“Credit Facility” means that certain Credit Agreement, dated as of September 30, 2019 (as amended by that certain First Amendment to Credit Agreement, dated as of April 28, 2020, by that certain Amendment No. 2, dated as of January 26, 2021, by that certain Incremental Assumption and Amendment No. 3, dated as of January 29, 2021, by that certain Amendment to Credit Agreement, dated as of November 29, 2021, by that certain Incremental Assumption and Amendment No. 4, dated as of December 21, 2021, and as further amended, renewed, restated, supplemented or otherwise modified from time to time), by and among Granite Holdings II B.V., a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam and registered with the trade register of the chamber of commerce (handelsregister van de Kamer van Koophandel) under number 74783238, Granite Holdco, Granite Germany, Granite UK, Granite Canada, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), collateral agent and an issuing bank.

“Credit Facility Payoff Amount” means the aggregate principal amount outstanding under the Credit Facility, plus all accrued but unpaid interest, fees and other amounts payable thereon (including any premiums, or other obligations relating thereto), in each case, calculated as of the Closing Date.

“Current Assets” means the consolidated current assets of the Company Group, which shall include the line items set forth Exhibit C attached hereto under the heading “Current Assets.” For the avoidance of doubt, Current Assets shall exclude (a) deferred Tax assets and all Income Tax assets and (b) Closing Cash.

“Current Liabilities” means the consolidated current liabilities of the Company Group, which shall include the line items set forth in Exhibit C attached hereto under the heading “Current Liabilities.” For the avoidance of doubt, Current Liabilities shall exclude deferred Tax liabilities and all Income Tax liabilities, all liabilities related to Company Expenses and Closing Indebtedness.

“date hereof” and “date of this Agreement” means the date first written above.

“Debt Financing Sources” means the Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any Debt Financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each such Person’s respective Affiliates and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing Persons (in such capacities).

“Dutch Buyer” means the Buyer or any direct or indirect Subsidiary of the Buyer (whether existing or organized, formed or incorporated after the date hereof) designated thereby in accordance with and subject to the conditions of Section 11.9.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Encumbrance” means any and all liens, encumbrances, charges, claims, mortgages, options, pledges, restrictions on transfer, security interests, purchase agreements, hypothecations, easements, licenses, conditions, covenants, ordinances, restrictions on transfer, rights-of-way or encroachments or other restrictions of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Environment” means any environmental medium or natural resource, including ambient air, indoor air, surface water, groundwater, drinking water, sediment, surface and subsurface strata and plant and animal life.

“Environmental Claims” means any written claims, notices of violation or Actions by any Governmental Authority or other Person alleging liability arising under, or violation of, any Environmental Law.

“Environmental Laws” means any applicable Law relating to pollution, public health or safety or protection of the Environment, including any Law relating to the use, transportation, storage, disposal or release of, or exposure to, or remediation of, any Hazardous Substance.

“Equity Security” means (a) any common, preferred or other capital stock or share capital, limited liability company interest or membership interest, partnership interest, units or similar security, (b) any subscriptions, calls, warrants, options or other rights or commitments of any kind or character (including debt-like instruments) to, directly or indirectly, acquire any security described in clause (a), (c) any other security containing equity features or profit participation features, (d) restricted shares, restricted stock units, performance units, contingent value rights, stock appreciation rights, phantom stock, equity participation or other similar rights or securities, (e) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (d) above or another similar security (including convertible notes), (f) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (e) above or another similar security and (g) any security issued or issuable with respect to the securities described in clauses (a) through (f) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other person or entity under common control with a member of the Company Group within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit B.

“Exchange Act” means the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

“Existing Notes” means the 11.000% Senior Notes due 2027 of the Issuer, in aggregate principal amount of $300,000,000.

“Existing Notes Indenture” means that certain Indenture, dated as of September 30, 2019 (as amended by the First Supplemental Indenture, dated as of September 30, 2019, the Second Supplemental Indenture, dated as of September 30, 2019, the Third Supplemental Indenture, dated as of March 3, 2020, the Fourth Supplemental Indenture, dated as of March 1, 2021, the Fifth Supplemental Indenture, dated as of April 7, 2021, the Sixth Supplemental Indenture, dated as of July 16, 2021, the Seventh Supplemental Indenture, dated as of January 20, 2022, and the Eighth Supplemental Indenture, dated as of February 2, 2022, and as may be further amended, supplemented or modified from time to time), among Granite US Holdings Corporation, a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee.

“Financial Statements” means (i) the audited consolidated balance sheets of the Company Group, and the related consolidated statements of income and comprehensive income, consolidated statement of shareholders’ equity (deficit) and consolidated statements of cash flows of the Company Group for the years ended December 31, 2021 and December 31, 2020, together with the notes and schedules thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Group as of September 30, 2022 (the “Interim Balance Sheet”) and the related consolidated statement of income of the Company Group for the period commencing on January 1, 2022 and ending on such date, in each case prepared in accordance with GAAP applied on a basis consistent with past practice (the “Unaudited Financial Statements”).

“Fixing Rate” means, in relation to a specified date, the closing rate as published by Bloomberg on that date, to be observed using the Bloomberg Fix function (‘BFIX’ function).

“Fraud” means, with respect to a Party, the actual and knowing common law fraud under Delaware Law (and not negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by such Party with respect to the making of a representation or warranty by such Party set forth in this Agreement or any certificate delivered hereunder (as qualified by the Disclosure Schedules).

“GAAP” means generally accepted accounting principles in the United States of America.

“Germany Buyer” means the Buyer or any direct or indirect Subsidiary of the Buyer (whether existing or organized, formed or incorporated after the date hereof) designated thereby in accordance with and subject to the conditions of Section 11.9.

“Governmental Authority” means any supranational, multinational, national, federal, state, province, territorial or municipal, whether foreign or domestic, governmental entity, quasi-governmental entity, court, tribunal, judicial body, commission, board, bureau, agency or instrumentality, any entity or arbitral body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing, or any governmental or non-governmental self-regulatory organization, agency or authority.

“Granite Canada” means Granite Canada Holdings Acquisition Corp., a corporation formed pursuant to the laws of British Columbia.

“Granite Germany” means Granite Acquisition GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin-Charlottenburg under HRB 201143.

“Granite Mexico” means HowMex Holdings, S. de R.L. de C.V., a limited liability company incorporated pursuant to the laws of Mexico.

“Granite UK” means Granite Holdings Global Limited, a private limited company registered in England and Wales with company number 11737069.

“Granite US” means Granite US Holdings LP, a Delaware limited partnership.

“Granite Holdco” means Granite US Holdings Corporation, a Delaware corporation.

“Hazardous Substance” means any waste, chemical, material or other substance that is listed, defined, designated or classified as being substances or materials the storage, manufacture, disposal, treatment, generation, use, transportation or remediation of which, or release of which into or concentration of which in the Environment, is prohibited, controlled, regulated or licensed by any Governmental Authority or under any Laws, including asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, as well as any substance defined as hazardous or toxic by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 33 U.S.C. §2701 et seq., or any supranational, national, state, provincial or local equivalents thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” shall mean any Tax that is imposed on net income, earnings, profits or gains (however denominated) (and any franchise Tax or Tax on doing business imposed in lieu thereof) and any related penalties or interest.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, of or with respect to any member of the Company Group, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including pursuant to the Credit Facility, (b) indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security, including pursuant to the Existing Notes and the Existing Notes Indenture, (c) obligations under any performance bond, letter of credit, acceptance credit, bankers’ acceptances or similar facilities, in each case, contingent or otherwise, but only to the extent drawn or called as of the Reference Time, (d) all lease obligations required to be capitalized in accordance with GAAP other than operating leases that are capitalized under ASC 842, (e) unfunded or underfunded defined benefit pension obligations, (f) liabilities issued or assumed to pay the deferred or unpaid purchase price of property, assets or securities (including all earn-out payments, post-closing purchase price true-ups, escrow payments, seller notes and other similar payments), whether contingent or otherwise (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business and included in the Current Liabilities), in each case to the extent that as of the Reference Time such liabilities would be reasonably likely to be paid, (g) obligations in respect of any owed but unpaid severance liabilities in respect of the termination of any former employee, independent contractor or other individual service provider of any member of the Company Group that remain unpaid as of the Closing Date, (h), the Net Income Tax Liability, (i) the net settlement value under any Specified Hedges (with any asset having a negative value and any liability having a positive value), (j) liabilities and obligations for unpaid management, consulting, transaction or similar fees to current or former holders of Equity Securities of the Company Group, Sponsors or their Affiliates or any declared but unpaid dividends or distributions from the Company Group (other than to another member of the Company Group) including any withholding Taxes with respect thereto, (k) liabilities with respect to any required withholding Tax on dividends or distributions declared by the board (or equivalent governing body) of the relevant member of the Company Group under applicable Law and (x) unpaid or (y) actually paid, in either case, by any such member of the Company Group prior to the Closing Date, in each case, that was not remitted to the applicable Governmental Authority prior to the Closing, (l) liabilities and obligations relating to any loan, loan deferral, loan forgiveness or loan relief in respect of or related to COVID-19 (including any payroll Taxes deferred under Section 2302 of the CARES Act and not yet paid) other than any such relief pursuant to which there is no legal obligation to pay back any funds received, (m) any liabilities set forth on Section 1.1(c) of the Disclosure Schedules, and (n) liabilities and obligations for any amounts for accrued and unpaid interest, prepayment obligations, redemption premiums, breakage costs, fees, penalties, Taxes and any other expenses or monetary obligations with respect to the obligations and liabilities referred to in clauses (a) through (m) above (including any prepayment premiums or penalties and fees payable as a result of the consummation of the transactions contemplated hereby) and (o) all obligations of the type referred to in clauses (a) through (n) of any Person the payment of which such Person is responsible or liable for as guarantor or surety (other than another member of the Company Group). For the avoidance of doubt, Indebtedness of the Company Group shall not include (A) any obligations under any performance bond, letter of credit, surety bonds, security deposits, bank guarantees or similar obligations, in each case, to the extent undrawn or uncalled as of the Reference Time, (B) any Indebtedness to the extent included in the calculation of Current Assets or Current Liabilities in the determination of Closing Working Capital, (C) any intercompany Indebtedness between the members of the Company Group, (D) any Indebtedness incurred by the Buyer Entities and their Affiliates (and assumed by any member of the Company Group) on or before the Closing Date, (E) any deferred revenue, (F) all liabilities under any interest rate, currency, materials or other hedging agreements or arrangements of any member of the Company Group in the ordinary course of business (which, for the avoidance of doubt, excludes the Specified Hedges), (G) liabilities related to the Company Expenses, (H) any obligations under operating leases and (I) amounts contemplated by Section 2.1(g).

“Inmobiliaria (Mexico)” means Inmobiliaria Tepalcapa S.A. de C.V., an entity organized under the laws of Mexico.

“Inmobiliaria Majority Interests” has the meaning set forth in the definition of Subsidiary Held Interests.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority any of the foregoing; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) works of authorship, websites, copyrights, mask work rights, database rights and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (d) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases (collectively, “Software”); (e) artificial intelligence technologies, machine learning technologies and deep learning technologies including any and all proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms or reinforcement learning, and proprietary embodied AI and related hardware or equipment; (f) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans and marketing proposals; (g) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“International Trade Laws” means any Laws or Orders relating to international trade, including, but not limited to: (a) all import Laws, including but not limited to those administered by U.S. Customs and Border Protection, (b) export control Laws, including regulations thereunder issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (c) sanctions Laws as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (d) U.S. anti-boycott Laws (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); and (e) except as would be prohibited by U.S. anti-boycott requirements, any other similar Law (including those of the European Union or any of its Member States) related to the subject matters referenced throughout the foregoing clauses.

“Investor Rights Agreement” means the Investor Rights Agreement, substantially in the form attached hereto as Exhibit E.

“IRS” means the United States Internal Revenue Service.

“Issuer” has the meaning set forth in the definition of Existing Notes Indenture.

“knowledge” or any similar phrase means, (a) when used with respect to the Sellers, the actual knowledge of the individuals listed on Section 1.1(d)(i) of the Disclosure Schedules, in each case without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge), (b) when used with respect to the Acquired Companies, the actual knowledge of the individuals listed on Section 1.1(d)(ii) of the Disclosure Schedules, in each case without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) and (c) when used with respect to the Buyer Entities, the actual knowledge of the executive officers of the Buyer, in each case without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge).

“Law(s)” means any federal, national, state, provincial, municipal or local (in each case whether foreign or domestic) law, treaty, statute, regulation, ordinance, directive, regulation, rule or municipal by-law enacted, promulgated, issued or enforced or imposed by any Governmental Authority, or any binding interpretation of any of the foregoing by, any Governmental Authority; provided, however, that an Order is not a Law.

“Loss” means, collectively, all losses, costs, damages, claims, fines, fees, penalties, liabilities, deficiencies, demands, judgments, Actions, obligations, settlement payments or expenses (including reasonable fees and expenses of outside attorneys).

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (b) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data; and (c) programs with a similar function or purpose.

“Mexico Buyer” means the Buyer or any direct or indirect Subsidiary of the Buyer (whether existing or organized, formed or incorporated after the date hereof) designated thereby in accordance with and subject to the conditions of Section 11.9.

“Mexico Minority Interests” has the meaning set forth in the definition of Subsidiary Held Interests.

“Minimum Cash Consideration” has the meaning set forth in the definition of Cash Consideration.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income Tax Liability” means the sum, on a jurisdiction by jurisdiction basis (with the amount for any jurisdiction never being less than zero dollars ($0) of the aggregate amounts of accrued but unpaid Income Taxes of the Company Group for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) (for the avoidance of doubt, taking into account in each applicable jurisdiction any Specified Tax Deductions that are lawfully available to offset income for such Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) in such jurisdiction at an at least “more-likely-than-not” level of comfort), in each case in respect of solely those jurisdictions in which any member of the Company Group is currently filing Income Tax Returns (or in which any member of the Company Group has commenced business in the current taxable period) and solely in respect of a taxable period for which the applicable Income Tax Return required to be filed has not yet been filed as of the Closing Date determined (a) by excluding any Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Acquired Companies) on the Closing Date after the Closing outside the ordinary course of business; (b) without regard to any deferred Tax assets and liabilities; (c) on a “closing of the books” basis as if the taxable years of each member of the Company Group ended on and including the Closing Date; (d) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (e) except as required under applicable Law or otherwise provided in this definition, in accordance with the past practices (including reporting positions, elections and accounting methods) of each member of the Company Group in preparing Income Tax Returns, and (f) with regard to any estimated Income Tax payments for, and overpayments from prior Tax periods of Income Taxes applied to, in each case, any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date).

“Order” means any injunction, judgment, ruling, order, writ, subpoena, decree, award, settlement or assessment issued, filed or imposed by any Governmental Authority.

“Organizational Document” means any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (f) any shareholder agreement or other equity agreement relating to voting or other equityholder rights; and (g) any amendment, side letter or binding interpretation of any of the foregoing.

“Overpayment Tax Asset” means, with respect to any jurisdiction, the difference between (i) the amount of any estimated or prepaid Taxes paid (including any overpayments from prior Tax periods) to the appropriate Governmental Authority prior to Closing with respect to any Taxable period for which final Tax Returns have not yet been filed as of the Closing minus (ii) the Net Income Tax Liability with respect to such jurisdiction, as finally determined.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a member of the Company Group.

“Owned Software” means all Software that is Owned Intellectual Property.

“Party” or “Parties” means the Acquired Companies, the Sellers and the Buyer Entities.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” means authorizations, registrations, qualifications, franchises, certificates, licenses, variances, exemptions, approvals, permits, grants, consents or filings with, of or from any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances securing the obligations of the Company Group under the Credit Facility (which Encumbrances shall be removed on the Closing Date); (b) Encumbrances for Taxes, assessments and other government charges not yet delinquent or which are being contested in good faith by appropriate proceedings and that have been reserved for in accordance with GAAP on the books of the Company Group; (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances imposed by applicable Law arising in the ordinary course of business of the Company Group, and that have been reserved for in accordance with GAAP on the books of the Company Group; (d) Encumbrances relating to the transferability of securities under applicable securities Laws; (e) Encumbrances securing rental payments under capitalized leases; (f) Encumbrances that arise under municipal by-laws, development restrictions or regulations, ordinances, building codes, entitlement, zoning, planning and other land use regulations and other similar Laws; (g) imperfections or defects of title, easements, covenants, rights-of-way and other Encumbrances that do not materially detract from the current use of the applicable Real Property; (h) nonexclusive licenses of Intellectual Property rights granted by a member of the Company Group in the ordinary course of business; (i) in the case of the Real Property, leases or subleases to third parties, Encumbrances in favor of a lessor, sublessor or licensor under any of the Leases, and Encumbrances to which the fee interest (or any superior leasehold interest) in Leased Real Property is subject; (j) solely with respect to personal property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties; (k) Encumbrances incurred in the ordinary course of business securing obligations or liabilities that are not material to the Company Group, taken as a whole; and (l) the Encumbrances set forth in Section 1.1(e) of the Disclosure Schedules.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means any data that constitutes personal information or personal data under any Contract, Law or written policy applicable to the Company Group.

“Phantom Awards” means each of the Phantom Units set forth on Section 5.15(a) of the Disclosure Schedules.

“Phantom Award Escrow Account” means the account(s) into which the Phantom Award Escrow Amount is deposited.

“Phantom Award Escrow Amount” means $12,000,000.

“Phantom Award Post-Closing Payment” means any cash bonus payments that become due under the Phantom Awards or a related agreement more than thirty (30) days after the Closing (together with the employer portion of any employment, payroll or other similar Taxes related thereto). For the avoidance of doubt, any cash amounts payable pursuant to the Phantom Awards prior to such time are Company Expenses.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Company Group, (a) any Laws regulating the Processing of Protected Data; (b) the PCI DSS and any other privacy-related or data security-related industry standards to which the Company Group is legally or contractually bound or has publicly represented with which it complies; (c) the terms of any Contracts between any member of the Company Group and any Person that concern the Processing of Protected Data; and (d) the Company Group’s internal and external privacy and information security policies.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, access, disposal or disclosure of data (whether electronically or in any other form or medium).

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company Group is required by Law, Contract or written policy to safeguard and/or keep confidential or private.

“Publicly Available Software” means (a) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Reference Time” means 11:59 p.m. local time in each relevant jurisdiction on the day immediately prior to the Closing Date.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E.

“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, limited partner, member, equityholder, advisor or representative of such Person.

“Required Financing Information” means all financial statements, financial data, audit reports and other information regarding the Company Group of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of securities on a registration statement of the Company Group on Form S-3 (except if the Buyer is not eligible to register securities on Form S-3, then such other applicable form) under the Securities Act (including, for the avoidance of doubt, with respect to Rule 3-05 of Regulation S-X) to consummate the offerings of securities contemplated by the Common Equity Offering, Debt Financing or any Take-Out or Exchange Offering (in each case, including all audited financial statements (which, for the avoidance of doubt, shall be in accordance with AICPA standards or PCAOB standards) for each fiscal year of the Company Group ended at least ninety (90) days prior to the Closing Date and all unaudited quarterly interim financial statements for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company Group ended at least forty-five (45) days prior to the Closing Date, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison periods, which, for the avoidance of doubt, shall be in accordance with AICPA standards or PCAOB standards and will have been reviewed by the Company Group’s independent public accountants as provided in Statement on Auditing Standards 100 and any information (i) necessary for the preparation of pro forma consolidated balance sheets and related pro forma consolidated statements of income of Buyer and the Buyer’s subsidiaries giving effect to the transactions contemplated hereby to the extent necessary to meet the requirements of Regulation S-X for a Registration Statement on Form S-3 and (ii) necessary to receive from the independent public accountants of the Company Group (and any other independent public accountants to the extent financial statements audited or reviewed by such accountant are or would be included in the offering document) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information of the Company Group to be included in such offering document; provided that the Required Financing Information will not be required to include (1) descriptions of all or any portion of the Debt Financing or any or any Take-Out or Exchange Offering, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; (2) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing or any Take-Out or Exchange Offering; (3) subsidiary financial statements or any other information of the type required by Rules 3-09, 13-01 or 13-02 of Regulation S-X under the Securities Act (and, in each case, any successor thereto); (4) the compensation discussion and analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related-party disclosure required by SEC Releases Nos. 33-8732A, 34-54302A or IC-27444A (and, in each case, any successor thereto); (5) financial statements and other financial data for any period earlier than the fiscal year ended December 31, 2020; (6) information required by Items 302 and 601 of Regulation S-K under the Securities Act, XBRL or exhibits; (7) information that would customarily be provided by the underwriters or initial purchasers of a customary “144A-for-life” high yield note offering; (8) pro forma financial statements or any information regarding any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments necessary or desired to be incorporated into any pro forma financial statements; (9) “segment” financial information; or (10) any other information that is customarily excluded for offerings of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act.

“Restructuring” means the events and undertakings described on Section 1.1(f) of the Disclosure Schedules.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Security Breach” means any (a) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion or destruction of Protected Data or the Company Group’s own confidential information; or (b) unauthorized interference with system operations or security safeguards of the Company IT Assets, including any phishing incident or ransomware attack, that materially disrupts the functioning of the Company IT Assets.

“Seller Fundamental Representations” means the representations and warranties of the Sellers contained in Section 4.1 (Organization), Section 4.2 (Binding Obligations), and Section 4.7 (Brokers).

“Sellers” means Primary Seller together with BV II and US GP Seller (as defined below).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debts (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets (on a going concern basis), (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date and (iii) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Hedges” has the meaning set forth in Section 1.1(g) of the Disclosure Schedules.

“Specified Tax Deductions” means, without duplication, for Income Tax purposes, with respect to the Company Group, (a) the deductible portion of all Company Expenses (provided, however, that for this purpose, the Company Group shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29), (b) all deductions resulting from the repayment of any Indebtedness or other obligations in connection with the transactions contemplated by this Agreement (for the avoidance of doubt, including the Credit Facility Payoff Amount and the Existing Notes Redemption Amount), including any deductions for the capitalized and unamortized portion of any financing fees or expenses of any member of the Company Group, and (c) all deductions attributable to any other fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement by or on behalf of any member of the Company Group, in each case to the extent only that the deductions may be lawfully made for Income Tax purposes under the applicable local law at least a “more-likely-than-not” level of comfort.

“Sponsors” means KPS Special Situations Fund IV, LP, an Alberta limited partnership, KPS Special Situations Fund IV (A), LP, an Alberta limited partnership, and KPS Special Situations Fund IV (B), LP, an Alberta limited partnership.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means (a) any legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the Equity Securities of such legal entity, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity, or (b) any other Person which otherwise controls or directs the business, operations or policies of such Person. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Acquired Companies. For the purposes hereof, the term Subsidiary shall include all direct and indirect Subsidiaries of such Subsidiary. For the avoidance of doubt, a Subsidiary shall, subject to clauses (a) and (b), include a legal entity organized, formed or incorporated after the date hereof,

“Subsidiary Held Interests” means (a) the portion of the Equity Securities of Inmobiliaria (Mexico) not owned by BV II (the “Inmobiliaria Majority Interests”), (b) the portion of the Equity Securities of Buffalo Forge (Mexico) not owned by BV II (the “Buffalo Forge Majority Interests”) and (c) the portion of the Equity Securities of Granite Mexico not owned by BV II (the “Mexico Minority Interests”).

“Tax” or “Taxes” means all statutory, governmental, federal, state, provincial, territorial, county, local, municipal or foreign taxes, or other similar charges, assessments, duties, imposts, contributions, levies, withholdings or other liabilities in the nature of a tax wherever chargeable, including all interest, penalties, fines, charges, surcharges, costs and additions imposed with respect to such amounts, imposed by any Governmental Authority, in each case, whether disputed or not.

“Tax Reduction” means any Tax refund (including related interest received from the applicable Governmental Authority, if any) or any Tax credit, offset or deduction that (in each case) results in an actual reduction in cash Taxes actually paid or payable by any Buyer Entity, any member of the Company Group, or any of their respective Affiliates.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied (or required to be supplied) to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, or any amendment thereof.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which any member of the Company Group is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means a day on which the Buyer Common Shares are traded during the primary session on the New York Stock Exchange.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“US Buyer” means the Buyer and any direct or indirect Subsidiary of the Buyer (whether existing or organized, formed or incorporated after the date hereof) designated thereby in accordance with and subject to the conditions of Section 11.9.

“US GP Seller” means Granite US Holdings GP, LLC, a Delaware limited liability company.

“VWAP” means, for each of the Trading Days during the relevant period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “P <equity> GTLS” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Buyer Common Shares on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Buyer and agreed to by the Primary Seller). The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.

“Working Capital Overage” shall exist when (and shall be equal to the amount (expressed as a positive number) by which) the Closing Working Capital exceeds the Working Capital Target Amount.

“Working Capital Target Amount” means $235,121,000.00.

“Working Capital Underage” shall exist when (and shall be equal to the amount (expressed as a positive number) by which) the Working Capital Target Amount exceeds the Closing Working Capital.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
pdf	11.11
2023 Annual Meeting	7.9(d)
280G Approval	7.6
Accounting Firm	2.3(b)
Acquisition Proposal	7.13
Affiliate Contracts	5.20
Aggregate Recovery Amount	7.20(i)
Agreement	Preamble
Alternative Financing	7.17(a)
AML Laws	5.10(b)(iv)
Applicable Date	6.6(a)
Base Purchase Price	2.1(a)(i)
Buyer Adjustment Amount	2.3(f)(i)
Buyer Arrangements	7.6
Buyer Insurance Policies	6.11
Buyer Intellectual Property	6.16(a)
Buyer Issued Equity	6.2(a)
Buyer Obligations	11.19
Buyer Parties	11.12(a)
Buyer Reports	6.6(a)
BV II	Recitals
BV II Sales	Recitals

Term	Section
BV II-Held Interests	Recitals
CBAs	7.7
Chosen Courts	11.13
Closing	3.1
Closing Date	3.1
Closing Indebtedness Estimate	2.1(c)
Company Employees	7.7
Company Expenses Estimate	2.1(c)
Company Insurance Policies	5.18
Company Subsidiaries	5.3(a)
Company Subsidiary	5.3(a)
Confidentiality Agreement	7.3(b)
Continuation Period	7.5(a)
Continuing Employees	7.5(a)
Conveyance Taxes	11.15
D&O Tail Policy	7.11(c)
Data Room	1.3(v)
Deal Advisors	7.14(a)
Debt Commitment Letter	6.8(a)
Debt Financing	6.8(a)
Discharge	7.22(c)
Discharge Documents	7.22(b)
Disclosure Schedules	4
Dual Hat Person	7.3(b)
Dutch Interests	Recitals
Dutch Sale	Recitals
Effective Time	3.1
Engagement Letters	5.11(a)(xvii)
Equitable Exceptions	4.2
Estimated Closing Cash	2.1(c)
Estimated Purchase Price	2.1(a)
Existing Notes Redemption Amount	7.22(c)
Fee Letter	6.8(a)
Filing Jurisdictions	8.4
Final Closing Cash	2.3(c)
Final Closing Indebtedness	2.3(c)
Final Closing Working Capital	2.3(c)
Final Company Expenses	2.3(c)
Final Purchase Price	2.1(a)(iv)(D)
Indemnified Parties	7.11(a)
Indemnified Party	7.11(a)
L/C Excess	7.33
Leased Real Property	5.19(d)
Leases	5.19(d)
Lenders	6.8(a)

Term	Section
Main Interests	Recitals
Material Contracts	5.11(a)(xviii)
Multiemployer Plan	5.15(b)
NOL	7.19(a)
Notes Redemption	7.22(b)
Notice of Disagreement	2.3(b)
Owned Real Property	5.19(c)
Paul, Weiss	3.1
Payoff Letter	7.21
Post-Closing Statement	2.3(a)
Pre-Closing Statement	2.1(c)
Primary Seller	Recitals
Product	5.23(a)
Prohibited Modification	7.17(b)
Proposed Allocation	2.4(b)
Purchased Interests	Recitals
Real Property	5.19(d)
Redemption Notice	7.22(b)
Related Parties	11.17
Restricted Period	7.29(a)
Restricted Person	7.29(a)
Restrictive Covenants	7.29(d)
Sarbanes-Oxley Act	6.6(a)
Satisfaction and Discharge	7.22(b)
SDN List	5.10(b)(iii)
Securities Act	6.25
Seller Adjustment Amount	2.3(e)(i)
Seller Deal Parties	7.14(a)
Seller Parties	11.12(a)
Stockholder Approval	7.9(d)
Subject Courts	11.21(a)
Subject Instruments	7.33
Take-Out or Exchange Offering	7.16(a)
Tax Reduction Schedule	7.19(e)
Termination Date	10.1(d)
Top Customers	5.21
Top Suppliers	5.21
US GP Interests	Recitals
Waived 280G Benefits	7.6
Working Capital Estimate	2.1(c)

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the word “or” shall mean “and/or”;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection, Recital, Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Disclosure Schedules or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references to “written” or “in writing” include in electronic form;

(i) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(j) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(k) references herein to any Contract (including this Agreement) (i) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof, and to the extent applicable, hereof, (ii) includes and incorporates all exhibits, schedules and other attachments thereto and (iii) includes all documents, instruments or agreements issued or executed in replacement thereof, other than such reference in any Disclosure Schedule, which will be limited to such Contract and the amendments, modifications, supplements or replacements specified identified on such Schedule.

(l) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(m) any reference to “day” or “days” shall mean calendar day(s) unless Business Days are expressly specified;

(n) any reference to “year” or “years” shall mean calendar year(s);

(o) references herein to any Law mean such Law as amended, modified, codified, reenacted, supplemented, substituted, succeeded or superseded in whole or in part, and in effect from time to time (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law, as amended through such specific date;

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q) reference to any U.S. legal terms for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include that term which most nearly approximates in that jurisdiction to the U.S. legal term;

(r) for purposes of evaluating the truth and correctness of the representations and warranties contained in this Agreement, any amounts that are not denominated in Dollars will be determined in Dollars using the applicable Fixing Rate on the date that is one (1) Business Day prior to the date of this Agreement.

(s) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(t) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(u) except where the context requires otherwise, the words “ordinary course of business” will mean “ordinary course of business consistent with past practice,” unless specifically noted to the contrary; provided, that in no event will the commission of any tort, the breach or violation of any Law or Contract or the violation of any Permits be considered to be in the ordinary course of business of any Person; and provided further that any action or conduct by any Person, in each case, to the extent that such Person determines reasonably and in good faith that such deviation is necessary (as supported by documentation, information, data or other reasonable evidence) in order to protect the health and safety of such Person’s employees, customers or other individuals having direct business dealings with such Person or to respond to the direct impact of COVID-19 on such Person, or such deviation is required by Law to be adopted or promulgated in response to COVID-19, shall be deemed not to be a deviation from the “ordinary course of business”;

(v) whenever this Agreement states that the Sellers or the Acquired Companies have “made available” or “furnished” or otherwise provided any document to the Buyer Entities, such statement means that such document was made available for viewing, downloading and printing by the Buyer Entities and their Representatives in the “virtual data room” for “Project BJB” hosted by Datasite (the “Data Room”), as such materials were posted to the Data Room by 5:00 p.m. Eastern Time on the date that is one (1) day prior to the date hereof (and such access is not rescinded prior to the Closing Date); and

(w) whenever this Agreement states that the Buyer Entities have “made available” or “furnished” or otherwise provided any document to the Sellers, such statement means that such document was made available (i) for viewing, downloading and printing by the Sellers and their Representatives in the “virtual data room” for “Project BJB” through a Box sharefile site, as such materials were posted to such virtual data room by 5:00 p.m. Eastern Time on the date that is one (1) day prior to the date hereof (and such access is not rescinded prior to the Closing Date) or (ii) via the SEC’s EDGAR system prior to the date that is one (1) day prior to the date hereof.

The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

2.1 Purchase and Sale of the Purchased Interests.

(a) The “Estimated Purchase Price” shall be calculated using the amounts set forth in Section 2.1(c) and shall be equal to:

(i) $4,400,000,000 (the “Base Purchase Price”);

(ii) plus the Working Capital Overage, if any;

(iii) plus an amount equal to the Estimated Closing Cash;

(iv) minus the sum of:

(A) an amount equal to the Closing Indebtedness Estimate;

(B) an amount equal to the Company Expenses Estimate;

(C) the Working Capital Underage, if any;

(D) the Adjustment Escrow Amount; and

(E) the Phantom Award Escrow Amount.

The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 (the Estimated Purchase Price as adjusted in accordance with Section 2.3 using the Final Closing Working Capital, amounts of Working Capital Overage or Working Capital Underage, Final Closing Cash, Final Closing Indebtedness and Final Company Expenses (each as defined below), the “Final Purchase Price”).

(b) At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement:

(i) BV II shall sell, transfer and deliver to US Buyer, and the US Buyer shall purchase from BV II, 100% of the limited partnership interests of Granite US;

(ii) US GP Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from US GP Seller the US GP Interests;

(iii) BV II shall sell, transfer and deliver to Germany Buyer, and Germany Buyer shall purchase from BV II, 100% of the outstanding Equity Securities of Granite Germany;

(iv) BV II shall sell, transfer and deliver to Canada Buyer, and Canada Buyer shall purchase from BV II, 100% of the outstanding Equity Securities of Granite Canada;

(v) BV II shall sell, transfer and deliver to Mexico Buyer, and Mexico Buyer shall purchase from BV II, all of the outstanding Equity Securities of Granite Mexico other than the Mexico Minority Interests;

(vi) BV II shall sell, transfer and deliver to Mexico Buyer, and Mexico Buyer shall purchase from BV II, all of the outstanding Equity Securities of Inmobiliaria (Mexico) other than the Inmobiliaria Majority Interests and all of the outstanding Equity Securities of Buffalo Forge (Mexico) other than the Buffalo Forge Majority Interests; and

(vii) Primary Seller shall sell, transfer and deliver to Dutch Buyer, and Dutch Buyer shall purchase from Primary Seller, 100% of the outstanding Equity Securities of BV II;

in each case, free and clear of any Encumbrances, other than Encumbrances on transfer imposed under applicable securities Laws.

(c) At least five (5) Business Days prior to the Closing Date, the Primary Seller shall deliver to the Buyer Entities a statement containing a good faith estimate (in each case, with reasonable supporting detail) of (i) Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Indebtedness (“Closing Indebtedness Estimate”), (iv) the Company Expenses (“Company Expenses Estimate”) and (v) the Estimated Purchase Price calculated in accordance with Section 2.1(a), in each case of the foregoing clauses (i), (ii) and (iii), prepared in accordance with the definitions set forth herein (such statement, the “Pre-Closing Statement”). For the avoidance of doubt, the Buyer Entities’ acceptance of the Pre-Closing Statement and the components thereof for purposes of the Closing shall not limit or otherwise affect the Buyer Entities’ rights under this Agreement.

(d) Unless the Agreed Stock Consideration Value equals $0, no later than immediately prior to the Closing, the Buyer Entities shall cause the Certificate of Designations to be adopted and shall deliver to the Primary Seller a copy of the Certificate of Designations that has been filed with and accepted (as of the Closing) by the Secretary of State of the State of Delaware.

(e) At least ten (10) Business Days prior to the Closing, the Primary Seller shall deliver to the Buyer Entities a good faith draft of the Pre-Closing Statement. Upon the delivery to the Buyer Entities of such draft of the Pre-Closing Statement until the Closing, the Acquired Companies shall afford, and shall cause the other members of the Company Group to afford, to the Buyer Entities and their authorized Representatives, access during normal business hours and upon reasonable written notice to all relevant books, Contracts and records of the Company Group and such Representatives of the Company Group (including the Company Group’s accountants and their work papers), in each case to the extent reasonably required in connection with the review of the Pre-Closing Statement and the Primary Seller’s determination of the Working Capital Estimate, Estimated Closing Cash, Closing Indebtedness Estimate, Company Expenses Estimate and the calculation of the Estimated Purchase Price in accordance with Section 2.1(c). Without limiting the Buyer’s rights under Section 2.3, the Primary Seller shall consider in good faith any reasonable comments by Buyer with respect to the amounts set forth in the Pre-Closing Statement; provided, however, that, subject to the Primary Seller’s and the Acquired Companies’ obligations set forth in this Section 2.1(e), in no event shall the Closing be prevented or delayed as a result of any review of the Pre-Closing Statement by the Buyer or the Primary Seller’s consideration or non-acceptance of any comments thereon by the Buyer.

(f) The Acquired Companies shall, and shall use reasonable best efforts to cause each other member of the Company Group to, between delivery to the Buyer Entities of the Pre-Closing Statement and the Closing, use all Excess Cash to pay down and satisfy any Indebtedness, which use shall reduce Closing Indebtedness.

(g) The parties acknowledge that a portion of the Estimated Purchase Price is payable to BV II in respect of the BV II-Held Interests and that it is the intention of the parties that such amounts ultimately be paid to the Primary Seller (or its designee) and not to BV II. The parties further acknowledge and agree that (i) such amount shall not constitute Indebtedness or a Current Liability or reduce Closing Cash, notwithstanding that such payment may be in satisfaction of a declared but unpaid dividend or distribution, and (ii) the Sellers may take such actions as reasonably necessary to ensure that the Primary Seller (or its designee) receives the full amount of the Estimated Purchase Price.

2.2 Closing Actions. At the Closing, the following actions shall be taken by the Parties:

(a) The Buyer Entities shall pay to the Sellers by wire transfer of immediately available funds to such bank account(s) designated in writing by the Sellers (such designation to be made at least three (3) Business Days prior to the Closing Date), (i) the Cash Consideration in respect of the Main Interests and (ii) $100 in respect of the US GP Interests.

(b) The Buyer Entities shall issue the Agreed Shares to the Primary Seller and shall deliver to the Primary Seller evidence of such issuance in non-certificated book-entry form, in each case duly authorized and validly issued, fully paid and nonassessable, and delivered free and clear of any Encumbrances except those imposed under applicable securities Laws.

(c) The Buyer Entities shall pay, on behalf of the Acquired Companies, the amounts to such Persons as set forth in the Payoff Letters or otherwise directed by the Primary Seller with respect to all Indebtedness to be repaid on the Closing Date, including, for the avoidance of doubt, (i) the Credit Facility Payoff Amount (together with the Specified Hedges) to the Agent (for the Agent’s own benefit and the benefit of the lenders (and other secured parties, if any) under the Credit Facility) in accordance with the applicable terms of the Credit Facility, and (ii) the Existing Notes Redemption Amount to the trustee under the Existing Notes Indenture in accordance with the applicable terms of the Existing Notes Indenture.

(d) The Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Escrow Agent (such designation to be made at least three (3) Business Days prior to the Closing Date), (i) the Adjustment Escrow Amount for deposit in the Adjustment Escrow Account and (ii) the Phantom Award Escrow Amount for deposit in the Phantom Award Escrow Account, to be held by the Escrow Agent in the Adjustment Escrow Account and the Phantom Award Escrow Account, respectively, and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement.

(e) The Buyer Entities shall pay, on behalf of the Acquired Companies, by wire transfer of immediately available funds to such bank account(s) designated in writing by each Person to whom any portion of the Company Expenses is owed (or by the Acquired Companies on any such Person’s behalf) (such designation to be made at least three (3) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Company Expenses owing to such Person; provided, however, that the Acquired Companies shall deliver or cause to be delivered to the Buyer Entities at least three (3) Business Days prior to the Closing final invoices, wire instructions and all other information necessary for payment at Closing with respect to such Company Expenses payable at the Closing (to the extent applicable). To the extent any Company Expenses related to Retention Awards set forth on Schedule 5.15 of the Disclosure Schedules are not payable until after the Closing, on the date of the next regularly scheduled payroll following when any such Company Expenses become due and payable, the Buyer Entities shall pay, on behalf of the Acquired Companies, through payroll of the applicable Company Group member to each Person to whom any portion of the Company Expenses is owed (or by the Acquired Companies on any such Person’s behalf) (in each case, subject to the fourth sentence of Section 2.6 (regarding “wages”)), an amount in cash equal to the portion of the Company Expenses owing to such Person net of any applicable withholding Taxes.

(f) Unless the Agreed Stock Consideration Value equals $0, the Buyer shall deliver to the Primary Seller the Registration Rights Agreement, duly executed by the Buyer.

(g) Unless the Agreed Stock Consideration Value equals $0, the Primary Seller shall deliver to the Buyer the Registration Rights Agreement, duly executed by the Primary Seller.

(h) Unless the Agreed Stock Consideration Value equals $0, the Buyer shall deliver to the Seller the Investor Rights Agreement, duly executed by the Primary Seller.

(i) Unless the Agreed Stock Consideration Value equals $0, the Primary Seller shall deliver to the Buyer the Investor Rights Agreement, duly executed by the Primary Seller.

2.3 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Primary Seller a statement (the “Post-Closing Statement”), setting forth the Buyer Entities’ good faith determination of (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) the Company Expenses and (v) the Estimated Purchase Price calculated in accordance with Section 2.1(a), using the amounts of Closing

Working Capital and the resulting Working Capital Overage or Working Capital Underage, Closing Cash, Closing Indebtedness and the Company Expenses as set forth in the Post-Closing Statement, as applicable, instead of the estimated amounts for each such item used in calculating the Estimated Purchase Price in the Pre-Closing Statement, in each case of the foregoing clauses (i) through (v), prepared in accordance with the definitions set forth herein, and including reasonable supporting detail of all of the foregoing. The Buyer Entities shall not amend, supplement or modify the Post-Closing Statement following its delivery to the Primary Seller. The Buyer Entities and the Sellers acknowledge that no adjustments shall be made to the Working Capital Target Amount. Once the Buyer Entities have delivered the Post-Closing Statement, the Post-Closing Statement shall be deemed irrevocable by the Buyer Entities for purposes of the calculation of the Final Purchase Price, and the Buyer Entities shall be foreclosed and barred in all respects from amending, supplementing or modifying the Post-Closing Statement and related calculations following delivery to the Primary Seller; provided, that the Post-Closing Statement may be revised in accordance with Section 2.3(b).

(b) The Post-Closing Statement shall become final and binding upon the Parties on the forty-fifth (45th) day following the date on which the Post-Closing Statement was delivered to the Primary Seller, unless the Primary Seller delivers a written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date; provided, however, that if the Buyer Entities have not provided the access or information to the Sellers pursuant to Section 2.3 (Purchase Price Adjustment), the deadline for a Notice of Disagreement shall be tolled until the Buyer Entities provide such access or information pursuant to Section 2.3 (Purchase Price Adjustment). If a Notice of Disagreement is delivered to the Buyer in a timely manner, then the Post-Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and the Buyer Entities on the earlier of (i) the date the Sellers and the Buyer Entities resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). If the Primary Seller does not timely deliver a Notice of Disagreement to the Buyer, the Post-Closing Statement (and the components thereof) shall become final, conclusive and binding on the Parties. During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Primary Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions and communications related thereto shall (unless otherwise agreed by the Buyer and the Primary Seller in writing) be governed by, and treated as compromise and settlement negotiations for purposes of, Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If at the end of such thirty (30)-day period the Primary Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Primary Seller and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.3, only matters that remain in dispute. The Accounting Firm shall be Alvarez & Marsal or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Primary Seller and the Buyer in writing, and, the Primary Seller and the Buyer shall enter into a customary engagement letter with, and to the extent necessary each Party and its Affiliates will waive any conflicts with, the Accounting Firm at the time such dispute is submitted to the Accounting Firm and shall cooperate with the Accounting Firm in connection with its determination pursuant to this Section 2.3(b). Within five (5) Business Days after the expiration of such thirty (30)-day period, each of the Buyer and the Primary Seller may deliver to the Accounting Firm its response to the other’s position on the matters that remain in dispute; provided, that it delivers a copy thereof substantially simultaneously to the other. The Primary Seller and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with the definitions set forth herein, if applicable, and this Agreement, and the Accounting Firm is not to make any other determination, including any determination as to (I) whether the Working Capital Target Amount, Closing Working Capital, Closing Cash, the Closing Indebtedness or the Company Expenses are correct, (II) the accuracy of the representations and warranties set forth in this Agreement or (III) the compliance by any Party with any of its covenants in this Agreement. For the avoidance of doubt, this Section 2.3 is not intended to adjust the enterprise value of the Acquired Companies or the Final Purchase Price for any errors or omissions, under GAAP or otherwise, that may be found with respect to the Financial Statements. The Accounting Firm’s decision shall be based solely on written submissions by the Primary Seller and the Buyer and their respective Representatives (a copy of which shall be delivered to the Buyer or the Primary Seller, as applicable) and not by independent review and shall be final and binding on all of the Parties (absent a showing of fraud or manifest error) and be enforceable as an arbitration award in any court of competent jurisdiction under the terms of the U.S. Federal Arbitration Act or its state law equivalents. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by any Party or smaller than the smallest value for such item claimed by any Party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(i) The up-front engagement fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 in connection with any disputed items submitted to the Accounting Firm under this Section 2.3 shall initially be borne 50% by the Primary Seller, on the one hand, and 50% by the Buyer, on the other hand, provided, all such fees, costs and expenses shall ultimately be borne in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Primary Seller and the Buyer, such that the prevailing Parties pay the lesser proportion of such fees, costs and expenses. For example, if the Primary Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to the Primary Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Primary Seller.

(ii) For the avoidance of doubt, all fees, costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm has been engaged shall be borne by the Party or Parties incurring such fee, cost or expense.

(c) For the purposes of this Agreement, (i) “Final Closing Working Capital”, “Final Closing Cash”, “Final Closing Indebtedness” and “Final Company Expenses” means the Closing Working Capital, Closing Cash, Closing Indebtedness and Company Expenses, respectively, as finally agreed or determined in accordance with Section 2.3(b).

(d) The Final Purchase Price shall be calculated in accordance with Section 2.1(a), using the amounts of the Working Capital Overage or the Working Capital Underage (as applicable), Final Closing Cash, Final Closing Indebtedness and the Final Company Expenses.

(e) If the Final Purchase Price as determined pursuant to the foregoing clause (d) exceeds the Estimated Purchase Price:

(i) the purchase price shall be increased on a dollar-for-dollar basis (any such increase, the “Seller Adjustment Amount”) by the lesser of (A) such amount of excess and (B) the Adjustment Escrow Amount;

(ii) within three (3) Business Days of determining the Final Purchase Price, as determined by the Buyer in its sole discretion, either:

(A) the Buyer Entities shall pay or caused to be paid the Seller Adjustment Amount by wire transfer of immediately available funds to the Primary Seller, to account(s) designated by the Primary Seller in writing; or

(B) the Buyer shall deliver to the Primary Seller an amount of the Buyer Preferred Shares equal to the quotient of (x) the Seller Adjustment Amount divided by (y) the Agreed Buyer Preferred Share Issue Price (rounded up to the nearest whole share); and

(iii) within three (3) Business Days of determining the Final Purchase Price, the Buyer and the Primary Seller shall provide a joint written instruction to the Escrow Agent to release the entire Adjustment Escrow Account to the Primary Seller to account(s) designated by the Primary Seller in writing.

(f) If the Estimated Purchase Price exceeds the Final Purchase Price as determined pursuant to the foregoing clause (d):

(i) the purchase price shall be decreased on a dollar-for-dollar basis (any such decrease, the “Buyer Adjustment Amount”) by the lesser of (A) such amount of excess and (B) the amount of the Adjustment Escrow Amount; and

(ii) within three (3) Business Days of determining the Final Purchase Price, as determined by the Primary Seller in its sole discretion, either:

(A) the Buyer and the Primary Seller shall provide joint written instructions to the Escrow Agent to release the Buyer Adjustment Amount to the Buyer solely and exclusively from the Adjustment Escrow Account (up to a maximum amount equal to the then-remaining Adjustment Escrow Amount) and to release any portion of the Adjustment Escrow Account remaining following such payment to the Buyer to the Primary Seller, to account(s) designated by the Primary Seller in writing; or

(B) the Primary Seller shall deliver to the Buyer Entities an amount of the Buyer Preferred Shares equal to the quotient of (x) the Buyer Adjustment Amount divided by (y) the Agreed Buyer Preferred Share Issue Price (rounded down to the nearest whole share), in which case the Buyer and the Primary Seller shall provide joint written instructions to the Escrow Agent to release the entire Adjustment Escrow Account to the Primary Seller to account(s) designated by the Primary Seller in writing.

(g) If the Estimated Purchase Price equals the Final Purchase Price as determined pursuant to the foregoing clause (c), within three (3) Business Days of determining the Final Purchase Price, the Buyer and the Primary Seller shall provide a joint written instruction to the Escrow Agent to release the entire Adjustment Escrow Account to the Primary Seller to account(s) designated by the Primary Seller in writing.

Upon payment of the amounts provided in Section 2.3(e), Section 2.3(f), or Section 2.3(g), none of the Parties may make or assert any claim under this Section 2.3.

(h) The Adjustment Escrow Account shall be used to exclusively satisfy amounts payable to the Buyer, if any, pursuant to Section 2.3 (Purchase Price Adjustment), and shall be the sole recourse for any amounts payable to the Buyer pursuant to Section 2.3 (Purchase Price Adjustment) (except as elected by the Primary Seller pursuant to Section 2.3(f)). Any funds in the Adjustment Escrow Account not so used shall be distributed in accordance with Section 2.3(e), (f) or (g) (Final Purchase Price) and the Escrow Agreement to each of the Sellers.

(i) The calculation of the Final Purchase Price is not intended to, and shall not, permit the introduction of different components that by definition are not intended to be included in the calculation of the Final Purchase Price, or accounting principles other than the Accounting Methodology, for the purpose of preparing the Pre-Closing Statement and the Post-Closing Statement or determining the Final Purchase Price, and such calculations shall not take into account any liabilities of the Company Group that were not in existence as of the Closing. Without limiting the foregoing, the Buyer Entities agree that the (i) Post-Closing Statement shall entirely disregard any and all effects on the assets or liabilities of the Company Group of any financing or refinancing arrangements entered into at any time by the Buyer Entities or their Affiliates, or any other transaction entered into by the Buyer Entities or their Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which the Buyer Entities or their Affiliates cause to be initiated or made from or after the Closing with respect to the Company Group or its business or assets, or any facts or circumstances that are unique or particular to the Buyer Entities or any of their assets or liabilities, and, notwithstanding anything herein to the contrary, any events, conditions or developments occurring after Closing. The Buyer Entities agree that, following the Closing through the date that the Final Purchase Price is finally agreed or determined in accordance with this Section 2.3, they will not take any actions with respect to any accounting books, records, policies or procedures on which the Post-Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Company Group prior to the Closing or that would impede or delay the final determination of the Final Purchase Price. No actions taken by any Acquired Company on its own behalf or on behalf of any other member of the Company Group, on or following the Closing Date, shall be given effect for purposes of determining the Closing Working Capital, Closing Cash, Closing Indebtedness, Company Expenses or Final Purchase Price. In connection with the Primary Seller’s review of the Post-Closing Statement, the Buyer Entities shall afford, and shall cause the Company Group to afford, to the Primary Seller and the authorized Representatives retained by the Primary Seller in connection with the review of the Post-Closing Statement in accordance with this Section 2.3, access (subject in all cases to customary confidentiality obligations) during normal business hours and upon reasonable written notice to all relevant books, Contracts and records of the Company Group and such Representatives of the Company Group (including the Company Group’s accountants) and their work papers (subject to the execution of a customary release and indemnification) of the Company Group’s accountants, in each case to the extent reasonably required in connection with the review of the Post-Closing Statement and the Buyer Entities’ determination of the Closing Working Capital, Closing Cash, Closing Indebtedness, Company Expenses and Final Purchase Price in accordance with this Section 2.3..

2.4 Purchase Price Allocation.

(a) The Base Purchase Price shall be allocated among the Main Interests in accordance with the allocation schedule set forth in Section 2.4(a) of the Disclosure Schedules; provided, that:

(i) for purposes of the Closing and the payments being made by the Buyer Entities on the Closing Date, any adjustments made to the Base Purchase Price pursuant to Section 2.1(a) in determining the Estimated Purchase Price in respect of the (A) Estimated Closing Cash, Closing Indebtedness Estimate and Company Expenses Estimate shall be applied to the portion of the Base Purchase Price allocated to the Main Interests to which such adjustment primarily relates, and (B) Working Capital Estimate shall be applied to the Main Interests on a pro rata basis using the allocations set forth in Section 2.4(a) of the Disclosure Schedules; and

(ii) following the Closing, any adjustments made pursuant to Section 2.3 in determining the Final Purchase Price in respect of the (A) Final Closing Cash, Final Closing Indebtedness and Final Company Expenses shall be applied to the portion of the Base Purchase Price allocated to the Main Interests to which such adjustment relates, and (B) Final Closing Working Capital shall be applied to the Main Interests on a pro rata basis using the allocations set forth in Section 2.4(a) of the Disclosure Schedules.

(b) Within one hundred and twenty (120) days after the determination of the Final Purchase Price under Section 2.3 (Purchase Price Adjustment) hereunder or as soon as reasonably practicable thereafter, the Primary Seller shall allocate for Tax purposes the Final Purchase Price (together with any other items properly treated as part of the purchase price for Tax purposes) among the Main Interests (the “Proposed Allocation”), and the Primary Seller shall promptly provide a copy of the Proposed Allocation to the Buyer. The Proposed Allocation shall be prepared taking into account the allocations made pursuant to Section 2.4(a) of this Agreement and Section 2.4(a) of the Disclosure Schedules and any written valuation reports prepared by any independent, third party valuation firms with the requisite expertise and experience, to the extent available to the Parties. Within forty-five (45) days thereafter, the Buyer will deliver either a notice accepting the Proposed Allocation or a statement setting forth in reasonable detail any objections thereto and the basis for such objections. If the Buyer Entities timely deliver a statement setting forth objections to the Proposed Allocation in accordance with the previous sentence, the Buyer and the Primary Seller will use good faith efforts to resolve such objections. If the Buyer and the Primary Seller are unable to mutually agree on the allocation, the procedure set forth in Section 2.3(b) (Purchase Price Adjustment) will control. If the Buyer accepts the Proposed Allocation (or do not within the forty-five (45)-day period described above deliver a statement setting forth in reasonable detail any objections described above), the Proposed Allocation shall be binding on the Parties without further adjustment. The agreed allocation shall be amended to reflect any adjustment to the Final Purchase Price hereunder. Unless otherwise required by applicable Law, the Buyer Entities, the Company Group and the Sellers will report the allocation of the total consideration in a manner consistent with the allocation statement as finally determined pursuant to this Section 2.4 and will act in accordance with such allocation in the preparation and timely filing of all Tax Returns and any Tax proceeding, audit or similar Action unless otherwise required by applicable Law.

(c) Except for the $100 pursuant to Section 2.1(a)(ii), the Parties shall allocate no portion of the Estimated Purchase Price or Final Purchase Price to the US GP Interests and no Party shall take any position contrary to such allocation on any Tax Return.

2.5 Stock Consideration Reduction. At the Buyer’s option, the Buyer shall be entitled to reduce the Agreed Stock Consideration Value by correspondingly increasing the Cash Consideration on a dollar-for-dollar basis. Within two (2) Business Days after receiving the Pre-Closing Statement, the Buyer shall deliver to the Primary Seller a statement listing the amounts of the Agreed Stock Consideration Value and the Cash Consideration, each as adjusted pursuant to this Section 2.5, but subject to the limitations set forth in the definition thereof.

2.6 Withholding. The Buyer Entities, the Company Group and the Sellers will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as the Buyer Entities, the Company Group or the Sellers (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws. If a Buyer Entity, a member of the Company Group or either of the Sellers (or any Affiliate thereof) believes that any withholding of Tax is required with respect to any payment under this Agreement, then such payor shall give written notice to the applicable payee describing the basis for such withholding in reasonable detail at least five (5) Business Days prior to the Closing Date, and the payor shall provide the payee with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and such payor shall otherwise cooperate with such payee and take such steps as such payee may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. To the extent that amounts are so withheld by the Buyer Entities, the Company Group or the Sellers, and the payor has provided notice provided for in the previous sentence, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. Notwithstanding anything herein to the contrary, to the extent that any amount payable in connection with this Agreement to any employee of a member of the Company Group constitutes “wages”, such amount shall be deposited in the payroll account of the applicable Company Group member, and the amounts due to each such employee (net of any applicable withholding) shall be paid to such employee pursuant to the next scheduled payroll of such Company Group member thereafter, and all applicable withholding Taxes and employment Taxes shall be properly and timely remitted by such Company Group member to the applicable Governmental Authority. Notwithstanding anything to the contrary in the first two sentences of this Section 2.6, Section 2.6(a) of the Disclosure Schedules shall control with respect to any matters specified therein. Primary Seller shall indemnify and hold harmless the Buyer and the other Buyer Parties against, and shall reimburse the Buyer and the other Buyer Parties for, all Losses that the Buyer or the other Buyer Parties may suffer, incur or become subject to as a result of the matter identified in Section 2.6(b) of the Disclosure Schedules, which indemnification and reimbursement shall be made in accordance with the procedures, and subject to the limitations, set forth in Section 2.6(b) of the Disclosure Schedules.

2.7 Phantom Award Escrow.

(a) If and when any Phantom Award Post-Closing Payments become due and payable to a holder of Phantom Awards, the Buyer and the Primary Seller shall provide joint written instructions to the Escrow Agent to release the portion of the Phantom Award Escrow Account to the Buyer in an amount equal to each such Phantom Award Post-Closing Payment and, on the date of the next regularly scheduled payroll thereafter, the Buyer shall, or shall cause the applicable member of the Company

Group to, pay to the applicable holder(s) of Phantom Awards through the applicable Company Group member’s payroll (subject to the fourth sentence of Section 2.6 (regarding “wages”)), amounts to each such holder of Phantom Awards designated by the Primary Seller (or its designee) in writing that, in any event, equal the applicable Phantom Award Post-Closing Payment less any applicable withholding Taxes.

(b) If the Phantom Award Escrow Amount is greater than zero at the time that the final potential Phantom Award Post-Closing Payment is made (including because Sellers and their Affiliates have disposed of the Buyer Preferred Shares and, if applicable the Buyer Common Shares) then, upon written request from the Primary Seller, the Buyer and the Primary Seller shall promptly provide joint written instructions to the Escrow Agent to release the remaining funds in the Phantom Award Escrow Account remaining to the Primary Seller (or its designee), to account(s) designated by the Primary Seller (or its designee) in writing.

(c) In the event that the funds in the Phantom Award Escrow Account are insufficient to satisfy the Phantom Award Post-Closing Payments in full, the Primary Seller shall be liable for and shall pay to the Buyer an amount equal to such shortfall by wire transfer of immediately available funds to an account designated in writing by the Buyer within three (3) Business Days after the determination thereof.

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. Unless this Agreement is earlier terminated pursuant to Section 10.1 (Termination), and subject to Section 7.16(d), the closing of the sale and purchase of the Purchased Interests contemplated hereby (the “Closing”) shall take place at either (x) the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, or (y) by teleconference or through electronic exchange of transaction documents in portable document format by facsimile or electronic mail, in either case at 7:00 a.m. New York time, on the fifth (5th) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to waive the same, or at such other time, place and date that the Primary Seller and the Buyer may agree in writing (the “Effective Time”). The date upon which the Closing occurs is referred to herein as the “Closing Date”.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules delivered by the Sellers and the Acquired Companies to the Buyer Entities on the date hereof concurrently with the execution of this Agreement (the “Disclosure Schedules”), each Seller represents and warrants severally (and not jointly and severally) to the Buyer Entities as follows:

4.1 Organization. Each of Primary Seller and BV II is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and US GP Seller is a Delaware limited liability company, each duly organized, validly existing and, to the extent applicable, in good standing (or the equivalent thereof) under the Laws of their respective jurisdiction. Such Seller has all requisite organizational power and authority to carry on its businesses as now being conducted and is qualified to do business, except where the failure to be so qualified or to have such power or authority would not reasonably be expected, individually or in the aggregate, to (i) prevent, hinder or delay any of the transactions contemplated hereby or (ii) have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the applicable Ancillary Agreements.

4.2 Binding Obligations. Such Seller has full requisite authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and the execution, delivery and performance by such Seller of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery and performance of this Agreement and such Ancillary Agreement by such Seller. This Agreement has been, and each Ancillary Agreement to which such Seller is or will be a party when executed will be, duly executed and delivered by such Seller and, assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law) (collectively, the “Equitable Exceptions”).

4.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby by such Seller and performance by such Seller of its obligations hereunder and thereunder do not (a) conflict with or violate the Organizational Documents of such Seller; (b) except as set forth in Section 4.3 of the Disclosure Schedules, conflict with, violate or result in a material breach of any of the terms or provisions of, or constitute a default under, in any case with or without notice or lapse of time or both, or give any right of termination, material amendment, cancellation or acceleration under, any material Contract or Permit to which such Seller is a party or by which such Seller is bound or to which such Seller’s properties or assets or any of the Purchased Interests owned by such Seller are subject; or (c) assuming all filings required by the Antitrust Laws and all filings and consents necessary for the consummation of the transactions contemplated hereby as set forth in Section 5.6 of the Disclosure Schedules shall have been, as relevant, obtained or made (and assuming the truth and accuracy of the representations and warranties of the Buyer Entities in Article 6), violate, conflict with or result in a breach or default under any applicable Law or Order applicable to such Seller or any of such Seller’s properties or assets or any of the Purchased Interests owned by such Seller, except, in the case of the foregoing clauses (b) and (c), where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice, obtain consent or Encumbrance, as applicable, would not, individually or in the aggregate, materially impair such Seller’s ability to consummate the transactions contemplated hereby.

4.4 No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 4.4 of the Disclosure Schedules or as would not materially impair such Seller’s ability to consummate the transactions contemplated hereby, no authorization, approval, consent or other action by, and no notice to or filing with, or Permit of or from, any Governmental Authority is or will be required on the part of such Seller for the execution and delivery of this Agreement or any Ancillary Agreement to which such Seller is or will be a party, the performance of such Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

4.5 The Purchased Interests. Such Seller is the record owner of all of the Purchased Interests set forth opposite its name on Section 4.5 of the Disclosure Schedules. Such Seller has good and valid title to such Purchased Interests, free and clear of all Encumbrances, except (i) Permitted Encumbrances against such Purchased Interests, all of which will be discharged on or prior to the Closing Date or in connection with the Closing, (ii) Encumbrances on transfer imposed under applicable securities Laws and (iii) Encumbrances created by the Buyer Entities or their Affiliates.

4.6 Litigation. There is no Action pending or, to the knowledge of such Seller, threatened against such Seller or any material portion of its properties or assets or the Purchased Interests owned by such Seller before any Governmental Authority, which (i) seeks to prevent, hinder or delay any of the transactions contemplated hereby or (ii) has had or would reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the applicable Ancillary Agreements.

4.7 Brokers. Except any broker, finder or similar intermediary, all of the fees or commissions of which constitute Company Expenses or will be paid by the Primary Seller following the Closing, no broker, finder or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any Contract with such Seller or any action taken by such Seller.

4.8 Sellers’ Reliance. The Sellers acknowledge that they and their Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, Contracts, the Buyer’s insurance policies (or summaries thereof) and other properties and assets of the Buyer Entities that they and their Representatives have desired or requested to see or review, and that they and their Representatives have had an opportunity to meet with certain executive officers of the Buyer to discuss the business of the Buyer. The Sellers acknowledge and agree that none of the Buyer Entities or any other Person has made any representation or warranty, expressed or implied, written or oral, as to the accuracy or completeness of any information regarding the Buyer Preferred Shares or the Buyer Common Shares, the Buyer Entities furnished or made available to the Sellers and their Representatives, except as expressly set forth in Article 6 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements, and except as expressly set forth in Article 6 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements. None of the Buyer Entities nor any other Person (including any officer, director, member or partner of the Buyer Entities) shall have or be subject to any liability to any Seller, or any other Person, resulting from any Buyer Entity’s use of any information, documents or material made available to any Seller (or any omissions therefrom) in any “data rooms” maintained by the Buyer Entities, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Sellers acknowledge and agree that, should the Closing occur, the Seller shall acquire the Buyer Preferred Shares without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise represented or warranted in Article 6 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements (which the Sellers acknowledge shall survive in accordance with the provisions of Section 11.1); provided, however, that nothing in this Section 4.8 is intended to limit or modify the representations and warranties contained in Article 6, the certificates delivered hereunder or the Ancillary Agreements. The Sellers acknowledge and agree that, except for the representations and warranties contained in Article 6, the certificates delivered hereunder and the Ancillary Agreements, none of the Buyer Entities or any other Person has made, and the Sellers have not relied on any other express or implied representation or warranty, written or oral, by or on behalf of the Buyer Entities or any other Person. Except for the representations and warranties contained in Article 6 , the certificates delivered hereunder and the Ancillary Agreements, the Sellers acknowledge that none of the Buyer Entities or any other Person, directly or indirectly, have made, and the Sellers have not relied on, any representation or warranty regarding the pro forma financial information, financial projections or other forward-looking statements of the Buyer Entities, and the Sellers will make no claim with respect thereto.

4.9 Exclusivity of Representations. The representations and warranties made by such Seller in this Article 4, the certificates delivered pursuant to this Agreement and the Ancillary Agreements are the exclusive representations and warranties made by or concerning such Seller. Except as otherwise expressly set forth in this Article 4, the certificates delivered pursuant to this Agreement and the Ancillary Agreements, (a) such Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the condition, value or quality of any business or assets of any member of the Company Group or otherwise, and (b) such Seller expressly disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of any member of the Company Group, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that, except for the representations set forth in this Article 4, the certificates delivered hereunder and the Ancillary Agreements, such subject assets are “as-is, where-is” on the Closing Date, and in their present condition, and the Buyer Entities and their Affiliates shall rely on their own examination and investigation thereof. Except as set forth in this Article 4, the certificates delivered pursuant to this Agreement and the Ancillary Agreements, such Seller is not, directly or indirectly, making any representations or warranties regarding pro forma financial information, financial projections or other forward-looking statements of any member of the Company Group.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedules, the Acquired Companies represent and warrant to the Buyer Entities as follows:

5.1 Organization and Qualification. Each Acquired Company is duly formed (or the equivalent thereof), validly existing and, to the extent applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation, registration or organization. Each Company Subsidiary is duly formed (or the equivalent thereof), validly existing and, to the extent applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation, registration or organization. Each member of the Company Group has all requisite organizational power and authority to own, lease and operate its properties and assets and carry on its business as presently owned, leased, operated or conducted, except where the failure to be so incorporated or organized, existing and in good standing or to have such power or authority would be materially adverse to the Company Group, taken as a whole. Each member of the Company Group is qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

5.2 Capitalization of the Acquired Companies.

(a) Section 5.2(a) of the Disclosure Schedules sets forth the name and the jurisdiction of organization of each Acquired Company, and for each Acquired Company, the number and type of authorized, issued and outstanding Equity Securities in the Acquired Companies and the record owners thereof. Other than the Mexico Minority Interests, the Sellers own of record, and have good and valid title to, all of the issued and outstanding Equity Securities of the Acquired Companies, free and clear of all Encumbrances (other than Encumbrances that are to be released in connection with the Closing) or any restrictions on transfer (other than any restrictions on transfer imposed under federal and state securities Laws).

(b) Other than the Purchased Interests and the Subsidiary Held Interests, there are no other Equity Securities of any Acquired Company authorized, issued, allotted, reserved for issuance or allotment or outstanding, and there are no preemptive or other outstanding rights, options, warrants, convertible or exchangeable securities, subscriptions, redemption rights, repurchase rights, calls or commitments or other agreements, arrangements or commitments of any character whatsoever, relating to the Equity Securities of any Acquired Company, or any other Equity Securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Securities of any Acquired Company, and no Equity Securities evidencing such rights are issued or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Acquired Company. No Acquired Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Equity Securities having the right to vote) with the members of such Acquired Company on any matter. There are no outstanding Contracts of the Company Group (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any of the Equity Securities of the Company Group. There are no irrevocable proxies and no voting agreements with respect to any Equity Securities of such Acquired Company, in each case, to the extent such concepts are applicable. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Equity Securities of any Acquired Company.

(c) All of the issued and outstanding Equity Securities of the Acquired Companies (i) are duly authorized, validly issued, fully paid and, if applicable, non-assessable, (ii) were issued in material compliance with all applicable Laws and Contracts and the appliable Organizational Documents of the Acquired Companies and (iii) were not offered, sold or issued in violation of any preemptive rights (or similar rights).

(d) No member of the Company Group is in the process of liquidation or dissolution under bankruptcy or similar laws, and no action or request is pending to declare any member of the Company Group insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments or to dissolve or liquidate any member of the Company Group. No member of the Company Group is subject to the Dutch statutory regime with respect to large companies (structure regime), whether full or mitigated, on a voluntary or compulsory basis, and no filings in respect thereof have been made or are required to be made.

5.3 Subsidiaries.

(a) Section 5.3(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of the name and jurisdiction of each Subsidiary of the Acquired Companies (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and, for each Company Subsidiary, the record owners thereof and, in the case of each Company Subsidiary that is not directly or indirectly wholly owned by an Acquired Company, the percentage of the Equity Securities of such non-wholly owned Company Subsidiary held by each of the holders thereof.

(b) All of the outstanding Equity Securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and, if applicable, non-assessable, (ii) are directly owned of record by a member of the Company Group, free and clear of any Encumbrances and restrictions on transfer other than (A) Permitted Encumbrances set forth on Schedule 5.3(b), and (B) Encumbrances on transfer imposed under applicable securities Laws, (iii) were issued in material compliance with all applicable Laws and Contracts and the applicable Organizational Documents of such Company Subsidiary and (iv) have not been offered, sold or issued in violation of any preemptive rights (or similar rights). Except as set forth on Section 5.3(a) of the Disclosure Schedules, there are no Equity Securities of any Company Subsidiary authorized, issued, allotted, reserved for issuance or allotment or outstanding, and there are no preemptive or other similar outstanding rights, options, warrants, convertible or exchangeable securities, subscriptions, redemption rights, repurchase rights, calls or commitments, relating to the Equity Securities of any Company Subsidiary, or any other Equity Securities convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Securities of any Company Subsidiary, and no Equity Securities evidencing such rights are authorized, issued or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Equity Securities having the right to vote) with any Company Subsidiary on any matter. There are no outstanding Contracts of any Company Subsidiary (i) affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilution rights with respect to, any of the Equity Securities of such Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any Equity Securities of any Company Subsidiary, in each case, to the extent such concepts are applicable. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Equity Securities of any Company Subsidiary.

(c) No member of the Company Group owns, directly or indirectly, any Equity Securities of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary).

5.4 Binding Obligation. Each Acquired Company has full requisite authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and the execution, delivery and performance by each Acquired Company of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Acquired Company and no other proceedings on the part of such Acquired Company is necessary to authorize the execution and delivery and performance of this Agreement and such Ancillary Agreements by such Acquired Company. This Agreement has been, and each Ancillary Agreement to which it is a party when executed will be, duly executed and delivered by each Acquired Company and, assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligation of the other parties hereto and thereto, constitute the legal, valid and binding obligation of each Acquired Company, enforceable against such Acquired Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by each Acquired Company and performance by each Acquired Company of its obligations hereunder and thereunder do not and will not (a) conflict with, violate or result in any material violation of the Organizational Documents of any member of the Company Group; (b) conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a material default under, in any case with or without notice or lapse of time or both, or give right of termination, amendment, cancellation or acceleration under, any Material Contract or Permit to which any member of the Company Group is a party or by which any member of the Company Group is bound or to which the Purchased Interests or any member of the Company Group’s properties and assets are subject; or (c) assuming all filings required by the Antitrust Laws and all filings and consents necessary for the consummation of the transactions contemplated hereby as set forth in Section 5.6 of the Disclosure Schedules shall have been, as relevant, obtained or made (and assuming the truth and accuracy of the representations and warranties of the Buyer Entities in Article 6), violate, conflict with or result in a breach or default under any applicable Law or Order applicable to any member of the Company Group or any properties or assets of any member of the Company Group or the Purchased Interests; except, in the case of the foregoing clauses (b) and (c), where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, as applicable, would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

5.6 No Governmental Authorization Required. Assuming the truth and accuracy of the representations and warranties of the Buyer Entities in Article 6, except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 5.6 of the Disclosure Schedules, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any member of the Company Group in connection with the due execution, delivery and performance by any Acquired Company of this Agreement or any applicable Ancillary Agreement and the consummation by any Acquired Company of the transactions contemplated hereby and thereby, other than any authorization, approval, notice or filing which if not obtained or made would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

5.7 Financial Statements; No Undisclosed Liabilities.

(a) Section 5.7(a) of the Disclosure Schedules sets forth true, accurate and complete copies of the Financial Statements. The Financial Statements (x) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations of the Company Group as of their respective dates and (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements and subject, in the case of the Unaudited Financial Statements, to (i) the absence of normal year-end audit adjustments and (ii) the absence of related notes.

(b) Except (i) as set forth in Section 5.7(b) of the Disclosure Schedules or the Financial Statements (including the footnotes thereto), (ii) for liabilities incurred in the ordinary course of business, since the date of the Interim Balance Sheet (none of which results from breach of Contract, breach of warranty, violation of Law, tort, infringement or misappropriation), (iii) for liabilities or obligations arising under this Agreement or the performance by the Acquired Companies of their obligations hereunder and (iv) for liabilities or obligations disclosed in the Disclosure Schedules, the Company Group does not have any liabilities and obligations (whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent) of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Company Group.

(c) Except as set forth in the Financial Statements, as of the date hereof, no member of the Company Group maintains any material undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(d) Each member of the Company Group maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of such entity’s financial reporting and the preparation of financial statements in accordance with GAAP and to provide reasonable assurance that: (i) records are maintained in reasonable detail that accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company Group; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that material transactions are being made only in accordance with authorizations of management and/or the board of directors (or equivalent authority) of the Company Group; and (iii) unauthorized acquisition, use or disposition of the Company Group’s assets that could have a material effect on such entity’s financial statements are timely detected and/or prevented. There are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability of the Company Group to record, process, summarize and report financial information. Since September 30, 2019 and, to the knowledge of the Acquired Companies, for the past five (5) years, there have been no instances of fraud that involve the Company Group’s management or other employees who have a significant role in such entity’s system of internal control over financial reporting.

(e) Each of Granite US and BV II (i) has no assets, liabilities or obligations of any nature other than (A), with respect to Granite US, the Equity Interests in Granite Holdco, and with respect to BV II, the Equity Interests in the Acquired Companies, (B) Equity Interests pledged to secure the Credit Facility (which all such pledges will be terminated in connection with the Closing), (C) those incident to its formation, (D) those arising pursuant to this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby, (E) those that are, individually and in the aggregate, de minimis in nature and (F) as contemplated by Section 2.1(g) and (ii) (x) does not engage, and prior to the Closing, will not have engaged in, any business activities other than those incidental to its direct or indirect ownership interests in the Acquired Companies (other than activities that are de minimis in nature), including pursuant to this Agreement and (y) does not have, and prior to the Closing, will not have had any employees.

5.8 Intellectual Property.

(a) Section 5.8(a) of the Disclosure Schedules sets forth a list of all Registered Intellectual Property and material unregistered trademarks, including the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner or domain registrant, and the legal owner (if different from the record owner) that is accurate and complete in all material respects; provided that the Acquired Companies shall deliver an updated Section 5.8(a) of the Disclosure Schedules within sixty (60) days following the date of this Agreement which shall constitute Section 5.8 of the Disclosure Schedules for purposes of the Closing. All the material Registered Intellectual Property has been maintained as subsisting by the filing of all necessary filings, maintenance and renewals, and timely payment of requisite fees, except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(b) A member of the Company Group owns all right, title and interest in, has a written license to use or otherwise has the right to use all material Company Intellectual Property. Each item of material Owned Intellectual Property is solely and exclusively owned by a member of the Company Group, free and clear of any Encumbrances other than Permitted Encumbrances. To the knowledge of the Acquired Companies, all material Owned Intellectual Property is subsisting, and to the knowledge of the Acquired Companies, valid and enforceable.

(c) In the past three (3) years, neither (i) the ownership, use, patenting, registration, validity or enforceability of any material Owned Intellectual Property has been or is being challenged nor (ii) has any Person notified in writing a member of the Company Group that any of such Person’s Intellectual Property rights or right of publicity have been or are infringed, misappropriated or otherwise violated by (x) a member of the Company Group (y) the conduct of the business of the Company Group or the products and services thereof, or (z) that a member of the Company Group requires a license to any of such Person’s Intellectual Property rights, except, in the case of both clauses (i) and (ii) above, as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(d) Except as set forth in Section 5.8(d) of the Disclosure Schedules, and to the knowledge of the Acquired Companies, in the past three (3) years, no Person is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. In the past three (3) years and except as would not be, individually or in the aggregate, material to the Business, taken as a whole the conduct of the business as conducted as of the date of this Agreement by the Acquired Companies, including the use of the Owned Intellectual Property, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person.

(e) The material Company IT Assets (i) operate and perform in all material respects as is necessary for the business of the Company Group as currently conducted, and (ii) do not contain any material faults, Malicious Code or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software except, in the case of clause (i) and (ii), as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. The Acquired Companies have, in all material respects, back-ups and disaster recovery arrangements in place for the Company IT Assets, and hardware and Software capacity, support, maintenance and trained personnel sufficient for the present conduct of the business of the members of the Company Group. In the past three (3) years, the Company Group has taken commercially reasonable actions to maintain in the ordinary course of business all material licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets. In the past three (3) years, the Company IT Assets have not suffered any material failure that, individually or in the aggregate, was materially adverse to the Company Group, taken as a whole and that has not been remediated.

(f) The members of the Company Group have taken commercially reasonable actions to maintain and protect all material Company Intellectual Property, including actions to protect (i) the confidentiality of all material trade secrets and any other material confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom the Company has a confidentiality obligation except, in the case of clause (ii), as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. No such material trade secrets or material confidential information have been disclosed by a member of the Company Group to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such trade secrets and confidential information by such Person except, as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. No Person

(including current and former founders, employees, contractors and consultants of the members of the Company Group) has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. Except as otherwise provided in Section 5.8(f) of the Disclosure Schedules, in the last three (3) years and to the knowledge of the Acquired Companies, no Person is in violation of any confidentiality or assignment agreements that would be reasonably expected to, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(g) All material Owned Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the members of the Company Group or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and does not contain any Malicious Code, and (iii) has been maintained by the members of the Company Group in accordance with their material contractual obligations to customers or other transferees and industry standards, except in each case of clauses (i) through (iii) that would not be, individually or in the aggregate, materially adverse to the Company Group as a whole. No Person other than the members of the Company Group possesses a copy, in any form (print, electronic or otherwise), of any source code for any material Owned Software, and all such source code has been maintained as confidential except that would not be, individually or in the aggregate, materially adverse to the Company Group as a whole. The members of the Company Group have no obligation to afford any Person access to any such source code.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company Group’s right to own any Owned Intellectual Property, or use any material Company Intellectual Property or material Company IT Assets, except as would not, individually or in the aggregate, be reasonably expected to adversely affect the Company Group in any material respect. Immediately subsequent to the Closing, the material Owned Intellectual Property, material Company Intellectual Property and material Company IT Assets will be owned or available for use by members of the Company Group on terms and conditions substantially similar to those under which the members of the Company Group own the material Owned Intellectual Property or uses the material Company Intellectual Property and material Company IT Assets immediately prior to the Closing.

5.9 Data Protection and Data Privacy.

(a) The Company Group is, and for the previous three (3) years has been, in material compliance with all applicable Privacy and Security Requirements. The Company Group, and to the knowledge of the Acquired Companies, any third party Processing Protected Data on behalf of the Company Group, has not experienced any Security Breaches, and the Company Group is not aware of any notices or complaints from any Person regarding a Security Breach. The Company Group has not received any notices or complaints from any Person (including any Governmental Authority) regarding the unauthorized Processing of Protected Data or material non-compliance with applicable Privacy and Security Requirements.

(b) The Company Group maintains systems and procedures as required by the Privacy and Security Requirements to receive and respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Company Group’s Processing of Personal Information, and, to the extent required by applicable Law, the Company Group has complied (or is in the process of timely complying) in all material respects with all such individual rights requests. To the extent that the Company Group transfers Personal Information outside of its country of origin, the Company Group has mechanisms in place to ensure that such cross-border data transfers of Personal Information comply with applicable Privacy and Security Requirements.

(c) The Company Group does not engage in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by the Company Group have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials.

(d) The Company Group has, in all material respects, valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company Group in connection with the use and/or operation of its products, services and business and immediately following the execution, delivery, or performance of this Agreement, the Company Group will have substantially similar rights to utilize the Protected Data in its custody and control that it had prior to the transaction. The Company Group has implemented, and has taken commercially reasonable steps to require all third parties that receive Protected Data from or on behalf of Company Group to implement, commercially reasonable physical, technical and administrative safeguards designed to protect Protected Data from unauthorized access by any Person.

5.10 Compliance with Laws.

(a) The business of the Company Group, taken as a whole, is not being, and during the previous three (3) years has not been, conducted in violation of any applicable Laws and Orders, except such violations that would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. During the previous three (3) years, no member of the Company Group has received written notice from any Governmental Authority asserting that any member of the Company Group is in violation of any Law or Order, except such violations that would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(b) Without limiting the generality of the foregoing Section 5.10(a), except as set forth in Section 5.10 of the Disclosure Schedules:

(i) Each member of the Company Group is, and during the past five (5) years has been, operating its business in compliance in all material respects with all applicable International Trade Laws and Anti-Corruption Laws. During the past five (5) years, no member of the Company Group has received written notice of or has been charged with any material violation of any such International Trade Laws or, to the knowledge of the Acquired Companies, been the subject of any investigation, inquiry, enforcement proceeding or other Action by any Governmental Authority regarding any offense or alleged offense under any International Trade Laws (including by virtue of having made any disclosure relating to any offense or alleged offense).

(ii) During the past five (5) years, (x) no Governmental Authority has notified any member of the Company Group in writing of any actual or alleged violation or breach of Anti-Corruption Laws and (y) to the knowledge of the Acquired Companies, no member of the Company Group has been under, and is not now under, any administrative, civil or criminal investigation or indictment, and is not party to any Action, involving alleged violations of Anti-Corruption Laws. No member of the Company Group, nor any officer, director, manager or, to the knowledge of the Acquired Companies, any other Person acting on behalf of any of the foregoing, within the past five (5) years has, directly or indirectly, in each case in violation of Anti-Corruption Laws: (A) paid, offered, authorized or received any unlawful bribe, kickback or other similar payment; (B) paid, offered or authorized the payment of money or anything of value to any Governmental Authority or any representative thereof (including any enterprise owned or controlled by a Governmental Authority) for the purpose of influencing any official act or decision or securing any improper advantage; or (C) engaged in, offered or authorized any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. During the past five (5) years, no member of the Company Group has conducted any material internal investigation, made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging material violations of applicable Anti-Corruption Laws.

(iii) During the past five (5) years, no member of the Company Group, nor any officer, director, manager or, to the knowledge of the Acquired Companies, any other Person acting on behalf of any of the foregoing is or has been the target of economic sanctions imposed pursuant to International Trade Laws. To the knowledge of the Acquired Companies, no member of the Company Group conducts or, during the past five (5) years, has conducted any business, directly or indirectly, with any Governmental Authority or other Person that is the target of sanctions imposed pursuant to International Trade Laws, including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List (the “SDN List”), or any Person majority-owned by an entity or individual that is the target of sanctions imposed pursuant to International Trade Laws, in each case in violation of International Trade Laws. During the past five (5) years, no member of the Company Group has conducted any material internal investigation, made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging violations of applicable sanctions, export controls or import Laws.

(iv) (A) During the past five (5) years, each member of the Company Group has been in compliance in all material respects with all applicable anti-money laundering Laws (collectively, “AML Laws”), including the USA PATRIOT Act, the UK Proceeds of Crime Act 2002 and the UK Money Laundering Regulations 2017 and 2019, and (B) no Action involving any member of the Company Group, with respect to AML Laws, is currently pending or, to the knowledge of the Acquired Companies, threatened in writing. No member of the Company Group is required to be registered with the U.S. Department of the treasury as a money services business, as such term is defined by applicable federal U.S. Law, and no member of the Company Group is required to be registered or licensed as a money services business, money transmitter or equivalent enterprise under the applicable Law of any other jurisdiction.

5.11 Contracts.

(a) Section 5.11(a) of the Disclosure Schedules lists or describes all Contracts (other than Leases and Contracts solely between members of the Company Group) to which any member of the Company Group is a party or to which its assets, property or business is bound or subject, in each case, as of the date hereof, which:

(i) (A) are Contracts providing for the purchase of products or services by the Company Group in excess of $15 million in the last twelve (12) calendar months ended December 31, 2021 and the nine (9)-month period ended September 30, 2022, or (B) are Contracts providing for the purchase of products or services from the Company Group in excess of $15 million in the last twelve (12) calendar months ended December 31, 2021 and the nine (9)-month period ended September 30, 2022;

(ii) are Contracts with a Top Customer, other than purchase orders entered into in the ordinary course of business for the sale of inventory;

(iii) are Contracts with a Top Supplier, other than purchase orders entered into in the ordinary course of business for the purchase of inventory;

(iv) are Contracts relating to the development, ownership, use, registration or enforcement of, or exercise of any rights under, any Intellectual Property that is material to the Company Group and its businesses as currently conducted as of the date of the Agreement other than (A) licenses for “off-the-shelf” or other software generally commercially available on standard terms and conditions having a replacement or aggregate annual cost of less than $250,000 that is not incorporated in, linked to, distributed with any material product or service of the Company Group or material Owned Software, (B) nonexclusive licenses granted by the Company Group in the ordinary course of business and exclusive licenses for nonmaterial Owned Intellectual Property granted by the Company Group in the ordinary course of business, (C) licenses for Publicly Available Software, (D) non-disclosure agreements entered into in the ordinary course of business, (E) confidentiality agreements and intellectual property assignment agreements entered into with employees in the ordinary course of business, (F) agreements entered into with contractors for the development of nonmaterial Intellectual Property, and (G) licenses for Software or other Intellectual Property embedded into any equipment, fixtures, components or finished products;

(v) are a lease or similar Contract under which any member of the Company Group is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payments by any member of the Company Group of more than $1,000,000 on an annual basis (unless terminable without payment or penalty upon no more than thirty (30) calendar days’ notice);

(vi) are a joint venture, partnership or similar Contract;

(vii) are Contracts which contain a non-competition, exclusivity or similar covenant that restricts or limits the right of any member of the Company Group from engaging in or competing with any Person in any business or in any geographical area;

(viii) are Contracts which contain a “most favored nations” provision in favor of a third party with a total contract value in excess of $5 million;

(ix) are Contracts which limit the freedom of any member of the Company Group to purchase, sell, supply or distribute any product or service in any geographic area;

(x) are (A) employment, consulting or independent contractor Contracts, whether on a full-time, part-time or consulting basis, with individuals receiving an annual base salary or annual fees from the Company Group in excess of $250,000 (other than at-will offer letters), (B) severance, retention, transaction, change in control bonus, or incentive or phantom equity Contracts (not including any severance Contracts that provide for statutory severance only or for which no Acquired Company has any outstanding obligations) or (C) “double-trigger” Contracts with employees or other individual service providers of any member of the Company Group;

(xi) are collective bargaining Contracts or other Contracts with a labor union, works council or labor organization for the representation of labor;

(xii) are Contracts providing for or securing indebtedness for borrowed money, including pursuant to the Credit Facility and the Existing Notes of any member of the Company Group;

(xiii) are Contracts under which there has been an advance or loan in excess of $1,000,000 in the aggregate to any Person;

(xiv) are Contracts or series of related Contracts for the acquisition or disposition of any business, division, equity or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) under which any member of the Company Group has continuing material obligations (including, without limitation, with respect to an “earn out,” contingent purchase price or similar contingent payment obligation or any indemnification, but excluding confidentiality agreements entered into in the ordinary course of business);

(xv) are Contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $1,000,000;

(xvi) are Contracts entered into in the past three (3) years involving any final adjudication or settlement of any actual or threatened Action requiring a payment of greater than $1,000,000 or which, regardless of when entered into, impose material continuing obligations on any member of the Company Group;

(xvii) are Contracts with any investment banker, broker, finder or similar party retained by the Company Group which contains any obligations or provides for any liabilities which may be applicable in connection with this Agreement or the Ancillary Agreements (the “Engagement Letters”); and

(xviii) are Affiliate Contracts.

(collectively, the Contracts listed or required to be listed in Section 5.11(a) of the Disclosure Schedules are referred to herein as the “Material Contracts”).

(b) True, correct and complete copies of each Material Contract including, for the avoidance of doubt, all material amendments, annexes, exhibits and schedules thereto, and an accurate description of all material terms of any oral Material Contracts, have been made available to Buyer. Each Material Contract is a legal, valid and binding obligation of the applicable member of the Company Group, and, to the knowledge of the Acquired Companies, on each counterparty thereto, and is in full force and effect. No member of the Company Group nor, to the knowledge of the Acquired Companies, any other party to any such Contract is in material breach thereof or default thereunder and, to the knowledge of the Acquired Companies, there does not exist under any Material Contract any material event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any member of the Company Group and, to the knowledge of the Acquired Companies, any other party to such Material Contract. No member of the Company Group has provided or received any written notice of any intention to terminate, materially modify or, to the extent applicable, not renew any such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. As of the date hereof, no party to any Material Contract has given the Company Group any written notice of any material dispute with respect to such Contract that has not been fully resolved as of the date hereof.

5.12 Litigation.

(a) There are no Actions pending, or to the knowledge of the Acquired Companies, threatened in writing against any member of the Company Group that would, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(b) No member of the Company Group is subject to any Order that is material to the Company Group, taken as a whole.

5.13 Taxes. Except as set forth in Section 5.13 of the Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by or with respect to any member of the Company Group have been timely (within any applicable extension periods and excluding any Tax Returns filed before the date of this Agreement) filed, and all such Tax Returns were true, complete and correct in all material respects when filed.

(b) All material Taxes (other than estimated Taxes) required to have been paid by the Company Group have been fully and timely paid.

(c) All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d) No member of the Company Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax Law, and no member of the Company Group is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in each case, that is still in effect.

(e) No material audit or other Action is in progress, pending or, to the knowledge of the Company Group, threatened with respect to any Taxes or Tax Returns of any member of the Company Group. Neither any Seller nor any member of the Company Group has received in the past five (5) years a written notice from any Governmental Authority that any member of the Company Group (or any Seller on account of their ownership of any member of the Company Group) is required to pay Taxes or file Tax Returns in a jurisdiction in which such member of the Company Group (or such Seller) does not file Tax Returns or pay Taxes. No member of the Company Group has commenced a voluntary disclosure proceeding with respect to any material Taxes in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any member of the Company Group for any taxable period and no request for any such waiver or extension is currently pending. No member of the Company Group has a request for a material private letter ruling, a request for material administrative relief, a request for material technical advice, a request for a change of any material method of accounting, or any other material request pending with any Governmental Authority that relates to the Taxes or Tax Returns of any member of the Company Group.

(g) Each member of the Company Group has, throughout the past seven (7) years, been resident in its country of incorporation for Tax purposes and has not, at any time in the past seven (7) years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purposes. No member of the Company Group has a permanent establishment or taxable presence outside its country of incorporation.

(h) No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) No member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) No member of the Company Group has been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) There are no Encumbrances for Taxes on any assets of any member of the Company Group, other than Permitted Encumbrances

(l) Each member of the Company Group has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders and other Persons and (ii) any material ad valorem and value added Taxes. Each member of the Company Group timely remitted all such withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(m) Since September 30, 2019, no member of the Company Group has ever been a member of any Affiliated Group (other than a Company Affiliated Group or the CIT Fiscal Unity). No member of the Company Group is liable for Taxes of any other Person (other than other members of a Company Affiliated Group or members of the CIT Fiscal Unity) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise. No member of the Company Group is currently party to any Tax Sharing Agreements (other than any commercial agreement entered into in the ordinary course of business, the principal purpose of which does not related to Taxes).

(n) No member of the Company Group will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such Pre-Closing Tax Period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a Pre-Closing Tax Period) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax Law.

(o) No member of the Company Group has made an election under Section 965(h) of the Code.

(p) No member of the Company Group is a party to a gain recognition agreement under Section 367 of the Code that is still in effect.

(q) Each of Granite US, Primary Seller, BV II, and Howden Roots LLC and Compressor Products International LLC is treated as a disregarded entity for U.S. federal Income Tax purposes, and no election has been made (or is pending) to change such treatment. Each of Granite Holdco and each of its Subsidiaries, other than Howden Roots LLC USA Company, is treated as a C corporation for U.S. federal Income Tax purposes, and no election has been made (or is pending) to change such treatment.

(r) No member of the Company Group has been a part of any fiscal unity relating to a material amount of tax for corporate income tax purposes or value added tax purposes within the past three (3) years (other than the CIT Fiscal Unity). No transactions have taken place in respect of any member of the Company Group that could result in the application of article 15ai of the Dutch corporate income tax Act 1969 (Wet op de vennootschapsbelasting 1969).

(s) No member of the Company Group has claimed or been granted an exemption from Tax or the benefit of any other special Tax regime in connection with reorganizations, demergers or mergers within the last three (3) years.

(t) No member of the Company Group has been a party to or otherwise involved in any transaction, scheme or arrangement of which the main purpose or objective (or one of the main purposes or objectives) was to obtain a Tax advantage and since January 1, 2018, each member of the Company Group has kept records of transactions that could qualify as reportable cross-border arrangements as defined in Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU to which any member of the Company Group is a party.

5.14 Permits. Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole:

(a) The Company Group holds all material Permits necessary under applicable Law for each member of the Company Group to own, lease and operate its properties and assets and to carry on and operate its businesses as currently carried on and operated.

(b) All such Permits are in full force and effect, and no member of the Company Group is in material default or violation under any term, condition or provision of Permits.

(c) To the knowledge of the Acquired Companies, no condition exists that with notice or lapse of time or both would constitute a material default or violation of any term, condition or provision of any such Permit.

(d) No member of the Company Group has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any such Permit.

5.15 Employee Benefit Plans.

(a) Section 5.15(a) of the Disclosure Schedules contains a true and complete list of each material Company Plan. With respect to each material Company Plan, the Acquired Companies have provided to Buyer complete and accurate copies of the following, to the extent applicable: (i) the current plan document and adoption agreement, and any amendments thereto (or a summary of the key terms for any unwritten Company Plan), (ii) the most recent summary plan description and any summaries of material modification, (iii) the most recent determination or opinion letter received from the IRS, (iv) the most recent compliance testing results, (v) the most recent actuarial report, and (vi) any material non-ordinary course notices, letters or other correspondence with or from any Governmental Authority.

(b) Except as set forth on Section 5.15(b) of the Disclosure Schedules, no member of the Company Group or any ERISA Affiliate thereof maintains, contributes to or has any liability under any (i) “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) plan that is subject to Section 412 of the Code or Section 302 of ERISA, (iii) “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (v) plan or arrangement that provides for medical, life insurance, or other health and welfare benefits on a post-employment basis (other than as required by Part 5 of Subtitle B of Title I of ERISA or similar state Law).

(c) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws in all material respects; and (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification (or such Company Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan), and to the knowledge of the Acquired Companies nothing has occurred that could reasonably be expected to cause the loss of such qualification or result in the imposition of any liability, penalty or tax under ERISA or the Code.

(d) None of the Company Plans are subject to Title IV of ERISA.

(e) With respect to any Company Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Acquired Companies, threatened in writing that would, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(f) Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, all payments, distributions, reimbursements and/or contributions required to have been made with respect to any Company Plan either have been timely made or have been properly accrued and reflected on the books of the Company in accordance with the terms of the applicable Company Plan and applicable Law. Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, within the last three (3) years, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code), no breach of fiduciary duty, and no reportable event, as defined in ERISA, has occurred in connection with any Company Plan.

(g) Except as set forth on Section 5.15(g) of the Disclosure Schedules, the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional events) (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant to payment of any severance, transaction, retention or change in control payment or other similar benefit payable by any member of the Company Group, (ii) accelerate the time of funding, vesting or payment of any compensation or benefits under any of the Company Plans to any current or former director, officer, employee, individual independent contractor or individual consultant, or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(h) Each contract, arrangement or plan of the Company Group that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance in all material respects with Code Section 409A and the applicable guidance issued thereunder. No member of the Company Group has any obligation to gross up, indemnify or otherwise reimburse any employee, officer, director, independent contractor or other service provider for any excise taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

5.16 Labor Relations.

(a) Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, (i) no member of the Company Group is experiencing or, during the past three (3) years has experienced, any work stoppage, labor strike, or other material labor dispute or claim of unfair labor practices, (ii) each member of the Company Group is in and, during the past three (3) years has been in, compliance with all applicable Laws respecting labor and employment practices, including with respect to the terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, sexual harassment, immigration, work authorization, workers’ compensation, plant closures and mass layoffs, unemployment, collective bargaining, collective pension schemes, laws, regulations and guidance related to COVID-19, the payment and withholding of employment Taxes, the maintenance and handling of personnel records and occupational health and safety, (iii) during the past three (3) years, no member of the Company Group has engaged in any unfair labor practice, and (iv) during the past three (3) years, no unfair labor practice charges or complaints against any member of the Company Group have been filed or are pending before the National Labor Relations Board or any similar state agency or other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole, during the last three (3) years, there have been no actual or, to the knowledge of the Acquired Companies, threatened Actions against any member of the Company Group brought by or on behalf of any applicant for employment, any current or former employee or individual service provider alleging: (i) violation of any labor or employment Law; (ii) breach of any collective bargaining agreement or other contract with a labor union, trade union agreement or foreign works council contract or arrangement; (iii) breach of any express or implied contract of employment or engagement; (iv) wrongful termination of employment; (v) sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any member of the Company Group relating to the foregoing involving any current or former officer, director, executive, manager, or other individual service provider (in relation to his or her employment or engagement with a member of the Company Group); or (vi) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission and any other Governmental Authority.

(c) Except as set forth on Section 5.16(c) of the Disclosure Schedules, no member of the Company Group is a party to or bound by any collective bargaining agreement or other Contract with or concerning a labor union, trade union or foreign works council.

(d) Subject to any applicable data privacy Law or similar requirements, the Company Group has made available to the Buyer Entities a census that sets forth, for each employee (including any temporary employees) as of the date hereof, such employee’s name or identification number, employing entity, job title, location (city and state or country, as applicable), current annual salary or hourly wage rate, 2022 target commission, bonus or other incentive-based compensation, and status (as full-time or part-time, exempt or non-exempt under the Fair Labor Standards Act or other applicable Law, and active or a description of leave and date of return, if known).

(e) No member of the Company Group has taken any action that could constitute a “mass layoff,” “business closing” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws) with respect to any site of employment or facility of any member of the Company Group within the ninety (90) days prior to the date hereof.

5.17 Environmental Compliance.

(a) The Company Group is and has been during the past three (3) years in compliance in all material respects with all applicable Environmental Laws. The Company Group has all material Permits required under any applicable Environmental Laws for the business of the Company Group as presently conducted, all such Permits are in full force and effect and the members of the Company Group are each in compliance in all material respects with the requirements of such Permits. As of the date hereof, there are no pending or, to the knowledge of the Acquired Companies, threatened Environmental Claims against any member of the Company Group that would give rise to material liability. No member of the Company Group is subject to any outstanding material Order pursuant to any Environmental Law or relating to any Hazardous Substance. No release of any Hazardous Substance has occurred on, in, under or from the Company Group’s owned or leased real property or, to the knowledge of the Acquired Companies, any other location for which any member of the Company Group has an obligation under Environmental Law to perform any investigation or remedial action except as would not give rise to material liability No member of the Company Group has assumed in writing or provided an indemnity with respect to any material liability of any other Person arising under Environmental Laws.

(b) All environmental assessments and environmental audit reports in the possession or control of the Sellers or the Company Group issued in the last three (3) years related to the Company Group’s currently or formerly owned or leased real properties have been provided to the Buyer Entities.

5.18 Insurance. Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, all insurance policies of the Company Group (“Company Insurance Policies”) are in full force and effect, all premiums with respect thereto have been paid and no written notice of cancellation or termination has been received by any member of the Company Group with respect to any such policy. With respect to each Company Insurance Policy, no member of the Company Group is in material default with respect to any provision contained in any such Company Insurance Policy. Since January 1, 2022, no member of the Company Group has received any written notice from any of its insurance carriers that any of its insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect. True, correct and complete copies of the loss-runs for each Company Insurance Policy for the past three (3) years have been made available to the Buyer Entities.

5.19 Title to Assets; Real Property.

(a) The Company Group has good and valid title to or a valid leasehold or license interest in or all of their material properties and assets, including all of the assets reflected on the Interim Balance Sheet or acquired in the ordinary course of business since the date of the Interim Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Interim Balance Sheet in the ordinary course of business, in each case free and clear of any Encumbrance (other than Permitted Encumbrances). The material properties and assets owned, leased or licensed by the Company Group constitute all of the properties and assets necessary for the Company Group to conduct and carry on its businesses as of the date hereof.

(b) Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, all material tangible properties and assets owned, leased or licensed by the Company Group have been maintained in all respects in accordance with generally accepted industry practice, are in all respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all respects for the uses to which they are being put.

(c) Section 5.19(c) of the Disclosure Schedules contains a true, correct and complete list as of the date hereof of the addresses of each parcel of real property owned by any member of the Company Group (the “Owned Real Property”). With respect to each Owned Real Property, (i) the applicable member of the Company Group has good and valid fee simple title to such Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, no member of the Company Group has leased or otherwise granted to any Person the right to possess, use or occupy such Owned Real Property or any portion thereof.

(d) Section 5.19(d) of the Disclosure Schedules contains a true, correct and complete list as of the date hereof of all real property (together with the address of such real property) leased or subleased by any member of the Company Group as lessee or sublessee pursuant to leases or subleases requiring payments by any member of the Company Group of base rent in excess of Five Hundred Thousand Dollars ($500,000) in any calendar year (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”, and the leases or subleases pursuant to which any member of the Company Group leases or subleases the Leased Real Property, the “Leases”) and may include certain other real property leased or subleased by any member of the Company Group as lessee or sublessee; provided, that the Acquired Companies shall deliver to the Buyer Entities within sixty (60) days following the date of this Agreement (i) an updated schedule containing a true, correct and complete list as of the date hereof of all real property (together with the address of such real property) leased or subleased by any member of the Company Group as lessee or sublessee pursuant to leases or subleases requiring payments by any member of the Company Group of base rent in excess of Two Hundred Fifty Hundred Thousand Dollars ($250,000) in any calendar year (and may include certain other real property leased or subleased by any member of the Company Group as lessee or sublessee) and (ii) copies of (x) all leases or subleases pursuant to which any Company Group member leases or subleases (as lessee or sublessee) the real property required to be listed on such updated schedule pursuant to clause (i) and (y) any other agreement pursuant to which any Company Group member grants a right to any other Person to possess or occupy any of the real property required to be listed on such updated schedule pursuant to clause (i). The applicable member of the Company Group has a valid leasehold or subleasehold interest in the Leased Real Property, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. True, correct and complete copies of the Leases for manufacturing facilities, including all amendments, modifications, extensions and guaranties relating thereto, have been made available to the Buyer Entities. With respect to each Lease, (i) such Lease is legal, valid, binding, enforceable and in full force and effect against the applicable member of the Company Group and, to the knowledge of the Acquired Companies, the other parties thereto and (ii) no member of the Company Group, and to the knowledge of the Acquired Companies no other party thereto, is in violation, breach or default under such Lease, and no member of the Company Group has received written notice that it is in violation, breach or default under such Lease (which violation, breach or default remains outstanding), and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a violation, breach or default, in each case that would reasonably be expected to adversely affect the Company Group in any material respect. The Company Group does not sublease, as sublessor, any portion of the Real Property to any other Person, except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole.

(e) The Real Property constitutes all of the real property used by the Company Group to operate its businesses as currently conducted in all material respects.

(f) No member of the Company Group has received any written notice of any proposed or pending condemnation or eminent domain threats, proceedings or other Actions with respect to any material part of the Real Property, in each case that would reasonably be expected to adversely affect such Real Property or the Company Group’s ownership or leasehold interest therein in any material respect.

5.20 Affiliate Transactions. Section 5.20 of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts (excluding employment agreements and compensation, benefits, travel advances and employee loans in the ordinary course of business) to which any member of the Company Group, on the one hand, and any Seller or any of its Affiliates (other than any member of the Company Group), on the other hand, are parties (“Affiliate Contracts”). No Seller or any of its Affiliates (other than any member of the Company Group) has any ownership or financial interest in any property or assets of the Company Group (other than through any such Person’s ownership of the Purchased Interests).

5.21 Customers and Suppliers. Section 5.21 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the names of the ten (10) largest customers of the Company Group, taken as a whole, measured by dollar value for each of the twelve (12) calendar months ended December 31, 2021 and the nine (9) months ended September 30, 2022 (the “Top Customers”) and showing the total amount of revenue from each such Top Customer during the applicable period and the percentage of the total recognized revenue of the Company Group represented by such revenue, and (b) the ten (10) largest suppliers of the Company Group, taken as a whole, measured by dollar value for each of the twelve (12) calendar months ended December 31, 2021 and the nine (9) months ended September 30, 2022 (the “Top Suppliers”), and showing the total amount of purchases by the Company Group from each such Top Supplier during the applicable period and the percentage of the total amount of purchases by the Company Group represented by such purchases. Since December 31, 2021 until the date of this Agreement, none of the customers or suppliers listed or required to be listed on Section 5.21 of the Disclosure Schedules has notified any member of the Company Group, in writing, that it is (i) cancelling or terminating its relationship with any member of the Company Group or (ii) materially and adversely modifying its relationship with any member of the Company Group that has not been rescinded by such customer or supplier, as applicable.

5.22 Absence of Certain Changes. During the period from the date of the Interim Balance Sheet to the date of this Agreement:

(a) except as otherwise expressly contemplated or required by this Agreement, the businesses of the members of the Company Group have been conducted in the ordinary course of business in all material respects;

(b) no member of the Company Group has taken an action that, if taken during the period from the date of the Agreement through the Closing, would constitute a breach of Sections 7.1(d), 7.1(e), 7.1(g), 7.1(h), 7.1(i), 7.1(k), 7.1(l), 7.1(m) and 7.1(n); and

(c) there has been no Company Material Adverse Effect.

5.23 Product Liability; Product Warranty. Except as would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole:

(a) no member of the Company Group has any liability arising out of any injury to individuals or property as a direct result of the ownership, possession or use of any product designed, manufactured or sold by or on behalf of, or any service provided by, any member of the Company Group (each such product or service, a “Product”);

(b) during the past three (3) years, (i) all Products have been processed, manufactured and marketed in accordance with (A) the specifications and standards required by or contained in applicable Contracts, and (B) all applicable Laws, and (ii) there have been no third party (A) product liability claims involving the Products or (B) product warranty claims involving the Products, except for the return, replacement or repair of products in the ordinary course of business pursuant to standard product warranties; and

(c) during the past three (3) years, there have been no recalls involving any Products.

5.24 Brokers. Except for any broker, finder or similar intermediary all of the fees or commissions of which constitute Company Expenses or will be paid by the Primary Seller following the Closing, no broker, finder or similar intermediary has acted for or on behalf of any member of the Company Group or the Sellers in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any Contract with any member of the Company Group or any Seller or any action taken by them.

5.25 Exclusivity of Representations. The representations and warranties made by the Acquired Companies in this Article 5, the certificates delivered hereunder and the Ancillary Agreements are the exclusive representations and warranties made by or concerning the Company Group. Except as set forth in this Article 5, the certificates delivered pursuant to this Agreement and the Ancillary Agreements, (a) each Acquired Company expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the condition, value or quality of any business or assets of any member of the Company Group or otherwise, and (b) each Acquired Company expressly disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of any member of the Company Group, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that, except as set forth in this Article 5, such subject assets are “as is, where is” on the Closing Date, and in their present condition, and the certificates delivered hereunder and the Ancillary Agreements, the Buyer Entities and their Affiliates shall rely on their own examination and investigation thereof. Except as set forth in this Article 5, the certificates delivered pursuant to this Agreement and the Ancillary Agreements, no member of the Company Group is, directly or indirectly, making any representations or warranties regarding the pro forma financial information, financial projections or other forward-looking statements of any member of the Company Group.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES

The Buyer Entities represent and warrant to the Acquired Companies and the Sellers as follows:

6.1 Organization. Each Buyer Entity is duly formed (or the equivalent thereof), validly existing and, to the extent applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, with requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to (i) prevent, hinder or delay any of the transactions contemplated hereby or (ii) have a material adverse effect on the ability of the Buyer Entities to perform their obligations under this Agreement and the applicable Ancillary Agreements.

6.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Buyer consists of 150,000,000 Buyer Common Shares and 10,000,000 Buyer Preferred Shares. As of November 1, 2022, the issued and outstanding shares of capital stock of the Buyer consist of 36,635,224 Buyer Common Shares, zero Buyer Preferred Shares, 271,381 Buyer Options, 112,304 Buyer Stock Units and 68,161 Buyer Performance Share Units (assuming target-level achievement of all performance metrics) (collectively, the “Buyer Issued Equity”). Except as set forth in Section 6.2(a) of the Buyer Disclosure Schedules, since October 24, 2022, there have been no issuances of Buyer Issued Equity other than (x) in connection with the exercise of Buyer Options or the settlement of Buyer Stock Units and Buyer Performance Share Units and (y) issuances under the Buyer’s 2017 Omnibus Equity Plan (approved on May 25, 2017) and the Amended and Restated 2009 Omnibus Equity Plan (as amended and restated on May 24, 2012). All Buyer Issued Equity has been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and is not subject to any Encumbrance (except Encumbrances arising under applicable federal and state securities Laws and Encumbrances with respect to Buyer Options arising under Contracts described in filings by the Buyer with the SEC on our prior to November 7, 2022 (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature)), or issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Organizational Documents of the Buyer or any Contract to which the Buyer is a party or by which it is bound.

(b) Other than as described in Section 6.2(a) or in Section 6.2(b) of the Buyer Disclosure Schedules or in any Buyer Reports filed or furnished since the Applicable Date until November 7, 2022 (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), as of the date hereof, (i) there are no other equity interests of the Buyer authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), calls, commitments or agreements relating to the equity interests of the Buyer, to which the Buyer or any of its Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Buyer, (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of the Buyer to which the Buyer is a party or is bound. Other than as described in filings by the Buyer with the SEC on or prior to November 7, 2022 (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), as of the date hereof, the Buyer has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Buyer on any matter, (iii) there are no contracts to which any Buyer Entity is a party or by which it is bound to repurchase, redeem or otherwise acquire any equity interests of the Buyer, and (iv) there are no contracts to which any Buyer Entity is a party or by which it is bound to vote or dispose of any equity interests of the Buyer and no revocable or irrevocable proxies and no voting agreements with respect to any equity interests of the Buyer. At the Closing, the Buyer will have authorized but unissued Buyer Common Shares sufficient to consummate the Closing and effect the conversion of all Buyer Preferred Shares issued in connection with this Agreement (including with respect to any Buyer Preferred Shares issuable in connection with the Seller Price Adjustment and Buyer Common Shares issuable upon conversion of such additional Buyer Preferred Shares).

6.3 Binding Obligation. The Buyer Entities have full requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which they are a party by the Buyer Entities and the consummation of the transactions contemplated hereby and thereby by the Buyer Entities have been duly and validly authorized by all necessary organizational action on the part of the Buyer Entities, and no other organizational proceedings on the part of the Buyer Entities are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer Entities. This Agreement has been, and the Ancillary Agreements to which the Buyer Entities are or will be a party when executed will be, duly executed and delivered by the Buyer Entities and, assuming that this Agreement and such other Ancillary Agreements constitute the legal, valid and binding obligations of the other parties hereto and thereto, constitutes the legal, valid and binding obligations of the Buyer Entities, enforceable against the Buyer Entities in accordance with their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The board of directors of the Buyer duly, validly and unanimously adopted resolutions approving this Agreement and the Ancillary Agreements to which the Buyer Entities are or will be a party, the transactions contemplated hereby and thereby, the issuance of the Buyer Shares pursuant to this Agreement (including the issuance of any Buyer Preferred Shares in connection with the Seller Price Adjustment) and Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares, the reservation of the Buyer Common Shares underlying the Buyer Preferred Shares, the listing of the Buyer Shares, including the Buyer Common Shares underlying the Buyer Preferred Shares and, to the extent applicable, the acquisition of the Buyer Shares for purpose of obtaining an exemption from Section 16 of the Exchange Act, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

6.4 No Defaults or Conflicts. The execution and delivery by the Buyer Entities of this Agreement and the Ancillary Agreements to which the Buyer Entities are or will be a party and the consummation of the transactions by the Buyer Entities contemplated hereby and thereby and performance by the Buyer Entities of their obligations hereunder and thereunder do not and will not (a) result in any violation of the Organizational Documents of the Buyer Entities, and (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which the Buyer Entities are party or by which they are bound or to which their properties may be subject, and (c) assuming all filings and consents necessary for the consummation of the transactions contemplated hereby as set forth in Section 6.5 of the Buyer Disclosure Schedules shall have been, as relevant, obtained or made (and assuming the trust and accuracy of the representations and warranties of the Sellers in Article 4 and the Acquired Companies in Article 5), do not violate any existing applicable Law or Order applicable to the Buyer Entities or any of their assets or properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not have a Buyer Material Adverse Effect.

6.5 No Authorization or Consents Required. Other than (i) with respect to filings required under applicable Antitrust Laws, the Securities Act and the Exchange Act, (ii) with respect to filings required to be made with the NYSE, (iii) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws, and (iv) as listed in Section 6.5 of the Buyer Disclosure Schedules, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer Entities in connection with the execution, delivery and performance by the Buyer Entities of this Agreement and the Ancillary Agreements to which the Buyer Entities are a party and the consummation by the Buyer Entities of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not have a Buyer Material Adverse Effect. Except as set forth on Section 6.5 of the Buyer Disclosure Schedules, no vote of the holders of Buyer Common Shares or any other class of Buyer Issued Equity is necessary to approve or adopt this Agreement or the transactions contemplated hereby, including the issuance of the Buyer Preferred Shares or the Buyer Common Shares issued in connection with this Agreement, including those Buyer Common Shares to be issued upon the conversion of the Buyer Preferred Shares, under the organizational documents of the Buyer, applicable Law, rules of the NYSE or otherwise.

6.6 Buyer Reports; Financial Statements.

(a) The Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by it with the SEC pursuant to the SEC Guidance since January 1, 2019 (the “Applicable Date”) (the forms, statements, certifications, reports, schedules, proxies, registrations and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Buyer Reports”). Since the Applicable Date, each of the Buyer Reports, at the time of its filing or being furnished complied (or, if amended prior to the date of this Agreement, as of the date of such amendment), in all material respects, with all Laws, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Buyer Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Buyer Reports filed or furnished to the SEC since the Applicable Date did not, and any Buyer Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) No Subsidiary of Buyer is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file or furnish any form, statement, certification, report, schedule, proxy, registration or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) The Buyer has made available (including via the EDGAR system) to the Sellers all material correspondence between the SEC, on the one hand, and the Buyer or any of its Subsidiaries, on the other hand, since the Applicable Date, that have not been resolved by subsequent Buyer Reports on or prior to November 7, 2022. As of the date hereof, there are no outstanding or unresolved comments from the SEC’s staff with respect to any of the Buyer Reports. To the knowledge of the Buyer, as of the date hereof, (i) none of the Buyer Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer Report.

(d) Since the Applicable Date, the Buyer has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Buyer and its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC Guidance, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Buyer’s filings with the SEC and other public disclosure documents to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and SEC Guidance. During the previous five (5) years or as otherwise described in filings by the Buyer with the SEC since the Applicable Date and on or prior to November 7, 2022, neither the Buyer (including any employee thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting of the Buyer, (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Buyer or other employees who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by the Buyer or (iii) any claim or allegation regarding any of the foregoing.

(e) Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) since the Applicable Date (i) complied, or, in the case of Buyer Reports filed after the date of this Agreement, will comply, as to form in all material respects with all applicable Law, including SEC Guidance, (ii) has been prepared from, and is in accordance with, or, in the case of Buyer Reports filed after the date of this Agreement, will be prepared from and will be in accordance with, the books and records of the Buyer and its consolidated Subsidiaries, (iii) were prepared, or, in the case of Buyer Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be noted therein, and (iv) fairly presents in all material respects, or in the case of Buyer Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Buyer and its consolidated Subsidiaries as of its date, with only such deviations from such accounting principles or their consistent application as are referred to in the financial statements and unaudited interim financial statements included in or incorporated by reference into the Buyer Reports and, subject, in the case of the unaudited interim financial statements, to (i) the absence of normal year-end audit adjustments and (ii) the absence of related notes.

(f) Except as set forth in the Buyer Reports filed on or prior to November 7, 2022, as of the date hereof, neither the Buyer nor any of its Subsidiaries maintains any material undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

6.7 Brokers. Other than BofA Securities, Inc., no broker, finder or similar intermediary has acted for or on behalf of the Buyer Entities in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any Contract with the Buyer Entities or any action taken by the Buyer Entities.

6.8 Debt Financing.

(a) The Buyer Entities have delivered to the Sellers a true and correct copy of an executed debt commitment letter to the Buyer Entities (the “Debt Commitment Letter”) pursuant to which the lenders named therein (the “Lenders”) have committed to lend the Buyer Entities the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Buyer Entities have also delivered to the Sellers a true and complete (other than the redaction referenced herein) copy of the fee letter referenced in the Debt Commitment Letter (it being understood that the fee amounts, other economic terms, “market flex” and other customary provisions (none of which would adversely affect the amount, conditionality, availability, timing or termination of the Debt Financing) set forth therein have been redacted) (the “Fee Letter”).

(b) As of the date hereof, the Debt Commitment Letter and the Fee Letter are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. The Debt Commitment Letter and the Fee Letter, in the forms so delivered, are legal, valid and binding obligations of the Buyer Entities party thereto and, to the knowledge of the Buyer Entities, the other parties thereto, except as may be limited by the Equitable Exceptions. There are no other agreements, side letters, understandings or arrangements relating to the funding of the full amount of the Debt Financing on the Closing Date, and the Debt Commitment Letter and the Fee Letter constitute the entire and complete agreement between the parties thereto with respect to the terms and conditions of the Debt Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer Entities under any term or condition of the Debt Commitment Letter or Fee Letter and no Buyer Entity has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in the Debt Commitment Letter or the Fee Letter on or prior to the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. The Buyer Entities have fully paid any and all commitment fees or other fees required by the Debt Commitment Letter or Fee Letter, in each case to be paid by them on or prior to the date of this Agreement. No Buyer Entity is aware of any fact or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter or Fee Letter inaccurate, (ii) result in any of the terms or conditions in the Debt Commitment Letter or Fee Letter not being satisfied, (iii) cause the Debt Commitment Letter or Fee Letter to be ineffective or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement.

(c) Assuming the Debt Financing is funded in accordance with the Financing Letters and assuming the satisfaction of the conditions set forth in Articles 8 and 9 (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the exercise of the maximum amount of flex (including original issue discount flex) provided under the Fee Letter) the net proceeds from the Debt Financing, together with available cash of the Buyer Entities, will be sufficient to consummate the transactions contemplated by this Agreement, including the payment by the Buyer Entities of all amounts to be delivered by them pursuant to Section 2.2 or Section 2.3 and all fees and expenses to be paid by the Buyer Entities in connection with the transactions contemplated by this Agreement.

(d) The Buyer Entities confirm that it is not a condition to Closing or any of their other obligations under this Agreement that the Buyer Entities obtain financing for or in connection with the transactions contemplated by this Agreement.

6.9 Compliance with Laws.

(a) The business of the Buyer Entities and their respective Subsidiaries, taken as a whole, is not being conducted in violation of any applicable Laws, except such violations that would not have a Buyer Material Adverse Effect. Since January 1, 2021 until the date hereof, no Buyer Entity nor any of their respective Subsidiaries has received written notice from any Governmental Authority asserting that any Buyer Entity nor any Subsidiary of a Buyer Entity is in violation of any Law, except such violations that would not have a Buyer Material Adverse Effect.

(b) Without limiting the generality of the foregoing Section 6.9(a):

(i) Each Buyer Entity is, and during the past five (5) years has been, operating its business in compliance in all material respects with all applicable International Trade Laws and Anti-Corruption Laws. During the past five (5) years, no Buyer Entity has received written notice of or has been charged with any material violation of any such International Trade Laws or, to the knowledge of the Buyer Entities, been the subject of any investigation, inquiry, enforcement proceeding or other Action by any Governmental Authority regarding any offense or alleged offense under any International Trade Laws (including by virtue of having made any disclosure relating to any offense or alleged offense).

(ii) During the past five (5) years, (x) no Governmental Authority has notified any Buyer Entity in writing of any actual or alleged material violation or breach of Anti-Corruption Laws and (y) to the knowledge of the Buyer Entities, no Buyer Entity has been under, and is not now under, any administrative, civil or criminal investigation or indictment, and is not party to any Action, involving alleged violations of Anti-Corruption Laws. No Buyer Entity, nor any officer, director, manager or, to the knowledge of the Buyer Entities, any other Person acting on behalf of any of the foregoing, since the Applicable Date has, directly or indirectly in each case in violation of Anti-Corruption Laws: (A) paid, offered, authorized or received any unlawful bribe, kickback or other similar payment; (B) paid, offered or authorized the payment of money or anything of value to any Governmental Authority or any representative thereof (including any enterprise owned or controlled by a Governmental Authority) for the purpose of influencing any official act or decision or securing any improper advantage; or (C) engaged in, offered or authorized any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. During the past three (3) years, no Buyer Entity has conducted any material internal investigation, made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging material violations of applicable Anti-Corruption Laws.

(iii) During the past five (5) years, no Buyer Entity, nor any officer, director, manager or, to the knowledge of the Buyer Entities, any other Person acting on behalf of any of the foregoing is or has been the target of economic sanctions imposed pursuant to International Trade Laws. To the knowledge of the Buyer Entities, no Buyer Entity conducts or, since the Applicable Date, has conducted any business, directly or indirectly, with any Governmental Authority or other Person that is the target of sanctions imposed pursuant to International Trade Laws, including any Person that appears on the SDN List, or any Person majority-owned by an entity or individual that is the target of sanctions imposed pursuant to International Trade Laws, in each case in violation of International Trade Laws. During the past five (5) years, no Buyer Entity has conducted any material internal investigation, made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging violations of applicable sanctions, export controls or import Laws.

(iv) (A) During the past five (5) years, each Buyer Entity has been in compliance in all material respects with all applicable AML Laws, including the USA PATRIOT Act, the UK Proceeds of Crime Act 2002 and the UK Money Laundering Regulations 2017 and 2019, and (B) no Action involving any Buyer Entity, with respect to AML Laws, is currently pending or, to the knowledge of the Buyer Entities, threatened in writing. No Buyer Entity is required to be registered with the U.S. Department of the treasury as a money services business, as such term is defined by applicable federal U.S. Law, and no Buyer Entity is required to be registered or licensed as a money services business, money transmitter or equivalent enterprise under the applicable Law of any other jurisdiction.

6.10 Permits. Except as would not have a Buyer Material Adverse Effect:

(a) The Buyer Entities all material Permits necessary under applicable Law for each Buyer Entity to own, lease and operate its properties and assets and to carry on and operate its businesses as currently carried on and operated.

(b) All such Permits are in full force and effect, and no Buyer Entity is in material default or violation under any term, condition or provision of Permits.

(c) To the knowledge of the Buyer Entities, no condition exists that with notice or lapse of time or both would constitute a material default or violation of any term, condition or provision of any such Permit.

(d) No Buyer Entity has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any such Permit.

6.11 Insurance. Except as would not have a Buyer Material Adverse Effect, all material insurance policies of the Buyer Entities (“Buyer Insurance Policies”) are in full force and effect, all premiums with respect thereto have been paid and no written notice of cancellation or termination has been received by any Buyer Entity with respect to any such policy. With respect to each Buyer Insurance Policy, no Buyer Entity is in material default with respect to any provision contained in any such Buyer Insurance Policy. Since January 1, 2022, no Buyer Entity has received any written notice from any of its insurance carriers that any of its insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

6.12 Absence of Certain Changes. During the period from the date of the filing of the last Buyer Report to the date of this Agreement:

(a) except as otherwise contemplated or permitted by this Agreement, the businesses of the Buyer Entities and their respective Subsidiaries have been conducted in the ordinary course of business in all material respects; and

(b) there has been no Buyer Material Adverse Effect.

6.13 Litigation.

(a) There are no Actions pending, or to the knowledge of the Buyer Entities, threatened in writing against any Buyer Entity before any Governmental Authority that would have a Buyer Material Adverse Effect.

(b) Except as would not have a Buyer Material Adverse Effect, no Buyer Entity is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

6.14 Solvency. Assuming (a) the representations and warranties of the Sellers and the Acquired Companies in this Agreement, the certificates delivered hereunder and the Ancillary Agreements are true and correct in all material respects at and immediately after the Closing (and without giving effect to any limitation or qualification as to materiality or terms of other similar import or effect), (b) the conditions to the obligations of the Buyer Entities to consummate the transactions contemplated by this Agreement set forth in Article 8 have been satisfied or waived, and (c) the Financial Statements fairly present the consolidated financial condition and earnings of the Company Group as at the end of the periods covered thereby, then immediately following the Closing and after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the Closing), the Buyer Entities and each of their Subsidiaries (including the Company Group after the Closing), taken as a whole, on a consolidated basis, will be Solvent. No transfer of property is being made and no obligation is being incurred by the Buyer Entities in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer Entities or their Subsidiaries (including the Company Group after the Closing).

6.15 Buyers’ Reliance. The Buyer Entities acknowledge that they and their Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, Contracts, Company Insurance Policies (or summaries thereof) and other properties and assets of the Company Group that they and their Representatives have desired or requested to see or review, and that they and their Representatives have had an opportunity to meet with certain executive officers of the Company Group to discuss the business of the Company Group. The Buyer Entities acknowledge and agree that none of the Sellers, the Acquired Companies or any other Person has made any representation or warranty, expressed or implied, written or oral, as to the accuracy or completeness of any information regarding the Purchased Interests, the Company Group furnished or made available to the Buyer Entities and their Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements, and except as expressly set forth in Articles 4 and 5 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements. neither the Sellers nor any other Person (including any officer, director, member or partner of the Sellers) shall have or be subject to any liability to any Buyer Entity, or any other Person, resulting from any Buyer Entity’s use of any information, documents or material made available to any Buyer Entity (or any omissions therefrom) in any “data rooms” maintained by the Acquired Companies, including the Data Room, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer Entities acknowledge and agree that, should the Closing occur, the Buyer Entities shall acquire the Company Group without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise represented or warranted in Articles 4 and 5 of this Agreement, the certificates delivered hereunder and the Ancillary Agreements (which the Buyer Entities acknowledge shall survive in accordance with the provisions of Section 11.1); provided, however, that nothing in this Section 6.15 is intended to limit or modify the representations and warranties contained in Articles 4 and 5, the certificates delivered hereunder or the Ancillary Agreements. The Buyer Entities acknowledge and agree that, except for the representations and warranties contained in Articles 4 and 5, the certificates delivered hereunder and the Ancillary Agreements, none of the Acquired Companies, the Sellers or any other Person have made, and the Buyer Entities have not relied on any other express or implied representation or warranty, written or oral, by or on behalf of the Acquired Companies, the Sellers or any other Person. Except for the representations and warranties contained in Articles 4 and 5, the certificates delivered hereunder and the Ancillary Agreements, the Buyer Entities acknowledge that none of the Acquired Companies, the Sellers or any other Person, directly or indirectly, have made, and the Buyer Entities have not relied on, any representation or warranty regarding the pro forma financial information, financial projections or other forward-looking statements of the Company Group, and the Buyer Entities will make no claim with respect thereto.

6.16 Intellectual Property.

(a) The Buyer Entities own or have the right to use all material Intellectual Property necessary for the operation of the businesses of the Buyer Entities as presently conducted (collectively, the “Buyer Intellectual Property”) free and clear of all Encumbrances except for (i) Encumbrances arising under or in connection with the Buyer Entities’ credit facilities, (ii) and Encumbrances disclosed in Buyer Reports filed or furnished since the Applicable Date and on or prior to November 7, 2022, and (iii) Encumbrances incurred in the ordinary course of business securing obligations or liabilities that are not material to the Buyer Entities, taken as a whole. The Buyer Entities have maintained the Buyer Intellectual Property by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except as would not have a Buyer Material Adverse Effect.

(b) As of the date of this Agreement and except as would not have a Buyer Material Adverse Effect, (i) the use of the Buyer Intellectual Property by the Buyer Entities in the operation of the business of the Buyer Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, (ii) there is no Action pending or threatened in writing challenging or seeking to deny or restrict the rights of the Buyer Entities in the Buyer Intellectual Property or alleging that the operation of the business of the Buyer Entities as currently conducted infringes upon or misappropriates any Intellectual Property of any other Person, and (iii) to the knowledge of the Buyer Entities, no Person is infringing upon or misappropriating any Buyer Intellectual Property owned by the Buyer Entities.

(c) As of the date of this Agreement and except as would not have a Buyer Material Adverse Effect, (i) the computers, systems and IT assets of the Buyer Entities operate and perform in a manner that permits the each Buyer Entity to conduct its business as currently conducted, (ii) the Buyer Entities have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and IT assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the knowledge of the Buyer Entities, no such unauthorized use, access, interruption, modification or corruption has occurred, and (iii) no written claims have been asserted or, to the knowledge of the Buyer Entities, threatened in writing against any Buyer Entity alleging any violation relating to privacy, data protection and the collection of personal information.

(d) All material Software owned or purported to be owned by a Buyer Entity (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the applicable Buyer Entity or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and does not contain any Malicious Code, and (iii) to the knowledge of the Buyer Entities, has been maintained by the applicable Buyer Entity in accordance with their material contractual obligations to customers or other transferees and industry standards. To the knowledge of the Buyer Entities, no Person other than the applicable Buyer Entity possesses a copy, in any form (print, electronic or otherwise), of any source code for any material Software owned or purported to be owned by such Buyer Entity, and all such source code has been maintained as confidential. The Buyer Entities have no obligation to afford any Person access to any such source code.

(e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Buyer Entities’ right to own any Buyer Intellectual Property owned or purported to be owned, or use any material Buyer Intellectual Property or material Buyer IT Assets, except as would not have a Buyer Material Adverse Effect.

6.17 Buyer Entity Benefit Plans.

(a) Other than as described in Section 6.17(a) of the Buyer Disclosure Schedules or in the Buyer Reports filed or furnished on or prior to November 7, 2022, as of the date hereof, no Buyer Entity or any ERISA Affiliate thereof maintains, contributes to or has any liability under any (i) any Multiemployer Plan, (ii) plan that is subject to Section 412 of the Code or Section 302 of ERISA, (iii) “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (v) plan or arrangement that provides for medical, life insurance, or other health and welfare benefits on a post-employment basis (other than as required by Part 5 of Subtitle B of Title I of ERISA or similar state Law).

(b) Except as would not have a Buyer Material Adverse Effect, with respect to any Buyer Entity Plan that is a Multiemployer Plan, no Buyer Entity or any ERISA Affiliate thereof (i) has any unsatisfied obligation for “withdrawal liability” or (ii) is reasonably expected to have any actual or contingent liability, in either case, as a result of such Person’s sponsorship, maintenance, administration, participation in or contributions to any Multiemployer Plan. Except as would not have a Buyer Material Adverse Effect, no condition exists that is reasonably likely to subject any Buyer Entity or any ERISA Affiliate thereof to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502 of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B or 4980F of the Code.

(c) Except as would not have a Buyer Material Adverse Effect, (i) each Buyer Entity Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; and (ii) each Buyer Entity Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification (or such Buyer Entity Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan), and to the knowledge of the Buyer Entities nothing has occurred that could reasonably be expected to cause the loss of such qualification or result in the imposition of any liability, penalty or tax under ERISA or the Code.

(d) With respect to any Buyer Entity Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of any Buyer Entity, threatened in writing that would have a Buyer Material Adverse Effect. Except as would not have a Buyer Material Adverse Effect, all payments, distributions, reimbursements and/or contributions required to have been made with respect to any Buyer Entity Plan either have been timely made or have been properly accrued and reflected on the books of the Buyer Entities in accordance with the terms of the applicable Buyer Entity Plan and applicable Law. Except as would not have a Buyer Material Adverse Effect, within the last three (3) years, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code), no breach of fiduciary duty, and no reportable event, as defined in ERISA, has occurred in connection with any Buyer Entity Plan.

(e) The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional events) (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant to payment of any severance, transaction, retention or change in control payment or other similar benefit payable by any Buyer Entity, (ii) accelerate the time of funding, vesting or payment of any compensation or benefits under any of the Buyer Entity Plans to any current or former director, officer, employee, individual independent contractor or individual consultant, or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

6.18 Labor Relations.

(a) Except as would not have a Buyer Material Adverse Effect, (i) no Buyer Entity is experiencing or, during the past three (3) years has experienced, any work stoppage, labor strike, or other material labor dispute or claim of unfair labor practices, (ii) each Buyer Entity is in and, during the past three (3) years has been in, compliance with all applicable Laws respecting labor and employment practices, terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, sexual harassment, immigration, work authorization, workers’ compensation, plant closures and mass layoffs, unemployment, collective bargaining, laws, regulations and guidance related to COVID-19, the payment and withholding of employment Taxes, the maintenance and handling of personnel records and occupational health and safety, (iii) during the past three (3) years, no Buyer Entity has engaged in any unfair labor practice, and (iv) during the past three (3) years, no unfair labor practice charges or complaints against any Buyer Entity have been filed or are pending before the National Labor Relations Board or any similar state agency or other Governmental Authority.

(b) Except as would not have a Buyer Material Adverse Effect, during the last three (3) years, there have been no actual or, to the knowledge of the Buyer Entities, threatened Actions against any Buyer Entity brought by or on behalf of any applicant for employment, any current or former employee alleging: (i) violation of any labor or employment Law; (ii) breach of any collective bargaining agreement or other contract with a labor union, trade union agreement or foreign works council contract or arrangement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; (v) sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any Buyer Entity relating to the foregoing involving any current or former officer, director, executive, or manager (in relation to his or her employment or engagement with a Buyer Entity); or (vi) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission and any other Governmental Authority.

(c) Except as set forth on Section 6.18(c) of the Buyer Disclosure Schedules, no Buyer Entity is a party to or bound by any collective bargaining agreement or other Contract with or concerning a labor union, trade union or foreign works council.

6.19 Environmental Compliance. Except as would not have a Buyer Material Adverse Effect, (i) the Buyer Entities are and have been during the past three (3) years in compliance with all applicable Environmental Laws, (ii) the Buyer Entities have all material Permits required under any applicable Environmental Laws for the business of the Buyer Entities as presently conducted, all such Permits are in full force and effect and the Buyer Entities are each in compliance with the requirements of such Permits, (iii) as of the date hereof, there are no pending or, to the knowledge of the Buyer Entities, threatened Environmental Claims against any Buyer Entity that would give rise to material liability, (iv) no Buyer Entity is subject to any outstanding Order pursuant to any Environmental Law or relating to any Hazardous Substance, (v) no release of any Hazardous Substance has occurred on, in, under or from the Buyer Entities’ owned or leased real property or, to the knowledge of the Buyer Entities, any other location for which any Buyer Entity has an obligation under Environmental Law to perform any investigation or remedial action except as would not give rise to material liability, and (vi) no Buyer Entity has assumed in writing or provided an indemnity with respect to any material liability of any other Person arising under Environmental Laws.

6.20 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against any Buyer Entity or any of their respective Affiliates.

6.21 Taxes. Except as set forth on Section 6.21 of the Buyer Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by or with respect to any of the Buyer Entities or any Affiliate thereof has been timely (within any applicable extension periods and excluding any Tax Returns filed before the date of this Agreement) filed, and all such Tax Returns were true complete and correct in all material respects when filed.

(b) All material Taxes (other than estimated Taxes) required to have been paid by any of the Buyer Entities or any Affiliate thereof has been fully and timely paid.

(c) All material deficiencies for Taxes asserted or assessed in writing against any of the Buyer Entities or any Affiliate thereof has been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Buyer Reports.

(d) No material audit or other Action is in progress, pending or, to the knowledge of any of the Buyer Entities or any Affiliate thereof, threatened with respect to any Taxes or Tax Returns of any of the Buyer Entities. No Buyer Party has received in the past five (5) years a written notice from any Governmental Authority that it is required to pay Taxes or file Tax Returns in a jurisdiction in which it does not file Tax Returns or pay Taxes. No Buyer Entity or any Affiliate thereof has commenced a voluntary disclosure proceeding with respect to any material Taxes in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(e) No Buyer Party has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) No Buyer Party has been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Each of the Buyer Entities and each Affiliate thereof has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders and other Persons and (ii) any material ad valorem and value added Taxes. Each of the Buyer Entities and each Affiliate thereof has timely remitted all such withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(h) No Buyer Party has been a member of any Affiliated Group, other than an Affiliated Group of which the Buyer is the common parent. No Buyer Party is liable for Taxes of any other Person (other than other members of an Affiliated Group of which the Buyer is the common parent) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise. No Buyer Party is currently party to any Tax Sharing Agreements (other than any commercial agreement entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes).

6.22 Exemption from Registration. The issuance of the Buyer Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Buyer nor, to the knowledge of the Buyer, any other

Person authorized by the Buyer to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Buyer Shares, and neither the Buyer nor, to the knowledge of the Buyer, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Buyer Shares under this Agreement to be integrated with prior offerings by the Buyer for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Buyer take any action or steps that would cause the issuance of the Buyer Shares under this Agreement to be integrated with other offerings by the Buyer.

6.23 Listing and Maintenance Requirements. The Buyer Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Buyer has taken no action designed to, or which to the knowledge of the Buyer is reasonably likely to have the effect of, terminating the registration of the Buyer Common Shares under the Exchange Act or delisting the Buyer Common Shares from the NYSE, nor has the Buyer received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

6.24 Status of Securities.

(a) The Buyer Shares (including the Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares and including any Buyer Preferred Shares issuable in connection with the Seller Price Adjustment and Buyer Common Shares issuable upon conversion of such additional Buyer Preferred Shares) will be, when issued, duly authorized by all necessary corporate action on the part of the Buyer, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other stockholder of the Buyer, and will be free and clear of all liens, except restrictions imposed by the Securities Act and any other applicable securities Laws. The Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares have been, or prior to Closing will be, duly reserved for issuance.

(b) Other than the Investor Rights Agreement and the Registration Rights Agreement and except as set forth on Schedule 6.24 of the Buyer Disclosure Schedules, each to be entered into at Closing, there are no contracts, agreements or understandings between the Buyer Entities and any Person granting such Person the right (other than rights which have been waived in writing or otherwise satisfied) to require the Buyer to include any of its Equity Securities in any registration statement filed with the SEC.

6.25 Investment Purpose. The Buyer Entities will be acquiring the applicable Purchased Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer Entities acknowledge that the sale of the Purchased Interests hereunder has not been registered under the Securities Act of 1933 and the rules promulgated thereunder (the “Securities Act”) or any state securities Laws, and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer Entities represent that they are “Accredited Investors” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.26 Form S-3. As of the date hereof, the Buyer is eligible to use a Registration Statement on Form S-3 (or any successor form thereto) and is a “well-known seasoned issuer” within the meaning of Rule 405 under the Securities Act.

6.27 No Rights Agreement. The Buyer is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

6.28 Listing and Maintenance Requirements. The Buyer Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the knowledge of the Buyer is reasonably likely to have the effect of, terminating the registration of the Buyer Common Shares under the Exchange Act or delisting the Buyer Common Shares from the NYSE, nor has the Buyer received any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The Buyer is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Buyer Common Shares.

6.29 Exclusivity of Representations. The representations and warranties made by the Buyer Entities in this Article 6 are the exclusive representations and warranties made by or concerning the Buyer Entities and their Affiliates. Except as set forth in this Article 6, (a) each Buyer Entity expressly disclaims any other representations or warranties of any kind or nature, express or implied, written or oral. No Buyer Entity is, directly or indirectly, making any representations or warranties regarding pro forma financial information, financial projections or other forward-looking statements of the Buyer Entities or their Affiliates.

ARTICLE 7

COVENANTS

7.1 Conduct of Business of the Acquired Companies. Except (i) as contemplated by this Agreement, (ii) as required by applicable Law, (iii) for any COVID-19 Measures or (iv) as otherwise set forth in Section 7.1 of the Disclosure Schedules, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Acquired Companies shall use reasonable best efforts to, and shall cause the other members of the Company Group to use reasonable best efforts to, conduct the businesses and operations of the Company Group in the ordinary course in all material respects (it being understood that failure to take any action that would be prohibited by any of clause (a) through (q) of this Section 7.1 shall not, in any event, constitute a breach of the obligation set forth in this sentence to conduct business and operations in the ordinary course). Without limiting the generality of the foregoing, except as contemplated by this Agreement, as required by applicable Law, for any COVID-19 Measures, or as otherwise set forth in Section 7.1 of the Disclosure Schedules, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (provided, that the Buyer Entities shall affirmatively provide or withhold such consent no later than five (5) Business Days following receipt of the Acquired Companies’ written request for such response and, if the Buyer Entities do not timely respond in writing, such consent shall be deemed withheld), the Acquired Companies shall not, and shall cause the other members of the Company Group not to, undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge, of additional Equity Securities of any member of the Company Group, in each case other than to another member of the Company Group;

(b) redeem, purchase or otherwise acquire any outstanding Equity Securities of any member of the Company Group except for any redemption, purchase or acquisition in connection with the departure of any employee of a member of the Company Group or in furtherance of the transactions contemplated hereby; provided, that nothing in this Agreement shall restrict members of the Company Group from declaring or paying any cash dividend or making any other cash distribution to any Seller or direct or indirect equityholders of any Seller prior to the Closing Date, except that the Acquired Companies shall not declare or pay any cash dividends or make any other cash distributions from the Reference Time through the Effective Time if it is not taken into account in calculating Closing Cash;

(c) adopt any new (except to the extent required by applicable Law or in connection with the formation of a new Subsidiary), or amend in any material respect, any existing Organizational Document of any member of the Company Group;

(d) (i) grant, announce or promise to make any increase in the salary, bonus, severance, incentive or phantom equity or other incentive pay or other compensation or benefits payable by any member of the Company Group to any current employee or other individual service provider of any member of the Company Group with an annual base salary or annual fees of $250,000 or more, other than (w) to the extent a payment would be treated as a Company Expense or is (1) to a holder of a Phantom Equity Award, (2) will be satisfied from the Phantom Award Escrow Account and (3) relates to the Agreed Shares, (x) as required by Law, (y) pursuant to the terms of any plans, programs, contracts or agreements existing on the date hereof, or (z) in the ordinary course of business consistent with past practice or as of the date of such individual’s promotion, (ii) enter into “double-trigger” agreements with employees or other individual service providers of any member of the Company Group, (iii) except as permitted by clause (i) of this Section 7.1(d), enter into or adopt any Company Plan or amend any Company Plan, other than amendments (y) required by applicable Law or (z) on commercially reasonable terms that do not materially increase the costs of maintaining such Company Plan, (iv) hire any employee whose annual base salary exceeds $250,000 (other than on a replacement basis), (v) terminate the service of any employee with annual base salary in excess of $250,000 other than for “cause” or (vi) without limiting the generality of the foregoing, take any of the actions set forth on Section 7.1(d) of the Disclosure Schedules;

(e) adopt, enter into, amend or terminate any collective bargaining Contract or other Contract with a labor union, works council or labor organization, other than, in each case, as required by Law or pursuant to the terms of any such Contract existing on the date hereof and set forth in the Disclosure Schedules;

(f) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of any member of the Company Group that would constitute a “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws) or enter into negotiations for the purpose of entering into or making any amendments to any collective bargaining agreement;

(g) except (i) for disposals of obsolete assets or assets with de minimis or no book value and (ii) for sales of inventory in the ordinary course of business, sell, lease, transfer, mortgage, pledge or otherwise dispose of or subject to any Encumbrance (other than Permitted Encumbrances) any property or asset that is material to the Company Group;

(h) (i) create, assume, guarantee or incur, or agree to create, assume, guarantee or incur, any Indebtedness for borrowed money in excess of $1,000,000 (other than ordinary course borrowings under existing lines of credit existing on the date of this Agreement, unless repaid prior to the Closing) or (ii) amend, issue or sell any debt securities, instruments or warrants or other rights to acquire any debt securities of the Company Group in excess of $1,000,000, guarantee any debt securities or instruments of another Person (other than of other members of the Company Group) or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than of other members of the Company Group);

(i) make any loans, capital contributions or investments in or lend money to any Person (other than to other members of the Company Group) in excess of $2,000,000 in the aggregate, except for travel and other business expenses to officers and employees in the ordinary course of business;

(j) materially amend or terminate any Material Contract (other than (i) bidding for and entering into Contracts with customers or suppliers in the ordinary course of business, (ii) terminations of Contracts as a result of the expiration of the term of such Contracts or material breach by any counterparty of such Contracts, (iii) renewals of Contracts in the ordinary course of business and (iv) otherwise in the ordinary course of business);

(k) acquire any business or Person or all or substantially all of the assets of any Person, whether by merger or consolidation, purchase of assets or Equity Securities or by any other manner, in a single transaction or a series of related transactions;

(l) make any material change in the Company Group’s methods, principles, practice or policies of financial accounting in effect as of the date hereof, except as required by a change in GAAP or in applicable Law;

(m) make any material Tax election inconsistent with past practices, change or revoke any material Tax election, file any amended material Tax Return, change any Tax accounting period or method, enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, surrender any material right to a Tax refund, settle any material Tax claim relating to any member of the Company Group or fail to timely file any material Tax Return of any member of the Company Group;

(n) (i) cancel any material third party Indebtedness owed to any member of the Company Group (excluding, in each case, for the avoidance of doubt, all intercompany Indebtedness between or among members of the Company Group) or (ii) except as directed by the Buyer Entities, make any payments in respect of Indebtedness owed by any member of the Company Group to any third party from the Reference Time through the Effective Time;

(o) adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, exchange or readjustment of Equity Securities, or Equity Securities dividend or distribution or like change in the capitalization of any member of the Company Group;

(p) sell, assign, transfer, license or otherwise dispose of or abandon or allow to lapse any material Owned Intellectual Property (other than nonexclusive licenses granted by the members of the Company Group in the ordinary course of business);

(q) settle waive, release, assign or compromise any claims, liabilities or obligations arising out of, related to or in connection with any Action other than settlements of, or compromises for, any such Action (i) involving monetary relief in the amount of $5,000,000 or less and where the relevant member or members of the Company Group obtain a customary release in the Company Group’s favor or (ii) in which any member of the Company Group is the plaintiff and incurs no material liability or other obligations; or

(r) agree to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (x) will give the Buyer Entities, directly or indirectly, rights to control or direct the business or operations of any member of the Company Group prior to the Closing, (y) shall operate to prevent or restrict any act or omission by any member of the Company Group the taking of which is required by applicable Law or any Contract or Company Plan by which any member of the Company Group is bound as of the date hereof. Prior to the Closing, the members of the Company Group will exercise, consistent with the terms and conditions of this Agreement, control of their businesses and operations or (z) shall operate to prevent or restrict BV II from declaring or paying any dividend or making any other distribution, in each case in respect of the portion of the Estimated Purchase Price or Final Purchase Price received by BV II in respect of the BV II-Held Shares, to Primary Seller.

7.2 Conduct of Business of the Buyer Entities. Except (i) as contemplated by this Agreement, (ii) as required by applicable Law, (iii) for any COVID-19 Measures, or (iv) as otherwise set forth in Section 7.2 of the Buyer Disclosure Schedules, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Buyer Entities shall use reasonable best efforts to, and shall cause their Subsidiaries to use reasonable best efforts to, conduct their business and operations in the ordinary course in all material respects (it being understood that failure to take any action that would be prohibited by any of clause (a) through (j) of this Section 7.2 shall not, in any event, constitute a breach of the obligation set forth in this sentence to conduct business and operations in the ordinary course). Without limiting the generality of the foregoing, except as contemplated by this Agreement, as required by applicable Law, for any COVID-19 Measures, or as otherwise set forth in Section 7.2 of the Buyer Disclosure Schedules, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, without the prior written consent of the Sellers (provided, that the Sellers shall affirmatively provide or withhold such consent no later than five (5) Business Days following receipt of the Buyer Entities’ written request for such response and, if the Sellers do not timely respond in writing, such consent shall be deemed withheld) the Buyer Entities shall not, and shall cause their Subsidiaries not to, undertake any of the following actions:

(a) issue or sell any preferred Equity Securities of (or preferred Equity Securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire preferred Equity Securities of) the Buyer (including the Buyer Preferred Shares);

(b) issue or sell any common Equity Securities of (or Equity Securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Equity Securities having the right to vote of) the Buyer at a price less than the fair market value thereof;

(c) amend or otherwise change (whether by merger or otherwise) the certificate of incorporation or bylaws or any similar governing instruments of the Buyer that would prevent, materially delay or materially impair the transactions contemplated by this Agreement;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise or set a record date for any of the foregoing (other than dividends and distributions paid or payable by a Subsidiary of the Buyer to another Subsidiary of the Buyer or to the Buyer);

(e) incur Buyer Indebtedness outside of the ordinary course of business other than contemplated by the Debt Commitment Letter or otherwise in connection with the Debt Financing or the Take-Out or Exchange Offering (it being acknowledged and agreed that borrowings under existing credit facilities, lines of credit or other agreements or arrangements existing on the date of this Agreement shall be deemed ordinary course of the Buyer);

(f) redeem, repurchase or acquire any Buyer Common Shares or Buyer Preferred Shares or set a record date for any of the foregoing (other than redemptions, repurchases or acquisitions of Buyer Common Shares from employees, directors and other personnel of the Company in the ordinary course);

(g) voluntarily deregister the Buyer Common Shares under the Exchange Act, as amended, or voluntarily delist the Buyer Common Shares;

(h) acquire any business or Person or all or substantially all of the assets of any Person, by merger or consolidation, purchase of substantial assets or Equity Securities, or by any other manner, in a single transaction or a series of related transactions, in excess of $400,000,000 (based on enterprise value), or undertake any such transactions in the aggregate in excess of $1,000,000,000 (based on enterprise value);

(i) adopt or effect a plan of bankruptcy or complete or partial liquidation or dissolution of the Buyer;

(j) cancel any material third party Indebtedness owed to any Buyer Entity (excluding, in each case, for the avoidance of doubt, all intercompany Indebtedness between or among Buyer Entities); or

(k) agree in writing to take any of the foregoing actions.

7.3 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Acquired Companies shall, and shall cause the other members of the Company Group and their respective Representatives to, give the Buyer Entities and their authorized Representatives reasonable access, exclusively for purposes related to the transactions contemplated hereby, during normal business hours to all books, records, employees, offices and other facilities and properties of the Company Group as the Buyer Entities or their authorized Representatives may from time to time reasonably request; provided, however, that (i) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group, (ii) the Buyer Entities shall not conduct any invasive sampling or testing of building materials or the Environment with respect to the Real Property unless, in each instance, approved in writing in advance by the Primary Seller, (iii) the Buyer Entities and their Representatives shall not, in connection with this Agreement and the transactions contemplated hereby (rather than in the ordinary course of business unrelated to this Agreement and the transaction contemplated hereby, with respect to which no consent shall be needed), contact or otherwise communicate with the employees, customers or suppliers of the Company Group unless, in each instance, approved in writing in advance by the Primary Seller (such approval not to be unreasonably withheld, condition or delayed), (iv) the Acquired Companies shall not be required to, or to cause any other members of the Company Group to, grant such access if any Acquired Company reasonably determines that it would compromise the health or safety of any employee of a member of the Company Group in light of COVID-19 (taking into account any COVID-19 Measures), (v) notwithstanding anything to the contrary in this Agreement, no member of the Company Group shall be required to disclose any information to the Buyer Entities, or their authorized Representatives, if doing so would (x) violate any Contract or any Law to which any member of the Company Group is a party or to which any member of the Company Group is subject or (y) compromise any attorney-client or other similar privilege, but, in each case, the Sellers and the Acquired Companies shall, and the Acquired Companies shall cause each other member of the Company Group to, use reasonable best efforts to provide such information in a way so as not to jeopardize such attorney client-privilege or similar privilege or contravene any applicable Contract or Laws if requested by the Buyer Entities.

(b) Any information provided to or obtained by the Buyer Entities or their authorized Representatives pursuant to Section 7.3(a) above shall be “Confidential Information” as defined in the Confidentiality Agreement, dated as of September 1, 2022, by and between Granite Holdings, LP and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer Entities in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein; provided; that in the event of the termination of this Agreement for any reason, the term of the Confidentiality Agreement shall be extended for an additional one (1) year. Subject to and effective as of the occurrence of the Closing, the Confidentiality Agreement shall terminate on the Closing Date other than with respect to any Evaluation Material (as defined in the Confidentiality Agreement) related to the Sellers. For the avoidance of doubt, no KPS Capital Partners, LP portfolio company shall be deemed to be in receipt of any Company Group Confidential Information solely because a director, officer or Representative of a member of the Company Group or one of their respective subsidiaries who is involved in the transactions contemplated by this Agreement and the Ancillary Agreements is also a director, officer or Representative of such portfolio company (a “Dual Hat Person”); provided, that such director, officer or Representative does not disclose any Company Group Confidential Information to any other directors, officers, Representatives or employees of such portfolio company other than a Dual Hat Person.

(c) No Party will (and each Party shall cause its Affiliates not to) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto, and each Party shall keep the terms of this Agreement and the other documents executed in connection herewith confidential; provided, however, that nothing herein will prohibit any Party (or such Affiliate as the case may be) from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, in the good faith judgment of such Party upon advice of counsel, required by Law, in which case the Party (or such Affiliate, as the case may be) making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement and consider any comments in good faith in advance of its issuance; provided, further, that nothing herein shall prohibit the Sellers or the Buyer Entities or any of their respective direct and indirect parent entities and Affiliates from disclosing the terms and status of this Agreement or the transactions contemplated hereby to their respective Affiliates, shareholders, limited partners, members and prospective limited partners or members, financing sources and other Representatives (so long as, in each case, such disclosure has a bona fide business purpose and is subject to customary confidentiality obligations).

7.4 Filings and Authorizations; Consummation.

(a) Each of the Parties shall, if required by applicable Law, within ten (10) Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Each of the Parties shall request early termination of each applicable waiting period under the HSR Act, if available. The Buyer Entities and the Acquired Companies shall, as promptly as reasonably practicable following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all filings set forth on Section 7.4 of the Disclosure Schedules. The Buyer Entities, on the one hand, and the Sellers, on the other hand, shall bear equally (50/50) the filing fees pursuant to the HSR Act relating to the transactions contemplated herein; provided, however, that the Buyer Entities acknowledge and agree that they shall pay and shall be solely responsible for the payment of all other filing fees required to be paid to any international Governmental Authority in respect of any such filing contemplated by this Section 7.4(a).

(b) Subject to Section 7.4(d), each of the Parties, as promptly as practicable, shall make, or cause to be made, all other filings and submissions not otherwise addressed under Section 7.4(a), including Antitrust Laws, applicable to it, or to its Subsidiaries or Affiliates, as may be required for it to consummate the transactions contemplated herein and use its reasonable best efforts (which shall not require a Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons (including the counterparties to the agreements set forth in Section 7.32 of the Disclosure Schedules) and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. None of the Parties shall (and shall cause their Affiliates not to) (i) consent to any voluntary extension of any statutory deadline or waiting period; (ii) pull and refile any filing made under the HSR Act, or any other Antitrust Laws; or (iii) consent to any other voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority, in each case, without the prior written consent of the other Parties.

(c) The Parties shall coordinate and reasonably cooperate with one another in promptly exchanging and providing such information to each other and in making the filings and requests referred to in Sections 7.4(a) and 7.4(b) above. The Parties shall promptly supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(d) Notwithstanding anything to the contrary in this Agreement, each Party shall use, and shall cause its Affiliates to use, reasonable best efforts to consummate the transactions contemplated by this Agreement prior to the Termination Date. For the Buyer Entities and their Affiliates (but not for the Sellers and their Affiliates), “reasonable best efforts” shall include using such efforts to (x) avoid or eliminate each and every impediment, resolve any objection and obtain all consents under any applicable Law (including Antitrust Laws) as promptly as practicable so as to enable the Parties to consummate the transactions contemplated by this Agreement and (y) avoid the entry or to effect the dissolution of, or vacate or lift, any order, objection of any Governmental Authority or waiting period under applicable Law (including Antitrust Laws) that would otherwise have the effect of preventing, impairing or delaying the Closing, including (i) proposing, negotiating and offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, license, divestiture, disposition or hold separate of such entities, assets, Intellectual Property, businesses, product lines, equity interests, properties or services of the Buyer Entities or their Subsidiaries or Affiliates (including, following the Closing, members of the Company Group), or otherwise offering to take or offering to commit to take any action (including any action that limits their freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the businesses, assets, product lines, equity interests, properties or services of the Buyer Entities or their Subsidiaries or Affiliates or of the Company Group) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action, (ii) terminating, amending, relinquishing, modifying, waiving or assigning existing relationships, ventures or contractual rights, obligations or other arrangements of the Buyer Entities or their Subsidiaries or Affiliates, (iii) changing or modifying, or agreeing not to engage in, any course of conduct regarding future operations, (iv) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Buyer Entities or their Subsidiaries or Affiliates, (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) and (vi) or entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i), (ii), (iii) or (iv) opposing, and causing its Affiliates to oppose, through and including Action on the merits (and all appeals with respect thereto), any Action asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date; provided, however, that no Party or its Affiliates shall be required to take, or commit or agree to take, any of the foregoing actions to the extent such action would have a material adverse effect on the Company Group, taken as a whole. For the avoidance of doubt, the Buyer Entities shall not require any Seller or member of the Company Group to, and no Seller or member of the Company Group shall be required to, take any action with respect to any order or any applicable Law that would bind any member of the Company Group prior to the Closing or bind a Seller at any time. In addition and without limiting the other provisions of this Section 7.4, each Buyer Entity shall use reasonable best efforts to defend through litigation, appealing, contesting or otherwise resisting any Action, proceeding, or order by any Governmental Authority or private party, challenging the transactions contemplated hereby, including to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would delay the Closing or prevent the Closing by the Termination Date; provided, however, that such litigation in no way limits the other obligations of any Buyer Entity set forth in this Section 7.4(d).

(e) Except as specifically required by this Agreement, the Parties shall not take, and shall cause their respective Affiliates not to take, any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties hereto to consummate the transactions contemplated by this Agreement, including taking or not taking any action required to be taken or not taken pursuant to clause (c). Without limiting the generality of the foregoing, no Party shall, and shall cause all of its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to a commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment, commercial or strategic relationship could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, (iv) increase the risk of any Governmental Authority asserting jurisdiction over the transactions contemplated hereby or (v) cause any material delay in the consummation of the transactions contemplated hereby.

(f) Each Party shall promptly inform the other Parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. Each Party will, and will cause its Affiliates to, provide the other Parties with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to (i) comply with contractual arrangements and (ii) address reasonable attorney-client or other privilege or confidentiality concerns. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party will advise the other Parties promptly in respect of any understandings, undertakings or agreements (oral or written) that any Party proposes, in its sole discretion, to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement, and give such other Parties the opportunity to attend and participate at any meetings with respect thereto. None of the Parties (including their respective Affiliates or Subsidiaries) will agree to participate in any substantive meeting, telephone call or discussion with a Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other Parties in advance (in each case to the extent reasonably practicable) and, except as may be prohibited by a Governmental Authority or by any Law, will permit authorized Representatives of the other Parties to be present at each substantive meeting, telephone call or discussion.

7.5 Employee Matters.

(a) From and after the Closing Date until the first (1st) anniversary thereof (the “Continuation Period”), the Buyer Entities shall, or shall cause each member of the Company Group to, provide (i) a base salary or base wages, as applicable, and cash bonuses, cash commissions and other cash incentive compensation to each person who is an employee of the members of the Company Group and who remains employed with such member immediately after the Closing (collectively, the “Continuing Employees”) that is no less favorable than each such cash-based item, as applicable, provided to such employee by the Company Group immediately prior to the Closing, (ii) employee benefits (excluding equity or equity-based compensation, long-term incentive compensation, retention or change in control benefits, retiree medical or other post-termination welfare benefits, and defined benefit pension plan benefits) that are no less favorable in the aggregate to each Continuing Employee than such employee benefits provided to each such employee by the Company Group immediately prior to the Closing Date and (iii) in the case of each such Continuing Employee who was eligible to receive severance benefits immediately prior to the Closing Date and whose employment is either terminated with “good reason” or without “cause” (as such terms are defined in the applicable severance arrangement), in each case, prior to the last day of the Continuation Period, severance benefits and payments that are no less favorable than the severance benefits and payments that would have been provided to such Continuing Employee under the applicable severance policy of such member of the Company Group existing immediately prior to the Closing Date; provided, however, that except as otherwise set forth in any Contract (other than this Agreement) with any Continuing Employee or applicable Law, nothing herein shall preclude the Buyer Entities or any member of the Company Group from terminating the employment of any employee at any time on or after the Closing.

(b) The Buyer Entities shall use commercially reasonable efforts to cause service rendered by Continuing Employees to a member of the Company Group prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and, except with respect to any defined benefit or other pension plan (other than any such plan sponsored by the Company Group as of the Closing Date), level of benefits, as applicable, under all employee benefit plans, programs, policies, contracts and arrangements of the Buyer Entities and their Subsidiaries (including each member of the Company Group) that each such Continuing Employee may participate in as of the Closing Date, to the same extent as such service was taken into account under corresponding plans of each member of the Company Group for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service or conflict with any purposes for which prior service must be credited under applicable Law. Without limiting the foregoing, the Buyer Entities shall use commercially reasonable efforts to cause any pre-existing condition or limitation under any health or welfare plan of the Buyer Entities or their Subsidiaries (including each member of the Company Group) offered to a Continuing Employee to the extent that such condition or limitation was waived or satisfied under the corresponding plan of each member of the Company Group in which such employee participated immediately prior to the Closing Date for the plan year in which the Closing Date occurs. The Buyer Entities shall use commercially reasonable efforts to cause each Continuing Employee to be given credit for the plan year in which the Closing Date occurs under any such plans for co-payments made, deductibles and other similar out-of-pocket payments satisfied, prior to the Closing Date under the corresponding Company Plan during the plan year in which the Closing Date occurs.

(c) The provisions of this Section 7.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or other individual service provider of any member of the Company Group or any other individual associated therewith shall be regarded for any purposes as a third party beneficiary of this Agreement, and nothing herein shall be construed as (i) an amendment to or establishment or termination of any Company Plan or (ii) the creation of any right to continued employment or engagement with any member of the Company Group, the Buyer Entities or their respective Affiliates. Nothing in this Section 7.5 shall be construed to limit any rights that any member of the Company Group or the Buyer Entities have under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any employee of any member of the Company Group for any reason.

7.6 Section 280G Approval. The Acquired Companies shall, as soon as practicable following the date of this Agreement and in no event later than the Business Day prior to the Closing Date, (a) use their commercially reasonable efforts to secure from each Person who has a right to any payments or benefits or potential right to any payments or benefits (including, without limitation, under any Company Plan) that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (b), of such Person’s rights to all of such parachute payments that are equal to or in excess of three (3) times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (b) solicit the approval of the stockholders of the applicable member of the Company Group to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. No later than the Business Day prior to the Closing Date, the Acquired Companies shall deliver to the Buyer Entities a written notice that either (A) the requisite vote was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided, and any previously paid or provided Waived 280G Benefits shall be returned or recovered. Not less than five (5) Business Days prior to distributing any material relating to such vote (including any waivers, consents or disclosure statements), the Acquired Companies shall provide the Buyer Entities with drafts of such materials for the Buyer Entities’ reasonable review and comment and the Acquired Companies, as applicable, shall reasonably consider any comments made by the Buyer Entities prior to obtaining the waivers and soliciting the vote. The Buyer Entities shall provide to the Acquired Companies, no less than fifteen (15) Business Days prior to the Closing Date, any arrangements entered into at the direction of the Buyer Entities or between the Buyer Entities and their Affiliates, on the one hand, and any disqualified individual, on the other hand (“Buyer Arrangements”) or the key terms thereof, and the Acquired Companies and the Buyer Entities shall cooperate in good faith with respect to calculating the value of such arrangements; provided, however, that if such Buyer Arrangements are not provided or are provided to the Acquired Companies fewer than fifteen (15) Business Days prior to the Closing Date, compliance with the remainder of this Section 7.6 shall be determined as if such Buyer Arrangements had not been entered into. Nothing in this Section 7.6 shall be construed as requiring any specific outcome to the vote described herein.

7.7 Labor Matters. The Acquired Companies and the Buyer Entities shall, and the Acquired Companies shall cause the other members of the Company Group to, where applicable, bargain or consult with each employee of each member of the Company Group (“Company Employees”) or employee representatives, unions, works councils or other employee representative bodies, if any, and shall use commercially reasonable efforts to provide such information to each other Party as may be required by that Party to comply with its notification, bargaining and/or consultation obligations or as reasonably requested. The Buyer Entities each agree to recognize all existing union or works council representations, to assume (or honor, as applicable for each member of the Company Group) all labor collective bargaining, union, recognition and similar labor Contracts covering any Company Employees (“CBAs”) and any liabilities with respect thereto, and to honor all terms and conditions regarding Company Employees under any existing applicable CBAs and applicable Law, including by establishing employee benefit plans as required to comply with the terms and conditions of applicable CBAs; provided that nothing in this Section 7.7 shall prevent the Buyer Entities from amending or renegotiating the terms and conditions of applicable CBAs in accordance with their terms.

7.8 State Securities Laws. The Buyer shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the issuance of the Buyer Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of the Buyer Preferred Shares.

7.9 Certain Corporate Actions.

(a) If, at or prior to the Closing, any occurrence during the period of measurement of the Conversion Price (as defined in the Certificate of Designations) or thereafter (but no later than the Closing) would result in an adjustment to the Conversion Price pursuant to the Certificate of Designations if the Buyer Preferred Shares had been issued and outstanding at such time, the Buyer shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by the Certificate of Designations if the Buyer Preferred Shares had been issued and outstanding at such time. For the avoidance of doubt, no adjustments to the Conversion Price shall be made as a result of the transactions contemplated by this Agreement so long as such transactions are consummated on the basis of this Agreement and the Debt Commitment Letter.

(b) Prior to the Closing, the Buyer shall hold a vote of its board of directors to irrevocably approve resolutions, in form and substance reasonably acceptable to the Primary Seller (and in keeping with Section 5.6 of the Investor Rights Agreement), containing a renunciation of any interest or expectancy of the Buyer in, or in being offered an opportunity to participate in, certain business opportunities (consistent with Section 5.6 of the Investor Rights Agreement) presented to each director nominated, elected or designated by certain Affiliates of the Primary Seller that hold the Buyer Preferred Shares, in each case to the maximum extent permitted by applicable Law (including Section 122(17) of the Delaware General Corporation Law).

(c) The Buyer shall not adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Primary Seller and its Affiliates unless the Buyer has excluded the Primary Seller from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement.

(d) The Buyer shall use its reasonable best efforts to obtain a stockholder approval of the issuance of the Buyer Shares issuable pursuant to this Agreement (including upon conversion of the Buyer Preferred Shares) pursuant to the NYSE Listing Rule 312.03 or any successor rule (the “Stockholder Approval”) at the Buyer’s next annual meeting in 2023 (the “2023 Annual Meeting”). The Buyer shall continue to use its reasonable best efforts to obtain the Stockholder Approval at every annual meeting of its stockholders thereafter until the Stockholder Approval is obtained. The proxy statement for 2023 Annual Meeting (and any proxy statement for any subsequent annual meeting until such Stockholder Approval is obtained) shall include the Buyer’s board of directors’ recommendation that the stockholders vote in favor of the Stockholder Approval. The Company shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval.

7.10 Further Assurances.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the Parties shall, and shall cause its Affiliates to, execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each Party shall, and shall cause its Affiliates to, on or prior to the Closing Date, use their respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution, notarization and delivery of any documents, certificates, deeds, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. From and after the Closing, each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, use their respective reasonable best efforts to furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby; provided that any expense incurred in a Party’s performance of its obligations under this Section 7.10 shall be payable by the requesting Party; and provided further that any provision of information pursuant to this Section 7.10 may be subject to the Confidentiality Agreement and, to the extent the Confidentiality Agreement is no longer in effect, a customary confidentiality agreement.

(b) Without limiting the foregoing, the Parties acknowledge and agree that the implementation of the transactions contemplated by this Agreement may need to be effected at the Closing pursuant to certain short-form assignment and assumption, sale or other similar short-form transfer agreements, including, as necessary, notices of transfer, notarial deeds, powers of attorney and any other ancillary agreement or document reasonably requested by the Buyer Entities or the Sellers, in all cases subject to and conforming with the requirements of applicable Law (on a country-by-country basis), the Organizational Documents of the Company Group and the terms and conditions of this Agreement. The Parties will cooperate in good faith to prepare such agreements and instruments as soon as reasonably practicable following the date hereof and will execute and deliver or cause their respective Affiliates to execute and deliver such agreements and instruments at or prior to the Closing upon the terms and subject to the conditions of this Agreement. The Parties agree that no agreement or document contemplated by this Section 7.10 is intended, and no such agreement or document will be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of any Buyer Party, any Affiliate of a Buyer Party, any Acquired Company, any Seller or any of their respective Subsidiaries or Affiliates from those contained in this Agreement.

7.11 Officer and Director Indemnification and Insurance.

(a) The Buyer Entities agree that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers or officers of the Company Group and the fiduciaries of any Company Plans (each an “Indemnified Party” and collectively the “Indemnified Parties”), as provided in the applicable Organizational Documents of the Company Group or in indemnification agreements set forth on Section 7.11(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, and the Buyer Entities shall cause the Company Group to honor such rights for the duration of such period. For a period of not less than six (6) years following the Closing Date, the indemnification, advancement of expenses and exculpation provisions of each Company Group member’s Organizational Documents for the Indemnified Parties in respect of acts or omission occurring prior to the Closing shall not be amended, repealed or otherwise modified by the Buyer Entities or their Affiliates (including any member of the Company Group after the Closing) in any manner that would adversely affect the rights thereunder of any Indemnified Parties, unless such modification is required by applicable Law.

(b) The Buyer Entities shall and shall cause the Company Group to indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions occurring prior to the Closing arising out of or relating to their services as directors or officers of the Company Group or another Person, if such Indemnified Party is or was serving as a director or officer of such other Person at the request of a member of the Company Group, or fiduciaries of the Company Plans, whether asserted or claimed at or after or occurring before the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise), except in the case of any actual and knowing common law fraud under Delaware law by such individual. If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification in accordance with the immediately preceding sentence, then the Buyer Entities shall advance as incurred any Loss arising out of or incurred in connection with such Action, subject to the Buyer Entities’ receipt of an undertaking by or on behalf of such Indemnified Party to repay such Losses if it is ultimately determined hereunder or under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Action, (i) the Buyer Entities shall and shall cause the Company Group to cooperate with the Indemnified Party in the defense of any such Action and (ii) the Buyer Entities shall not, and shall cause the Company Group not to, settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action.

(c) Prior to or on the Closing Date, the Acquired Companies shall obtain a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring prior to the Closing for all Indemnified Parties, which policy shall contain terms and conditions no less favorable to the Indemnified Parties than the directors’, managers’ or officers’ liability insurance coverage presently maintained as of the date hereof by the applicable Acquired Company (the “D&O Tail Policy”). The Buyer Entities, on the one hand, and the Sellers, on the other hand, shall bear equally (50/50) the cost and expense of the D&O Tail Policy.

(d) The Buyer Entities hereby acknowledge that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. The Buyer Entities hereby agree that the Buyer Entities are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary). The Buyer Entities further agree that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Buyer Entities shall affect the foregoing. Notwithstanding anything to the contrary herein, if any Indemnified Party is reimbursed or otherwise receives payment with respect to any claim from a third party for which such Indemnified Party has received any monetary amounts pursuant to Section 7.11(a), such Indemnified Party shall reimburse and pay back to the Buyer Entities and their Affiliates (including any member of the Company Group after the Closing) any monetary amounts received pursuant to Section 7.11(a) up to the amounts actually received.

(e) The covenants contained in this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which such Indemnified Parties are entitled, whether pursuant to Law, Contract or otherwise. In the event that the Buyer Entities or any Acquired Company (following the Closing) or any of their respective successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of their properties and assets to any Person, then, and in each such case, the Buyer Entities shall take all necessary action so that the successors or assigns of the Buyer Entities or such Acquired Company (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.11.

7.12 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth in Section 7.12 of the Disclosure Schedules hereto, this Agreement and any Ancillary Agreements contemplated herein, all liabilities and obligations between any member of the Company Group, on the one hand, and the Sellers and one or more of its Affiliates (but not including members of the Company Group or any of their respective employees), on the other hand, shall be terminated in full without any liability (including liabilities arising from such termination) on the part of the Buyer Entities or any of its Affiliates (including, after the Closing, the Company Group).

7.13 Exclusivity. Until the earlier of (x) the Closing and (y) such time as this Agreement is terminated in accordance with Article 10, except for the transactions contemplated by this Agreement, the Sellers and the Acquired Companies shall not, and shall cause their Affiliates and Representatives and the other members of the Company Group not to, directly or indirectly, solicit, knowingly encourage, participate in, initiate, engage in or enter into any negotiation, discussion, Contract, agreement, instrument, arrangement or understanding with, any Person other than the Buyer Entities and their Affiliates and their respective Representatives, that constitutes or relates to, or could reasonably be expected to lead to, an Acquisition Proposal. The Sellers and the Acquired Companies shall, and shall cause their Affiliates and Representatives and the other members of the Company Group to, immediately (a) cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing and (b) terminate access of any Person (other than the Buyer Entities and their Affiliates and Representatives) to any data room hosted in connection any Acquisition Proposal. The Sellers and the Acquired Companies shall not, and shall cause their Affiliates and Representatives and the other members of the Company Group not to, release any Person from, or waive any provision of, any confidentiality agreement to which the Company or any of the Company Subsidiaries is a party, without the prior written consent of the Buyer. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the transactions contemplated by this Agreement): (i) any direct or indirect acquisition or purchase of all or any portion of the Equity Securities or material assets of any member of the Company Group (other than inventory sold in the ordinary course of business) or (ii) any merger, consolidation or other business combination relating to the Company Group.

7.14 Waiver of Conflicts Regarding Representation.

(a) Recognizing that Paul, Weiss, Stibbe N.V., Loyens & Loeff N.V. and Dentons Group (a Swiss Verein) and any of its members or firms in its global network (collectively, the “Deal Advisors”) have acted as legal counsel to the Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Deal Parties”), and may be deemed to have acted as legal counsel to the Company Group, prior to the Closing, and that the Deal Advisors intend to act as legal counsel to Seller Deal Parties after the Closing, (i) each of the Buyer Entities and after the Closing, each of the Acquired Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Deal Advisors representing the Seller Deal Parties after the Closing and (ii) in the event that a dispute arises between or among any of the Buyer Entities or any of their Affiliates (including, after the Closing, the Company Group) and any Seller Deal Parties (including, prior to the Closing, the Company Group), the Buyer Entities, the Acquired Companies and each of the other Parties hereby agree that the Deal Advisors may represent Seller Deal Parties in such dispute even though the interests of Seller Deal Parties may be directly adverse to the Buyer Entities or their Affiliates (including, after the Closing, the Company Group), and even though the Deal Advisors may have represented the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for Seller Deal Parties, the Buyer Entities and, after the Closing, the Acquired Companies, waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with such representation by the Deal Advisors.

(b) The Buyer Entities and, after the Closing, the Acquired Companies, further agree that, as to all privileged communications occurring prior to the Closing among the Deal Advisors and the Company Group, and as to all pre-Closing attorney work product that relates in any way to the negotiation, preparation, execution and delivery of this Agreement, the rights to the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to the Seller Deal Parties and shall solely be controlled by Seller Deal Parties and shall not pass to or be claimed by any Buyer Entity or, after the Closing, any member of the Company Group, it being the intention of the Parties that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection with respect to such privileged communications and pre-Closing work product, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Seller Deal Parties.

(c) The Parties agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.14. Each Buyer Entity acknowledges and agrees, on behalf of itself and, after the Closing, the members of the Company Group and any of their respective Affiliates, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than the Deal Advisors. This Section 7.14 is for the benefit of the Deal Advisors (including their respective partners and employees), each of which is an intended third party beneficiary of this Section 7.14. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer Entities or the Company Group and a third party after the Closing, such Person may assert or waive the attorney-client privilege to prevent disclosure of privileged communications by the Deal Advisors to such third party; provided, however, that neither any of the Buyer Entities nor the any member of the Company Group may waive such privilege without the prior written consent of the Sellers.

7.15 Access to Books and Records(a) From and after the Closing until the fifth (5th) anniversary hereof, the Buyer Entities shall, and shall cause all members of the Company Group to, provide the Primary Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying, in each case at the Sellers’ expense), during normal business hours, upon reasonable notice and in accordance with the reasonable procedures established by Buyer (including the execution of customary hold harmless and confidentiality access letters), to the books and records of the Company Group with respect to periods prior to the Closing Date solely in connection with the preparation of financial statements, Taxes, including the preparation of any Tax Return or conduct of any Tax proceeding (other than any proceeding between or among the Parties), and any financial reporting obligations required by applicable Law or otherwise in connection with bona fide regulatory or litigation matters; provided, however, that (i) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group and (ii) notwithstanding anything to the contrary in this Agreement, none of the Buyer Entities or their Affiliates (including the Company Group after the Closing) shall be required to disclose any information to the Primary Seller or its authorized Representatives if doing so would (x) violate any Contract or any Law to which the Buyer Entities or their Affiliates (including the Company Group after the Closing) are or will be a party or to which the Buyer Entities or their Affiliates or Subsidiaries (including the Company Group after the Closing) is subject or (y) compromise any attorney-client or other similar privilege, but, in each case, the Buyer Entities shall, and shall after the Closing cause each member of the Company Group to, use reasonable best efforts to provide such information in a way so as not to jeopardize such attorney client-privilege or similar privilege or contravene any applicable Contract or Laws if requested by the Primary Seller; provided, further, that if the parties hereto are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.15 shall be subject to applicable rules relating to discovery. Unless otherwise consented to in writing by the Primary Seller, but subject in each case to any bona fide internal retention program of the Buyer Entities and their Affiliates (including the Company Group after the Closing), the Buyer Entities shall not permit the Company Group, for a period of five (5) years following the Closing Date, to destroy or otherwise dispose of any material books and records related to financial or Tax matters of the Company Group, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Primary Seller and offering to surrender to the Primary Seller such books and records or such portions thereof.

7.16 Company Obligations in Respect of the Debt Financing and Common Equity Offering.

(a) Prior to the Closing, the Sellers and the Acquired Companies shall use their reasonable best efforts to, and shall use reasonable best efforts to cause the other members of the Company Group and their respective Representatives to, provide to the Buyer Entities such cooperation as is customary for debt financings of the type contemplated by the Debt Commitment Letter (or any other offering, issuance or incurrence of debt or offering or issuance of common equity by the Buyer or its Subsidiaries or Affiliates (including in exchange for any outstanding debt of the Acquired Companies or the other members of the Company Group)) in connection with the transactions contemplated hereby (any such offering, a “Take-Out or Exchange Offering”) and as is reasonably requested by the Buyer Entities and that is necessary in connection with arranging and obtaining the Debt Financing (including any Alternative Financing or Take-Out or Exchange Offering), including (i) preparation for and participation in a reasonable number of meetings, presentations (including rating agency presentations), road shows, drafting sessions, due diligence sessions and sessions with ratings agencies and prospective financing sources (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), in each case, by officers of customary seniority and expertise of the Sellers and the Company Group; (ii) as promptly as reasonably practicable, furnishing the Buyer Entities, their Affiliates and their financing sources with financial and other pertinent information regarding the Sellers and the Acquired Companies as may be reasonably requested by the Buyer Entities to arrange, obtain, negotiate and/or close the Debt Financing or Take-Out or Exchange Offering including (x) the Required Financing Information and the financial statements set forth in Paragraph 8 to Annex III of the Debt Commitment Letter (and upon reasonable request of the Buyer, as promptly as reasonably practicable, update the Required Financing Information and such financial statements provided to the Buyer as may be necessary so such Required Financing Information and such other financial statements are Compliant) and (y) such other information with respect to the Company Group’s current and historical operations, assets and business activities and financial statements and other financial reports and information, as may be reasonably requested by the Buyer Entities to the extent that such information is of the type and form customarily included in a bank information memoranda and is historically prepared by the Company Group; (iii) customary and reasonable assistance in the preparation by the Buyer Entities of (but not preparation of) pro forma financial information and pro forma financial statements (it being understood that the Buyer Entities shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein); (iv) cooperating with the marketing efforts of the Buyer Entities and the Debt Financing Sources relating to the Debt Financing, including providing reasonable assistance to the Buyer Entities with the preparation of customary offering documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations and similar documents and materials reasonably requested by the Buyer Entities in connection with the Debt Financing or Take-Out or Exchange Offering; (v) assisting with the negotiation and preparation of, and executing and delivering, any customary credit agreements, indentures, purchase agreements, amendments, collateral documents, other definitive financing agreements, customary officer’s certificates and other certificates or documents with respect to the Debt Financing (including schedules thereto) as may be reasonably requested by the Buyer Entities, including, without limitation, any schedules or exhibits thereto and the furnishing of any customary financing deliverables; provided, that such agreements do not become effective until the Closing; (vi) furnishing the Buyer Entities promptly, and in any event at least four (4) Business Days prior to the Closing Date (to the extent requested at least nine (9) Business Days prior to the Closing Date), with all documentation and other information that the financing sources determine is required by any Governmental Authority under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act and, to the extent requested, a Beneficial Ownership Certification, consistent with the LSTA form of beneficial ownership certification, in relation to any person that qualifies as a “legal entity customer” under 31 C.F.R. §1010.230; (vii) facilitating the pledge of and obtaining perfection in collateral and the provision of guarantees, in each case, the effectiveness of which shall be conditioned upon the occurrence of the Closing; (viii) assisting the Buyer Entities in preparing customary materials required to obtain any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing; (ix) furnishing the Buyer Entities by November 25, 2022 with the unaudited consolidated balance sheet of the Company Group as of September 30, 2022 and the related consolidated statements of income and comprehensive income, consolidated statement of shareholders’ equity (deficit) and consolidated statement of cash flows of the Company Group for the period commencing on January 1, 2022 and ending on such date, in each case prepared in accordance with GAAP applied on a basis consistent with past practice, including applicable comparison periods, which shall be in accordance with AICPA standards or PCAOB standards and will have been reviewed by the Company Group’s independent public accountants as provided in Statement on Auditing Standards 100, and (x) executing and delivering customary authorization letters authorizing the distribution of information to prospective lenders with respect to the Debt Financing (including customary 10b-5 and material non-public information representations); provided, however, that all such materials (including the underlying materials which such authorization covers) have been previously identified to, and provided to, the Acquired Companies and the Acquired Companies and their advisors shall have been given reasonable opportunity to review; provided, further, that (1) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or the other operations of the Company Group, (2) nothing herein shall require any member of the Company Group to (x) take any action that would be effective prior to the Closing to the extent it would, in such Person’s reasonable judgment, interfere with the business or operations of such Person, (y) furnish any information (A) which is not regularly prepared by such Person or any subsidiary of such Person in the ordinary course of business except for Required Financing Information or (B) not customarily required for completion of debt financings similar to the Debt Financing or debt or equity financings similar to the Take-Out or Exchange Offering, or (z) cause its officers, employees or advisors to take any action in person if any member of the Company Group reasonably determines that it would compromise the health or safety of any employee of such Person or any Subsidiary of such Person in light of COVID-19 (taking into account COVID-19 Measures). Notwithstanding anything to the contrary in this Agreement or in any agreement contemplated by or delivered in connection herewith, it is understood and agreed by the Parties that the Sellers and the Acquired Companies shall be deemed to have satisfied their obligations under this Section 7.16 (and accordingly, Article 8 shall be deemed satisfied as related to this Section 7.16), unless both (x) the Buyer Entities have provided the Acquired Companies and the Primary Seller with notice in writing of such breach (with reasonable specificity as to the basis for any such breach and the actions necessary to cure such breach) and the Acquired Companies and the Primary Sellers have failed to cure such breach in a timely manner and (y) such breach of this Section 7.16(a) (and failure to cure) is the proximate cause of the Buyer Entities’ failure to obtain the Debt Financing contemplated by the Debt Commitment Letter; provided that the deemed satisfaction of this Section 7.16 shall not limit the Buyer Entities’ rights pursuant to Section 11.16 (and only Section 11.16) to enforce the obligations of the Sellers and the Acquired Companies to comply with this Section 7.16 as though this Section 7.16 was not deemed satisfied.

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no member of the Company Group shall be required to pay any commitment or other similar fee or make any other payment or incur any other expense or liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing that would be effective prior to the Closing or would be treated as a Company Expense. No member of the Company Group nor their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the financings contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing. Notwithstanding anything to the contrary contained herein, nothing in this Section 7.16 shall require any cooperation or assistance to the extent it would: (i) require the Acquired Companies to amend any terms of this Agreement; (ii) require any Acquired Company or any of its Affiliates to take any action that would (A) subject any director, manager, officer or employee of such Acquired Company or any of its Affiliates to any actual or potential personal liability, (B) conflict with, violate or result in a breach of or a default under any organizational documents of such Acquired Company or any of its Affiliates, any contract or any Law, (C) require providing access to or disclose information that such Acquired Company determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, such Acquired Company or any of its Affiliates or (D) require any such entity to change any fiscal period or (iii) require any director or manager of any member of the Company Group to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than to the extent such would be effective concurrently with the Closing). No member of the Company Group shall be required to make any representation, warranties or certifications as to which, after such Person’s use of reasonable best efforts to cause such representation, warranty or certification to be true, such Person has in its good faith determined that such representation, warranty or certification is not true. The Buyer Entities shall reimburse the Sellers at the Closing (or if the Closing does not occur, promptly upon written request thereby) for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers, the Acquired Companies or any of their respective Affiliates in connection with the cooperation of the Acquired Companies and their Affiliates contemplated by this Section 7.16 and shall indemnify and hold harmless the Acquired Companies, their Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by any of them of any type (other than to the extent arising from such Person’s gross negligence, bad faith or willful misconduct) in connection with the arrangement of any Debt Financing and any information used in connection therewith. All information provided by the Acquired Companies or any of their Affiliates or any of their respective Representatives pursuant to this Section 7.16 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer Entities shall be permitted to disclose such information to the sources of the Debt Financing, rating agencies and prospective lenders during syndication of the Debt Financing subject to the sources of Debt Financing, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information.

(c) The Sellers and the Acquired Companies hereby consent, on behalf of themselves and the other members of the Company Group, to the use of the Company Group’s logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Sellers’ or the Company Group’s reputations or goodwill.

(d) If the conditions set forth in Article 8 and Article 9 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof at or prior to the Closing), but the financial statements set forth in Paragraph 8 to Annex III of the Debt Commitment Letter have not been furnished to the Buyer Entities at least five (5) Business Days prior to the date Closing is to occur or such financial statements are not Compliant, then the Closing shall be tolled and extended until five (5) Business Days after the date on which the Buyer Entities receive such financial statements that are Compliant. For the avoidance of doubt, in no event shall the Closing be tolled and extended later than the Termination Date unless otherwise agreed in writing by the Buyer and the Primary Seller, and nothing in this Section 7.16(d) shall affect the rights of the parties under Section 10.1(d).

7.17 Buyer Entity Obligations in Respect of the Debt Financing.

(a) The Buyer Entities shall use (and shall cause each of their Affiliates to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Debt Financing on the terms described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to the Buyer Entities set forth in the Debt Commitment Letter that are within their control, (ii) maintain in effect the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or enforce their rights under the Debt Commitment Letter, (iv) if necessary, comply with any “market flex” provisions contemplated by the Debt Commitment Letter or the Fee Letter, (v) consummate the Debt Financing at the Closing and (vi) enforce the Debt Commitment Letter; provided, however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to the Buyer Entities on the terms and conditions set forth therein, the Buyer Entities shall promptly notify the Sellers and shall use (and shall cause each of their Affiliates to use) reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) in amounts not less than and otherwise on terms and conditions not materially less favorable in the aggregate to the Buyer Entities than as set forth in the Debt Commitment Letter; provided further, however, that (x) the Buyer Entities shall not be required to obtain financing which (in their reasonable judgment) includes terms and conditions materially less favorable (taking into account any “market flex” provisions), taken as a whole, to the Buyer Entities, in each case relative to those in the Debt Financing being replaced, (y) the failure to obtain such Alternative Financing shall not relieve the Buyer Entities of any of their obligations under this Agreement and (z) the Alternative Financing shall be deemed to be the Debt Financing for all purposes hereunder and shall be subject to the same obligations as set forth in this Section 7.17 with respect to the Debt Financing.

(b) The Buyer Entities shall keep the Sellers apprised of material developments relating to the Debt Financing and shall give the Sellers and the Acquired Companies prompt notice of any material adverse change with respect to such Debt Financing. The Buyer Entities shall promptly notify the Sellers of (i) the expiration or written termination of the Debt Commitment Letter, or (ii) written any refusal by the Lenders to provide or any stated intent by the Lenders to refuse to provide the full financing contemplated by the Debt Commitment Letter, (iii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or definitive document related to the Debt Financing, (iv) the Buyer Entities’ good faith belief, for any reason, that it will no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein, or (v) receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or (y) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing (other than ordinary course negotiations). The Buyer Entities shall promptly provide the Sellers with any information relating to the Debt Financing reasonably requested in writing by the Sellers. The Buyer Entities shall not replace, amend or waive the Debt Commitment Letter or the Fee Letter without the Sellers’ prior written consent if such replacement, amendment or waiver (A) reduces the aggregate amount of the Debt Financing (after taking into account committed funds available to Buyer or any of its Subsidiaries that equal or exceed the amount of the reduction in the aggregate amount of Debt Financing, with conditions to funding no more onerous than those conditions to funding contained in the Debt Commitment Letter and a termination date with respect to the commitment provided therein not earlier than the termination date of the commitment in the Debt Commitment Letter, whereupon such other committed funding source shall be deemed to also be “Debt Financing” and the documentation in respect thereof shall be deemed to be a “Debt Commitment Letter” and as to which the Buyer Entities shall be subject to the same obligations as set forth in this Section 7.17 with respect to the original Debt Financing), (B) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of Debt Financing, (C) extends the timing of the funding commitments thereunder, (D) effects any other amendment, modification or waiver that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur, or (E) adversely affects the ability of the Buyer Entities to enforce their rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (clauses (A) through (E), a “Prohibited Modification”); provided, however, that the Buyer Entities may (x) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, (y) amend the Debt Commitment Letter in accordance with the “market-flex” provision thereof and (z) otherwise replace or amend the Debt Commitment Letter so long as (I) the terms are not materially less beneficial to the Buyer Entities with respect to conditionality than those in the Debt Commitment Letter as in effect on the date hereof and (II) such replacement or amendment otherwise satisfies the terms and conditions with respect to an Alternative Financing set forth above and would not reasonably be expected to effect a Prohibited Modification. The Buyer Entities shall provide to the Sellers copies of any commitment letter associated with a replacement Debt Financing or Alternative Financing as well as any material amendment or waiver of any debt commitment letter (including the Debt Commitment Letter) that is permitted hereunder.

(c) In the event that all conditions to the Debt Commitment Letter have been satisfied, the Buyer Entities shall use their reasonable best efforts to cause the Lenders and other Persons to fund the full amount of the Debt Financing required to consummate the transactions contemplated by this Agreement.

7.18 Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, including in Article 8 or Article 9, the Buyer Entities may not rely on the failure of any condition set forth in Article 8 (Conditions Precedent to Obligations of the Buyer Entities) to be satisfied if such failure was caused by the failure of the Buyer Entities to perform any of their obligations under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, including in Article 8 or Article 9, none of the Acquired Companies nor the Sellers may rely on the failure of any condition set forth in Article 9 (Conditions Precedent to Obligations of the Sellers and the Acquired Companies) to be satisfied if such failure was caused by the Acquired Companies’ or the Sellers’ failure to perform any of their respective obligations under this Agreement.

7.19 Payment of Tax Reductions.

(a) The Buyer Entities shall cause all Specified Tax Deductions to be included on the Tax Return(s) of the Company Group (or the parent of the applicable consolidated, affiliated, combined, or unitary group) for the first taxable period(s) in which they are allowed. If any Specified Tax Deductions generate a net operating loss (or consolidated net operating loss) (an “NOL”) that is available to be carried back to prior taxable periods in a manner consistent with applicable Law, the Buyer Entities shall cause the Company Group (or parent), as promptly as practicable and to the extent permitted by applicable Law to file or cause to be filed Tax Returns (including on IRS Form 1120X) in order to carry back the NOL to prior taxable years, and to obtain available Tax Reductions.

(b) To the extent that an NOL is not exhausted after carrying it back to the earliest taxable periods available the Buyer Entities shall file (or shall cause to be filed) future Tax Returns of the Company Group (or applicable parent(s)) using net operating losses (or consolidated net operating losses) arising from such NOL to the extent permitted by applicable Law. Any Overpayment Tax Asset shall be used by the Company Group to reduce the Tax liability of the relevant member of the Company Group in the first taxable period in which such Overpayment Tax Asset is utilizable by such member of the Company Group. To the extent any Overpayment Tax Asset is not used by the Company Group to reduce the Tax liability of a relevant member of the Company Group in the first taxable period in which such Overpayment Tax Asset is utilizable by such member of the Company Group, the Company Group shall apply for a Tax refund with respect to such Overpayment Tax Asset with the appropriate Governmental Authority if such Tax refund is available under applicable Law.

(c) The determination of Tax Reductions under this Section 7.19 shall be made assuming that (i) the Company Group (or the applicable parent(s) or group(s)) recognize any Tax Reduction as a result of or attributable to any (x) Specified Tax Deductions after realizing any other items of income, gain, loss, deduction or credit and the amount of the Tax Reduction shall be determined on a with-and-without basis and (y) Overpayment Tax Assets before taking into account any cash payment for Taxes made after the Closing Date and (ii) the taxable year of the Company Group ends on the Closing Date and all Specified Tax Deductions and Overpayment Tax Assets, to the extent permitted by applicable Law assuming a closing of the applicable tax year on the Closing Date, are allocable to the taxable period ending on the Closing Date. The Company Group (or the applicable parent) shall be treated as receiving a Tax Reduction on the date on which the Tax Reduction is received (if the Tax Reduction is received in the form of a cash Tax refund) or on the date on which the entity (or the applicable parent) files a Tax Return claiming a credit or offset (if the Tax Reduction is received in the form of a Tax credit or offset).

(d) The Buyer Entities shall pay or cause to be paid to the Sellers, in accordance with payment instructions provided by the Sellers, the Tax Reductions received with respect to any taxable period up to and including the taxable period which includes the fifth (5th) anniversary of the Closing Date attributable to the Specified Tax Deductions or Overpayment Tax Assets within fifteen (15) days of such Tax Reductions being received, as determined pursuant to Section 7.19(a).

(e) Until the earlier of (i) the date upon which all Specified Tax Deductions and Overpayment Tax Assets have generated Tax Reductions and (ii) the taxable period which includes the fifth (5th) anniversary of the Closing Date, no more than forty-five (45) days after the due date (including extensions) of any Tax Returns of any member of the Company Group, the Buyer Entities shall notify the Sellers of the basis for their determination that a Tax Reduction attributable to any Specified Tax Deductions or Overpayment Tax Assets has or has not been realized for such taxable year, together with a schedule with reasonable supporting detail (a “Tax Reduction Schedule”). The provisions of Section 2.3(b) (Purchase Price Adjustment) shall apply mutatis mutandis to the resolution of any disputes relating to the Tax Reduction Schedule.

7.20 Tax Matters.

(a) It is the intention of the Parties to treat any additional payments made with respect to Section 2.3(e) and Section 7.19 of this Agreement as an adjustment to the purchase price for all federal, state, local, and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination.

(b) The Sellers and the Buyer Entities agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to any member of the Company Group as is reasonably requested for the filing of any Tax Returns, the preparation, prosecution, defense or conduct of any Tax contest or other Tax proceeding, and, prior to the Closing Date, for the Buyer Entities’ internal Tax planning purposes. The Sellers and the Buyer Entities shall reasonably cooperate with each other in the conduct of any Tax contest or other proceeding involving or otherwise relating to any member of the Company Group (or their income or assets) with respect to any Tax. Any information obtained under this Section 7.20(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax contest or other Tax proceeding.

(c) Without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause the Acquired Companies not to take any action with respect to Taxes of the Acquired Companies that would have retroactive effect in any Pre-Closing Tax Period (or the portion ending on the Closing Date of any Straddle Period) and that would reasonably be expected to affect (i) the amount of Tax owed by or (ii) any Tax Return filed by, in each case, the Sellers, any of their Affiliates or any of Sellers’ direct or indirect owners, unless required by applicable Law. For the avoidance of doubt, any action taken by the Buyer Entities pursuant to this Section 7.20(c) shall be disregarded for purposes of calculating the Final Purchase Price.

(d) The Buyer Entities and the Sellers agree that the Buyer Preferred Shares acquired hereunder are not intended to be treated as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5, for U.S. federal Income Tax and withholding Tax purposes and shall not take any position inconsistent with such intended Tax treatment unless required by a change in Law; provided, however, that neither the Buyer Entities nor the Sellers shall be required to litigate before any court of competent jurisdiction any proposed deficiency or adjustment by any taxing authority challenging such intended Tax treatment.

(e) Until the date that is five (5) years after the date upon which such Seller no longer owns at least five percent of the outstanding common stock of the Buyer (within the meaning of Section 897(c)(3) of the Code), the Buyer shall promptly notify each of the Sellers in the event that the Buyer becomes aware of any facts or circumstances that could reasonably be expected to cause it to become a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) The Sellers shall deliver to the Buyer at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby with respect to the Buyer are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything to the contrary in this Agreement, the Buyer’s sole right if the Sellers fail to provide such certificate or certificates shall be to make an appropriate withholding under Section 897 and 1445 of the Code.

(g) The Primary Sellers and the Dutch Buyer envisage and shall take the position that, and shall, in case of the Dutch Buyer after Closing, cause BV II to take the position that, the CIT Fiscal Unity Dissolution Date is the Closing Date or such other date before the Closing Date as determined by the Primary Seller acting reasonably.

(h) As soon as reasonably practicable following the Closing Date, the Primary Seller shall provide the Dutch Buyer with (i) closing balance sheets for Dutch corporate income tax purposes of BV II as per the CIT Fiscal Unity Dissolution Date and (ii) explanatory notes thereto, in accordance with the rules of the Dutch corporate income tax Act 1969 (Wet op de vennootschapsbelasting 1969). The Seller shall take into account all reasonable comments the Dutch Buyer may have in relation to such closing balance sheets. If the Dutch Buyer does not comment on the closing balance sheets within thirty (30) Business Days after receipt thereof, the opening balance sheets are deemed to be approved and become final. The Dutch Buyer shall cause BV II and any Affiliate to, and the Primary Seller shall, and cause its Affiliates to, act in accordance with the final closing balance sheets, including but not limited to procuring that a corresponding position shall be taken in any Tax Return.

(i) From and after the Closing the Buyer shall, and shall cause its Subsidiaries (including, after the Closing, the Company Group) to, use reasonable best efforts to seek indemnification for the India Tax Liability (as defined in Section 1.1(c) of the Disclosure Schedules) from Colfax (or any successor entity to Colfax’s obligations under the 2019 Agreement); provided, that nothing contained herein shall require the Buyer or its Subsidiaries (including, after the Closing, the Company Group) to institute or defend against any Proceeding in respect of such efforts. To the extent the Buyer or any of its Subsidiaries (including, after the Closing, the Company Group) recovers any amount relating to the India Tax Liability from Colfax (or any successor entity to Colfax’s obligations under the 2019 Agreement) (the “Aggregate Recovery Amount”) then the Buyer shall promptly remit to the Primary Seller (or its designee) an amount equal to (x) fifty percent (50%) of the Aggregate Recovery Amount, minus (y) 50% of the Buyer’s and its Affiliates’ out of pocket costs and expenses of recovery or realization in respect of its efforts to seek indemnification for the India Tax Liability, including reasonable attorneys’ fees and expenses resulting therefrom. To the extent that the India Tax Liability is settled or otherwise discharged for an amount which is less than the amount of the India Tax Liability which is treated as Indebtedness pursuant to this Agreement, then the Buyer shall promptly remit to the Primary Seller (or its designee) an amount equal to (i) 50% of the difference between such amounts minus (ii) 50% of the Buyer’s and its Affiliates out of pocket costs and expenses of recovery or realization in respect of its efforts to seek such settlement or discharge. In any event, the aggregate payment from Buyer to the Primary Seller pursuant to the previous two sentences shall not exceed $5,000,000. The Buyer shall use commercially reasonable efforts to keep the Primary Seller reasonably apprised of material developments relating to the India Tax Liability and the associated indemnification.

(j) If Colfax (or any successor entity to Colfax’s obligations under the 2019 Agreement) has not indemnified the Company Group for the Mexico Tax Liability (as defined in Section 1.1(c) of the Disclosure Schedules) in full prior to the Closing, then from and after the Closing the Buyer shall, and shall cause its Subsidiaries

(including, after the Closing, the Company Group) to, use reasonable best efforts to seek indemnification for the Mexico Tax Liability from Colfax (or any successor entity to Colfax’s obligations under the 2019 Agreement); provided, that nothing contained herein shall require the Buyer or its Subsidiaries (including, after the Closing, the Company Group) to institute or defend against any Proceeding in respect of such efforts. To the extent the Buyer or any of its Subsidiaries (including, after the Closing, the Company Group) recovers any amount after the Closing relating to the Mexico Tax Liability from Colfax (or any successor entity to Colfax’s obligations under the 2019 Agreement), the Buyer shall promptly remit to the Primary Seller (or its designee) such amount, up to the amount of the Mexico Tax Liability actually included in the calculation of Final Closing Indebtedness and less the Buyer’s and its Affiliates’ out of pocket costs and expenses of recovery or realization in respect of its efforts to seek indemnification for the Mexico Tax Liability (including reasonable attorneys’ fees and expenses resulting therefrom). The Buyer shall use commercially reasonable efforts to keep the Primary Seller reasonably apprised of material developments relating to the Mexico Tax Liability and the associated indemnification.

7.21 Payoff Letters. At least three (3) Business Days prior to the Closing Date, the Primary Seller shall deliver to the Buyer drafts of (a) payoff letters and/or other evidence, as applicable, in each case in form and substance reasonably satisfactory to the Buyer, with respect to the Indebtedness relating to the Credit Facility and any other Indebtedness for borrowed money to be repaid in connection with the Closing, evidencing the satisfaction in full of all such Indebtedness upon receipt of the amounts set forth therein, and (b) releases in customary form of all Encumbrances with respect to the Equity Securities, property, assets and rights of the Company Group securing such Indebtedness and any guarantees relating to any such Indebtedness, which shall be effective concurrently with the repayment of such Indebtedness, and which shall include authorizations in such payoff letters to allow the Company Group to file termination statements and other Encumbrance terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office or any other similar Governmental Authority) (each, a “Payoff Letter”).

7.22 Treatment of Existing Notes. Prior to the Closing Date, the Acquired Companies shall, and shall cause the other members of the Company Group to, take all steps and do all things necessary to allow for the redemption and full satisfaction and discharge of the Existing Notes at the Closing (upon payment of the applicable funds to consummate such discharge by the Buyer Entities at the Closing on behalf of the Company Group). The Acquired Companies shall use reasonable best efforts to cause the Issuer to comply with its obligations under the Existing Notes and the Existing Notes Indenture that arise as a result of the execution, delivery and performance by the Acquired Companies of this Agreement and the consummation of the transactions contemplated hereby, including the delivery of any notices, certificates or opinions required in connection with consummation of the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing (but further to the covenant set forth in the foregoing Section 7.22(a)), the Acquired Companies shall, and shall cause the other members of the Company Group to, prior to the Closing Date with respect to the Existing Notes, (i) cause the Issuer to issue a notice of conditional optional redemption (the “Redemption Notice”) at least fifteen (15) days but no more than sixty (60) days before the redemption date agreed with the Buyer (or such later time as may be required by the Existing Notes and the Existing Note Indenture, other governing documents or Law) to the holders of the Existing Notes to redeem all of the outstanding aggregate principal amount of the Existing Notes pursuant to the redemption provisions of the Existing Notes and the Existing Notes Indenture (the “Notes Redemption”) and (ii) take, and cause the Issuer to take, any other actions required to facilitate the satisfaction and discharge of the Existing Notes pursuant to the satisfaction and discharge provisions of the Existing Notes Indenture and the other applicable provisions of the Existing Notes and the Existing Notes Indenture (the “Satisfaction and Discharge”). The Acquired Companies shall, and shall cause the other members of Company Group to, promptly prepare all necessary and appropriate documentation in connection with the Notes Redemption or the Satisfaction and Discharge, including the Redemption Notice, opinions and other related documents (collectively, the “Discharge Documents”), provide the Buyer Entities with a reasonable opportunity to review and comment on the Discharge Documents and include any proposed changes reasonably requested by the Buyer Entities thereon.

(c) The Notes Redemption or the Satisfaction and Discharge pursuant to the foregoing Section 7.22(a) is referred to as a “Discharge” of the Existing Notes. Notwithstanding anything herein to the contrary, in no event shall this Section 7.22(c) require the Sellers or any member of the Company Group to cause the Discharge of the Existing Notes to be effective unless and until the Closing has occurred and the Buyer Entities have provided or caused to be provided, on behalf of the Company Group in accordance with the applicable payment instructions provided by the Primary Seller to the Buyer, to the trustee under the Existing Notes Indenture sufficient funds to pay in full the amount required for the Discharge of the Existing Notes (including principal, premium, if any, and accrued and unpaid interest, if any, with respect to the Existing Notes), and any other amounts to pay in full and terminate, the Existing Notes Indenture (the “Existing Notes Redemption Amount”). For the avoidance of doubt, all fees, costs and expenses incurred by any Party in connection with a Discharge shall be deemed Indebtedness.

7.23 Certificate of Designations. Unless the Agreed Stock Consideration Value equals $0, between the date hereof and the Closing Date, the Sellers and the Buyer Entities shall finalize the Certificate of Designations in accordance with Exhibit D.

7.24 Buyer Preferred Shares. For as long as any of the Buyer Preferred Shares remain outstanding, the Buyer Entities shall at all times reserve and keep available, out of its authorized but unissued Buyer Common Shares, for purposes of effecting the conversion of the Buyer Preferred Shares, the full number of Buyer Common Shares then issuable upon the conversion of all of the Buyer Preferred Shares then outstanding. The Buyer Preferred Shares to be issued to the Primary Seller and the Buyer Common Shares to be correspondingly reserved in accordance with the terms hereof, when issued, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Organizational Documents of the Buyer or any Contract to which any Buyer Entity is a party or by which it is bound. As of the Closing, the Buyer Entities shall not have outstanding any shares of Buyer Preferred Shares other than the shares issued to the Primary Seller.

7.25 Stock Exchange Listing. The Buyer Entities shall use their reasonable best efforts to cause the Buyer Common Shares, if any, to be issued under this Agreement (including those reserved for effecting the conversion of the Buyer Preferred Shares) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Notwithstanding this Section 7.25, if the Buyer gives irrevocable notice that the Agreed Stock Consideration Value equals $0, then this Section 7.25 shall be deemed satisfied.

7.26 Form S-3. From and after the date hereof, the Buyer Entities shall use reasonable best efforts to maintain the Buyer’s eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto) and to be a “well-known seasoned issuer” within the meaning of Rule 405 under the Securities Act.

7.27 Resignations. The Acquired Companies shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the board of directors (or equivalent governing body) and officers of the Company Group as requested in writing by the Buyer at least ten (10) Business Days prior to the Closing Date, in each case (i) in form and substance reasonably satisfactory to the Buyer and (ii) subject to any restrictions under local Law, with such resignations to be effective concurrently with the Closing; provided, that any resignation requested shall be limited to resignations of members of the board of directors (or equivalent governing body) and officers who are not Company Employees.

7.28 Title Insurance. The Acquired Companies shall, and shall cause each other member of the Company Group to, reasonably cooperate with the Buyer Entities (at the Buyer Entities’ expense) in connection with the Buyer obtaining any customary title insurance (including any non-imputation and other endorsements) that the Buyer Entities determine to obtain for the Real Property, including by executing customary affidavits required by the title insurer issuing the same. Any costs associated with title insurance and the cooperation described above shall be paid by the Buyer Entities and shall not constitute Company Expenses.

7.29 Restrictive Covenants.

(a) Commencing on and for a period of eighteen (18) months following the Closing Date (the “Restricted Period”), no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, solicit for employment, offer to hire, hire or enter into any employment agreement or similar arrangement with any of the

Company Group’s “Level 1” or “Level 2” employees as of the date hereof and as of the Closing (each, a “Restricted Person”); provided, that such prohibition shall not apply to (i) solicitations made to the public or the industry generally through advertising or electronic listing which are not specifically targeted at any such Restricted Person, (ii) subject to the following clause (iii), the solicitation or hiring of any Restricted Person who was not otherwise employed by any of the Buyer Entities or their Affiliates (including any member of the Company Group after the Closing) for six (6) months prior to such hiring or (iii) any “Level 2” employees whose employment with the Company Group has been terminated by a Buyer Entity or a member of the Company Group.

(b) Each Seller covenants and agrees that, during the Restricted Period, such Seller shall not, and shall cause its Affiliates not to, disclose, and shall, and shall direct the Sponsors to, treat and hold as strictly confidential, all Company Group Confidential Information. Each Seller covenants and agrees to take all reasonable steps (and to cause each of such Affiliates to take all reasonable steps) to safeguard such Company Group Confidential Information and to protect it against disclosure. In the event that any Seller or such Seller’s Affiliates is requested or required to disclose any Company Group Confidential Information, the Sellers shall or shall cause such Person to notify the Buyer promptly of the request or requirement so that the Buyer may (at Buyer’s expense) seek an appropriate protective order or waive compliance with the provisions of this Section 7.29(b). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or any of such Seller’s Affiliates is compelled to disclose any Company Group Confidential Information to any Governmental Authority, such Person may disclose the Company Group Confidential Information to the Governmental Authority; provided, that such Seller shall or shall cause such Person to use such Person’s reasonable best efforts to obtain, at the request of the Buyer and at Buyer’s expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Company Group Confidential Information required to be disclosed as the Buyer shall designate. Notwithstanding the foregoing, the provisions of this Section 7.29(b) shall not apply to (a) any items of Company Group Confidential Information which are or which become part of the public domain other than as a direct or indirect result of disclosure in breach of this Agreement by any Seller or any of its Affiliates or any Sponsor; (b) any items of Company Group Confidential Information which the Sellers or the Sponsors can reasonably demonstrate were independently developed by the Sellers or the Sponsors without breaching any of their obligations under this Agreement or applicable law; (c) any items of Company Group Confidential Information which any of the Sellers and the Sponsors lawfully receives on a non-confidential basis in good faith from a third party (other than Representatives of the Company Group) which is not, to the knowledge of the applicable Seller or Sponsor, under any contractual obligation of confidentiality, or any other legal or fiduciary obligation of confidentiality, with respect to such Company Group Confidential Information; or (d) any items of the Company Group Confidential Information approved for release by written authorization of a member of the Company Group.

(c) During the Restricted Period, neither any Seller nor any Buyer Entity shall, and each Seller shall cause its Affiliates not to, and each Buyer Entity shall cause its Affiliates not to, directly or indirectly, make any negative, derogatory or disparaging statement or communication regarding (i) in the case of the Sellers and its Affiliates, the Buyer Entities or their Affiliates (including any member of the Company Group after the Closing) and (ii) in the case of the Buyer Entities and their Affiliates, the Sellers or their Affiliates (excluding any member of the Company Group after the Closing); provided, that the foregoing shall not restrict any Person from enforcing or defending their rights under this Agreement, any other agreement or any Action with or involving any such Person, and the foregoing shall not require any such Person to be untruthful to or refrain from answering any questions from or before a Governmental Authority.

(d) Notwithstanding anything to the contrary set forth herein, with respect to and in the event of a breach of any of the provisions of the foregoing clauses (a) through (c) of this Section 7.29 (the “Restrictive Covenants”):

(i) the Parties shall, without limitation of any other available remedy, be entitled to seek to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material damage to the non-breaching Parties, the amount of which cannot be readily determined and as to which none of the Parties will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws of each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent (and only to such extent) necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full force and effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of each Buyer Entities’ and each member of the Company Group’s businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

(e) Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 7.29, (i) for the avoidance of doubt, no Restricted Person shall be deemed to be an Affiliate of any Seller, and (ii) BV II shall not deemed a Seller and shall not be subject to the covenants and agreements set forth in this Section 7.29.

7.30 Restructuring. The Acquired Companies shall, and shall cause each member of the Company Group to, use reasonable best efforts to complete the Restructuring prior to the Closing; provided, that the Buyer Entities’ sole and exclusive remedy for breach of this Section 7.30 is as described in Section 1.1(f) of the Disclosure Schedules.

7.31 Corrective Actions. Within sixty (60) days following the date of this Agreement, to the extent that any Registered Intellectual Property is not in the current legal name of any Acquired Company or its Subsidiaries, or is otherwise subject to a chain of title defect or is subject to any form of Encumbrance, the Acquired Companies shall use reasonable best efforts, and shall use reasonable best efforts to cause each of its Subsidiaries, to prepare, execute and file all instruments and documents reasonably necessary to (x) cure such title defects and correct the public record as may be necessary to reflect current ownership by the applicable member of the Company Group in such Registered Intellectual Property and (y) remove any such Encumbrance (other than licenses and covenants not to sue granted by the Company Group as disclosed in Section 5.8(b) of the Disclosure Schedules).

7.32 Certain Consents. If a counterparty to an agreement set forth on Section 7.32 of the Disclosure Schedules has not provided its consent to the transactions contemplated by this Agreement or otherwise waived any breach or potential breach from the transactions contemplated by this Agreement, then the Acquired Companies shall use reasonable best efforts to terminate the agreement with such counterparty effective at the Closing; provided, however, that, subject to the definition of Indebtedness hereunder, if any cash collateral deposit (including any cushion in respect thereof) is required as a result of such termination, then such cash shall be deemed “Section 7.32 Cash” and shall be deemed to be Closing Cash (irrespective of any expenditure or restrictions on use).

7.33 L/C Excess. If following the date hereof the Company Group procures letters of credit, performance bonds, bid bonds, surety bonds or completion guarantees (“Subject Instruments”) such that the aggregate face amount of all Subject Instruments procured by the Company Group outstanding at Closing is more than $25,000,000 in excess of the face amount of the Subject Instruments procured by the Company Group outstanding as of the date hereof (such excess above $25,000,000, the “L/C Excess”), then the Minimum Cash Consideration amount shall be decreased by the amount of such L/C Excess (and instead shall be paid in Buyer Shares calculated in accordance with this Agreement). For illustrative purposes, (x) if the face amount of Company Group Subject Instruments as of the date hereof was $240,000,000 and as of Closing is $275,000,000 then the Minimum Cash Consideration shall be reduced by $10,000,000 (and instead shall be paid in Buyer Shares calculated in accordance with this Agreement) and (y) if the face amount of Company Group Subject Instruments as of the date hereof was $240,000,000 and as of Closing is $255,000,000 then the Minimum Cash Consideration shall not be adjusted.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER ENTITIES

The obligations of the Buyer Entities under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Buyer Entities:

8.1 Representations and Warranties Accurate. (a) Each of the Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “material adverse effect” set forth therein), (b) each of the representations and warranties of the Sellers contained in Section 4.5 and of the Acquired Companies contained in Section 5.2 shall be true and correct in all but de minimis respects, and (c) each of the remaining representations and warranties of the Sellers and the Acquired Companies contained in Article 4 and Article 5 shall be true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or “material adverse effect” set forth therein), in each case of clauses (a), (b) and (c) on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (c) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “material adverse effect” set forth therein) has had a Company Material Adverse Effect.

8.2 Performance. The Acquired Companies and the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3 Officer’s Certificate. The Primary Seller shall have delivered to the Buyer Entities a certificate, signed by an executive officer of the Primary Seller, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 (Representations and Warranties Accurate), 8.2 (Performance) and 8.7 (No Company Material Adverse Effect).

8.4 Antitrust and Other Laws. (a) Any waiting period (or any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement (and any customary timing agreement with any Governmental Authority to toll, stay or extend any such waiting period, or to delay or not to consummate the transactions contemplated by this Agreement) shall have expired or been terminated, and (b) all consents of, approvals from or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 8.4 of the Disclosure Schedules shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant merger control authority (x) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the transactions contemplated hereby, (y) has consented to, approved, or cleared the transactions contemplated hereby or (z) may no longer prohibit the transactions contemplated hereby due to the expiry of all relevant time periods) (the U.S. and the other jurisdictions listed on Section 8.4 of the Disclosure Schedules, collectively, the “Filing Jurisdictions”).

8.5 No Injunctions. There shall not be in effect any Order issued in or by a Filing Jurisdiction (or any Order in any other jurisdiction, but only in such other jurisdictions to the extent issued in accordance with or pursuant to the Laws described below in Section 8.6) restraining, enjoining, having the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

8.6 No Illegality. No Law shall have been enacted, entered or promulgated, in each case following the date of this Agreement, which remains in effect and prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (provided, that a Law that has been amended or modified following the date of this Agreement shall be deemed to have been enacted, entered or promulgated thereafter).

8.7 No Company Material Adverse Effect. From and after the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.8 Closing Deliveries. The Sellers shall have delivered or caused to be delivered to the Buyer Entities duly executed copies of the Payoff Letters by all parties thereto.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE ACQUIRED COMPANIES

The obligation of the Sellers and the Acquired Companies to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Sellers:

9.1 Representations and Warranties Accurate. (a) Each of the Buyer Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Buyer Material Adverse Effect” or “material adverse effect” set forth therein), (b) the representations and warranties of the Buyer Entities contained in Section 6.2 shall be true and correct in all but de minimis respects, and (c) each of the remaining representations and warranties of the Buyer Entities contained in Article 6 shall be true and correct (without giving effect to any limitation as to “materiality”, “Buyer Material Adverse Effect” or “material adverse effect” set forth therein), in each case of clauses (a), (b) and (c) on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (c) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct (giving effect to the applicable exceptions set forth in the Buyer Disclosure Schedules but without giving effect to any limitation as to “materiality,” “Buyer Material Adverse Effect” or “material adverse effect” set forth therein) has had a Buyer Material Adverse Effect.

9.2 Performance. The Buyer Entities shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

9.3 Officer Certificate. The Buyer shall have delivered to the Sellers a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 (Representations and Warranties Accurate), 9.2 (Performance) and 9.10 (No Buyer Material Adverse Effect) and, unless the Agreed Stock Consideration Value equals $0, 9.7 (Certificate of Designations), and 9.8 (Stock Exchange Listing).

9.4 Antitrust and Other Laws. (a) Any waiting period (or any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement (and any customary timing agreement with any Governmental Authority to toll, stay or extend any such waiting period, or to delay or not to consummate the transactions contemplated by this Agreement) shall have expired or been terminated, and (b) all consents of, or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 8.4 of the Disclosure Schedules shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant merger control authority (x) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the transactions contemplated hereby, (y) has consented to, approved, or cleared the transactions contemplated hereby or (z) may no longer prohibit the transactions contemplated hereby due to the expiry of all relevant time periods).

9.5 No Injunctions. There shall not be in effect any Order issued in or by a Filing Jurisdiction (or any Order in any other jurisdiction, but only in such other jurisdictions to the extent issued in accordance with or pursuant to the Laws described below in Section 9.6) restraining, enjoining, having the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

9.6 No Illegality. No Law shall have been enacted, entered or promulgated, in each case following the date of this Agreement, which remains in effect and prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (provided, that a Law that has been amended or modified following the date of this Agreement shall be deemed to have been enacted, entered or promulgated thereafter).

9.7 Certificate of Designations. Unless the Agreed Stock Consideration Value equals $0, the Certificate of Designations shall have been duly filed with and accepted for record by the Secretary of State of the State of Delaware such that the Certificate of Designations shall be in full force and effect in accordance with the DGCL.

9.8 Stock Exchange Listing. Unless the Agreed Stock Consideration Value equals $0, the Buyer Common Shares to be issued in connection with this Agreement (including those reserved for effecting the conversion of the Buyer Preferred Shares) shall have been approved for listing on the NYSE, subject to official notice of issuance.

9.9 Waiver of Corporate Opportunities. The Buyer shall have delivered to the Sellers a certified written copy of the resolutions of its board of directors approving the matters set forth in Section 7.9(a).

9.10 No Buyer Material Adverse Effect. Since the date of this Agreement, a Buyer Material Adverse Effect shall not have occurred.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) The Buyer Entities, the Sellers and the Acquired Companies may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) The Buyer Entities may terminate this Agreement (if none are then in breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 (Representations and Warranties Accurate) or 9.2 (Performance) not to be satisfied), upon written notice to the Sellers, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Acquired Companies or the Sellers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 (Representations and Warranties Accurate) or 8.2 (Performance) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer Entities or cured by the Acquired Companies or the Sellers, as applicable, within the earlier of (x) the Termination Date and (y) twenty (20) Business Days after delivery by the Buyer Entities to the Sellers of written notice thereof, or is not capable of being cured prior to the Termination Date;

(c) The Sellers (on their behalf and on behalf of the Acquired Companies) may terminate this Agreement (if neither the Sellers nor the Acquired Companies are then in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 (Representations and Warranties Accurate) or 8.2 (Performance) not to be satisfied), upon written notice to the Buyer Entities, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer Entities contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1 (Representations and Warranties Accurate) or 9.2 (Performance), not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by the Buyer Entities within the earlier of (x) the Termination Date or (y) twenty (20) Business Days after delivery by the Sellers to the Buyer Entities of written notice thereof, or is not capable of being cured prior to the Termination Date;

(d) Either the Buyer Entities or the Sellers (on their behalf and on behalf of the Acquired Companies) may terminate this Agreement if the Closing Date shall not have occurred on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”); provided, however, that (i) the terminating Party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to cause (x) in the case that any Buyer Entity is the terminating Party, any of the conditions set forth in Sections 9.1 (Representations and Warranties Accurate) or 9.2 (Performance) not to be satisfied and (y) in the case that any Seller is the terminating Party, any of the conditions set forth in Sections 8.1 (Representations and Warranties Accurate) or 8.2 (Performance) not to be satisfied;

(e) Either the Buyer Entities or the Sellers (on their behalf and on behalf of the Acquired Companies) may terminate this Agreement if any Order issued, or Law enacted, entered or promulgated, in each case, following the date of this Agreement, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and such Order or Law becomes effective and final and nonappealable, in each case, to the extent that the conditions set forth in Sections 8.4, 8.5, 8.6, 9.4, 9.5 or 9.6 shall not be satisfied as a result of such Order or Law; or

(f) The Sellers (on their behalf and on behalf of the Acquired Companies) may terminate this Agreement, if (i) the Closing shall not have occurred on or before the date required by Section 3.1 (Closing; Closing Date); (ii) all of the conditions to Closing set forth in Article 8 (Conditions Precedent to Obligations of the Buyer Entities) have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time)); (iii) the Sellers have irrevocably confirmed in writing to the Buyer Entities that the Acquired Companies and the Sellers are ready, willing and able to effect the Closing at the time of termination or within five (5) Business Days thereafter; and (iv) such Buyer Entity fails to consummate the Closing on the earlier of the Termination Date or the fifth (5th) Business Day following the date of delivery of such written notification by the Sellers.

10.2 Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 10.1 (Termination) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 10.2 (Effect of Termination), Section 4.8 (Sellers’ Reliance), Section 4.9 (Exclusivity of Representations), Section 5.25 (Exclusivity of Representations), Section 6.15 (Buyer’s Reliance), Section 6.29 (Exclusivity of Representations), Sections 7.3(b) (Confidentiality), 7.3(c) (Public Announcements), and Article 11 shall remain in full force and effect in accordance with their terms, and (ii) termination shall not preclude any Party from suing and recovering from any other Party for any willful and material breach of this Agreement, or any Fraud committed thereby, prior to such termination.

ARTICLE 11

MISCELLANEOUS

11.1 No Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties of the Acquired Companies contained in Article 5, of the Sellers contained in Article 4 and of the Buyer Entities contained in Article 6, and in any certificate delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing and (b) none of the covenants of the parties set forth in this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing, except that (i) all payment obligations set forth in Article 2 (Calculation and of Purchase Price and Payment), (ii) Section 2.3 (Purchase Price Adjustment), (iii) Section 2.4 (Purchase Price Allocation), (iv) Section 2.6 (Withholding), (v) Section 2.7 (Phantom Award Escrow), (vi) Section 7.3 (Access to Information; Confidentiality; Public Announcements), (vii) Section 7.10 (Further Assurances), (viii) Section 7.11 (Officer and Director Indemnification and Insurance), (ix) Section 7.14 (Waiver of Conflicts Regarding Representation), (x) Section 7.15 (Access to Books and Records), (xi) Section 7.17 (Buyer Entity Obligations in Respect of the Debt Financing), (xii) Section 7.19 (Tax Matters), (xiii) Section 7.28 (Restrictive Covenants), (xiv) Article 11 (Miscellaneous) and (xv) any other covenants requiring performance after the Closing or which otherwise expressly by their terms survive the Closing shall survive in accordance with their terms and shall expire one (1) year after the period required for the applicable Party to complete the performance required thereby. Notwithstanding anything to the contrary herein, except for the covenants specifically referenced above in this Section 11.1 and any other covenants requiring performance after the Closing or which otherwise expressly by their terms survive the Closing, no Party (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party) shall have any liability hereunder after the Closing (and this sentence is intended to benefit each such Person, whether or not a party to this Agreement). EACH PARTY, ON

BEHALF OF ITSELF AND ITS AFFILIATES, SUCCESSORS AND PERMITTED ASSIGNS, EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. THE PARTIES UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. THE PARTIES FURTHER EXPRESSLY WAIVES ALL RIGHTS TO CLAIM OR SEEK RESCISSION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR HEREBY. Notwithstanding the foregoing, (A) this Section 11.1 shall not interfere with or impede the operation of Section 2.1 (Purchase and Sale of the Purchased Interests), (B) this Section 11.1 shall not limit the ability of any Party to seek specific performance in accordance with Section 7.29 (Restrictive Covenants) or Section 11.16 (Specific Performance), (C) each of the Sellers and the Buyer Entities shall have the right to maintain or recover their Losses in connection with any action or claim to the extent based upon Fraud solely against the Person that committed such Fraud, so long as such action or claim is brought prior to the expiration of the relevant statute of limitations with respect thereto and (D) this Section 11.1 shall not interfere with or prevent, limit or waive any claims, rights or remedies pursuant to any Ancillary Agreement. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, in the event the Closing occurs, the Sellers shall thereafter be liable for any Fraud of the Acquired Companies in making any representation or warranty in Article 5.

11.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

11.3 Amendment. Subject to Section 11.21 (Debt Financing Sources), this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4 Entire Agreement. This Agreement, including the Buyer Disclosure Schedules, the Disclosure Schedules and Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement, and the Ancillary Agreements and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Acquired Companies and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter.

11.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

11.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the Party for whom it is intended (ii) if delivered by electronic mail, with receipt confirmed (including by receipt of confirmatory electronic mail from the recipient) or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the Party at the address set forth below, with copies sent to the Persons indicated (and in the case of clause (i) and (iii), the Party providing notice shall also provide a courtesy copy, which shall not itself constitute notice, by electronic mail):

If to the Sellers or, prior to the Closing, to any member of the Company Group:

Granite Holdings II, B.V.

c/o KPS Capital Partners, LP

One Vanderbilt Avenue, 52nd Floor

New York, New York 10017

Attention:     Raquel Palmer

Email:           rpalmer@kpsfund.com

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:     Angelo Bonvino, Esq.

                     Michael Vogel, Esq.

Email:          abonvino@paulweiss.com

                     mvogel@paulweiss.com

If to the Buyer Entities or, after the Closing, to any member of the Company Group:

Chart Industries, Inc.

2200 Airport Industrial Drive Suite # 100

Ball Ground, Georgia 30107

Attention:     Jillian C. Evanko, Chief Executive Officer

                     Herbert G. Hotchkiss, VP, General Counsel and Secretary

Email:          jillian.evanko@chartindustries.com

                     herbert.hotchkiss@chartindustries.com

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:     Matt Stevens

                     Matt Schlosser

                     Paul Huddle

Email:          mstevens@winston.com

                     mschlosser@winston.com

                     phuddle@winston.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.6.

11.7 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Disclosure Schedules or the Buyer Disclosure Schedules delivered under any specific representation, warranty or covenant or schedule number hereof shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Disclosure Schedule or Buyer Disclosure Schedule shall not be deemed to constitute an admission of any liability by any Seller, any Acquired Company or any Buyer Entity, as applicable, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement, or that the disclosure of such matter, information or item means that such matter, information or item is required to be disclosed by this Agreement.

(b) The fact that any item of information is disclosed in any Section of the Disclosure Schedules or the Buyer Disclosure Schedules: (i) will not be construed to mean that such information is required to be disclosed by this Agreement; (ii) will not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, Loss or other obligation of any kind exists with respect to any item, or otherwise imply that such matter is material for the purpose of this Agreement, gives rise to a Company Material Adverse Effect, Buyer Material Adverse Effect or material adverse effect, or is outside the ordinary course of business; (iii) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (iv) will not be deemed or interpreted to broaden the respective Parties’ representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement; and (v) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work product doctrine with respect to any of the matters disclosed or discussed herein. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules or the Buyer Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.

(c) Notwithstanding anything contained herein to the contrary, Section 11.7(a) and Section 11.7(b) (other than clause (v) thereof) shall apply only with respect to the Sections and Schedules corresponding to Articles 4, 5 and 6, and shall not apply to any Section or Schedule corresponding to any other Article herein.

(d) The Buyer Disclosure Schedules, the Disclosure Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.8 Waiver. Subject to Section 11.21 (Debt Financing Sources), waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.9 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided, however, that (a) the Buyer Entities will be entitled to assign any or all of their rights hereunder without obtaining the consent of, or providing prior notice to, the other Parties to (i) one or more of Buyer’s direct or indirect Subsidiaries, and (ii) to any Person providing financing to the Buyer Entities or the Company Group for collateral security purposes pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing), which assignment in the case of clauses (i) and (ii) will not relieve any Buyer Entity of its obligations hereunder; provided, further, that such assignment shall not materially delay the consummation of any of the transactions contemplated hereby or impose any additional obligations on any Acquired Company, any Seller, their respective Subsidiaries or their respective Affiliates (including in respect of required consents or approvals or governmental filing obligations) and (b) following the Closing, each of the Sellers (and their successors and assigns) may, in connection with the liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, exchange or readjustment of such party, assign such Party’s rights and obligations hereunder to an Affiliate thereof, without the prior consent of, or prior notice to, any other Party. Any purported assignment in violation of the prior sentence shall be void. It is expressly acknowledged and agreed that, following the Closing, each of the Sellers (and their successors and assigns) may liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize, exchange or readjustment such party’s securities, assets and liabilities, without the prior consent of, or prior notice to, any other Party, so long as, in any case, such Sellers (and their successors and assigns) make adequate provisions to satisfy any and all obligations and liabilities under this Agreement.

11.10 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party, except for the Indemnified Parties as set forth in Section 7.10 (Officer and Director Indemnification and Insurance), the Seller Parties and the Buyer Entities as set forth in Section 11.12 (Release), the Related Parties as set forth in Section 11.17 (Non-Recourse), Deal Advisors as set forth in Section 7.14 (Waiver of Conflicts Regarding Representation) and the Debt Financing Sources as set forth in Section 11.21 (Debt Financing Sources).

11.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail in “printable document format” (“.pdf”) or similar format shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.12 Release.

(a) If the Closing occurs, each Buyer Entity agrees (and, from and after the Closing, shall cause each member of the Company Group to agree), on behalf of itself and each of its past, present or future Affiliates, Related Parties, successors and assigns (collectively the “Buyer Parties”), that each Seller, each of its Affiliates and each of its Related Parties, including current or former officers and directors, members, managers or Representatives of any member of the Company Group or any of their respective Affiliates (collectively, the “Seller Parties”), shall have no liability or responsibility to any Buyer Party (including, from and after the Closing, any member of the Company Group) for, and each of the Buyer Entities hereby unconditionally releases and discharges (and from and after the Closing shall cause each member of the Company Group to unconditionally release and discharge), on behalf of the Buyer Parties, such Persons from, any and all Actions, liabilities and obligations of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Buyer Party or any Person claiming through or under a Buyer Party ever had or now has or hereafter can, shall or may have (i) arising out of, or relating to, the organization, management or operation of the businesses of any member of the Company Group relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) relating to this Agreement and the transactions contemplated hereby, except for covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, (iii) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Disclosure Schedules and Exhibits hereto or in any other agreements, documents, certificates or other instruments contemplated hereby or delivered in connection with the transactions contemplated hereby, except with respect to the covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, or (iv) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Sellers and the Company Group; provided, that the foregoing release shall not extend to, limit, restrict or alter any claims, rights or remedies (or any of the Buyer Parties’ rights with respect thereto), in any way, (i) under or pursuant to this Agreement and any Ancillary Agreement or (ii) with respect to Fraud.

(b) If the Closing occurs, effective immediately following the Closing, each Seller agrees, on behalf of itself and each of its Affiliates (as of such time), that each Buyer Party shall have no liability or responsibility to any Seller or any of its Affiliates for, and each Seller hereby unconditionally releases and discharges, on behalf of itself and its Affiliates, such Persons from, any and all Actions, liabilities and obligations of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Seller or its Affiliates or any Person claiming through or under a Seller Party ever had or now has or hereafter can, shall or may have (i) arising out of, or relating to, the organization, management or operation of the businesses of any member of the Company Group relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Buyer Disclosure Schedules and Exhibits hereto or in any other agreements, documents, certificates or other instruments contemplated hereby or delivered in connection with the transactions contemplated hereby, except with respect to the covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms or (iii) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Buyer Entities; provided, that the foregoing release shall not extend to, limit, restrict or alter any claims, rights or remedies (or any of the Seller Parties’ rights with respect thereto), in any way, (i) under or pursuant to this Agreement and any Ancillary Agreement, (ii) (A) arising under any employment agreement or offer letter, (B) relating to amounts that are a Company Expense, or (C) for indemnification, advance of expenses and other coverage under any agreement with or under the organizational documents of an Acquired Company, or (iii) with respect to Fraud.

(c) Each Party understands that it may later discover claims or facts that may be different from, or in addition to, those that it or any other Party now knows or believes to exist regarding the subject matter of the release contained in this Section 11.12, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into it and grant the release contained in this Section 11.12. Nevertheless, the foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all Actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in Law or equity. As of the Closing, each of the Buyer Entities and the Sellers hereby irrevocably agrees to (and to cause the Buyer Parties and the Seller Parties, respectively, to) refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Action, of any kind against any applicable Seller Party or Buyer Party, based upon any matter purported to be released hereby. The Buyer, on behalf of the Buyer Parties, and the Primary Seller, on behalf of the Seller Parties, hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code, which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Buyer, on behalf of the Buyer Parties, and the Primary Seller, on behalf of the Seller Parties, hereby agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Buyer, on behalf of the Buyer Parties, and the Primary Seller, on behalf of the Seller Parties, hereby expressly, knowingly, and intentionally waive any and all rights, benefits, and protections with respect to the foregoing releases which they may have under any other provision of state or federal Law or common law principle providing the same or similar effect.

11.13 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws thereof. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the Parties: (a) agrees that this Agreement involves at least $100,000; (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708; (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware) (such courts, collectively, the “Chosen Courts”) with respect to all Actions arising out of or relating to this Agreement and the transactions contemplated hereby (whether based on contract, tort or other theory); (d) agrees that all claims with respect to any such Action shall be heard and determined in the Chosen Courts and agrees not to commence any Action relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in the Chosen Courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum in any Chosen Court, (f) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (g) service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 11.6 (Notices).

11.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15 Conveyance Taxes. The Buyer Entities agree to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (“Conveyance Taxes”) incurred as a result of the transactions contemplated by this Agreement and to file or cause to be filed (in each case with the reasonable cooperation of the Sellers) any related Tax Returns. The Sellers and the Buyer Entities agree to jointly file all required change of ownership and similar statements.

11.16 Specific Performance.

(a) Without limiting the generality of Section 7.29, the Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the other Parties under this Agreement (including, for the avoidance of doubt, Section 7.4 (Filings and Authorizations; Consummation), Section 7.16 (Company Obligations in Respect of the Debt Financing) and Section 7.17 (Buyer Entity Obligations in Respect of the Debt Financing), and including to cause the other Parties to consummate the Closing and, in the case of the Buyer Entities, to make the payments contemplated by this Agreement, including Article 2 (Calculation of Purchase Price and Payment)) in addition to any other remedy to which the relevant Parties are entitled at Law or in equity, including the right to terminate this Agreement pursuant to Article 10 (Termination).

(b) Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other Parties have an adequate remedy at Law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law, equity or otherwise. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) If any Party brings an Action for specific performance pursuant to this Section 11.16, the prevailing Party in such Action shall, in addition to any other rights such Party may have under this Agreement, be entitled to have the losing Party pay such Party’s costs and expenses (including attorneys’ fees) in connection with such Action.

(d) To the extent any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

11.17 Non-Recourse. Notwithstanding anything to the contrary herein, except as set forth in the Confidentiality Agreement, (a) this Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, advisor, lender or Representative or Affiliate of such named Party or any of its Affiliates (other than such named Party) (the “Related Parties”), shall have any liability (whether in contract or tort, at Law or in equity or otherwise, or based upon any theory that seeks to impose liability of a Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.17 are intended to be for the benefit of, and enforceable by the Related Parties and each such Person shall be a third party beneficiary of this Section 11.17. This Section 11.17 shall be binding on all successors and assigns of the Parties. Notwithstanding the foregoing, nothing in this Section 11.17 shall limit, prevent or restrict any claims, rights or remedies against any Related Party under any Ancillary Agreement to which such Related Party is a party.

11.18 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.19 Buyer Guaranty. To induce the Sellers to enter into this Agreement, the Buyer hereby guarantees to the Sellers and their respective successors and assigns, absolutely, unconditionally and irrevocably, the full, prompt and complete payment and performance by the Buyer of all of the payment and performance obligations of the Buyer Entities contained in this Agreement (the “Buyer Obligations”). If any Buyer Entity fails to perform the Buyer Obligations, then the Buyer, upon written request of the Primary Seller, shall, or shall cause the Buyer Entities to, perform such Buyer Obligations promptly following receipt of such written request. The Buyer waives any and all notice of the renewal, extension, modification or accrual of any Buyer Obligations or acceptance of this guarantee. This guarantee shall be a continuing, absolute, irrevocable and unconditional guarantee of payment and performance, and not merely of collection, and is in no way conditioned or contingent upon any attempt to collect from the Buyer Entities or other party liable for any Buyer Obligations, enforce performance by the Buyer Entities or such other party, or on any other condition or contingency. Notwithstanding the foregoing, this guarantee shall be reinstated if, at any time following the termination of this guarantee, any payment of the Buyer Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of any party liable for any of the Buyer Obligations or otherwise, and is so rescinded, restored or returned, all as though such payment had not been made. This guarantee shall remain in full force and effect until the full satisfaction of all the Buyer Obligations. No failure on the part of the Sellers to exercise, and no delay in exercising, any rights or power (including those hereunder) shall operate as a waiver thereof or a waiver of any other rights or power and shall in any way affect or impair this guarantee, nor shall any single or partial exercise by the Sellers of any rights or power (including those hereunder) preclude any other further exercise thereof or exercise of any other rights or power. The Buyer hereby agrees to pay any and all reasonable attorneys’ fees and any other expenses and costs incurred by the Seller Parties in enforcing this Section 11.19. Notwithstanding anything to the contrary contained in this Section 11.19, to the extent that the Buyer Entities are relieved from all or any portion of their obligations under this Agreement, the Buyer shall be similarly relieved, to such extent, from its obligations and liabilities pursuant to this Section 11.19. The provisions of this Section 11.19 are subject to the Buyer’s right to assert any defense that could otherwise be asserted by the Buyer Entities under this Agreement with respect to the Buyer Obligations, and this Section 11.19 does not in any way expand the liability or obligations (including the Buyer Obligations) of the Buyer Entities otherwise existing hereunder except as expressly contemplated by this Section 11.19.

11.20 Currency Matters. Any payments specified in this Agreement or the Ancillary Agreements shall be made by the relevant Party in United States Dollars. To the extent the calculation of any such payment (or any element thereof, including any such element of the Estimated Purchase Price and the Final Purchase Price) is based on or is determined by a currency other than United States Dollars, the applicable United States Dollar amount shall be converted from the applicable foreign currency equivalents determined on the basis of the Fixing Rate as of the close of business on the Business Day immediately prior to the date of the relevant payment.

11.21 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties hereto, on behalf of itself and each of its Affiliates, hereby: (a) agrees that any Action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing definitive documentation or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter with respect to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “Specified Acquisition Agreement Representations” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof the Buyer or any of its Affiliates has the right to terminate its or their obligations hereunder or decline to consummate the Closing as a result thereof and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction; (b) agrees not to bring or support or permit any of its Representatives or Affiliates to bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing definitive documentation or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court; (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such Subject Court; (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing definitive documentation or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (e) agrees that none of the Debt Financing Sources will have any liability to any of the Sellers, the Acquired Companies, any other member of the Company Group or any of their respective Subsidiaries or their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing definitive documentation or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Sellers, the Acquired Companies, any other member of the Company Group or any of their respective Subsidiaries or any of their respective Affiliates or

Representatives shall bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing definitive documentation or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason; and (g) agrees in no event will any of the Sellers, the Acquired Companies, any other member of the Company Group or any of their respective Subsidiaries or their respective Affiliates or Representatives be entitled directly to specific performance of any commitment letter or similar agreement entered into by any of the Buyer Entities or their Affiliates for any Debt Financing against the Debt Financing Sources providing such Debt Financing and (i) agrees that (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.21, Section 11.3, Section 11.8 and Section 11.10 (or the definitions of any terms used in this Section 11.21, Section 11.3, Section 11.8 and/or Section 11.10) and (ii) this Section 11.21, Section 11.3, Section 11.8 and Section 11.10 (or, solely as they relate to such Section, or any of the definitions of any terms used in this Section 11.21, Section 11.3, Section 11.8 and Section 11.10) shall not be amended, waived or modified without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.21 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter.

11.22 Engagement Letters. The Sellers shall use reasonable best efforts to deliver to the Buyer Entities the items set forth on Section 11.22 of the Disclosure Schedules, in each case duly executed by all parties thereto. If the items set forth on Section 11.22 of the Disclosure Schedules are not delivered at the Closing, the Sellers shall indemnify and hold harmless the Buyer and its Subsidiaries for any Losses arising under the indemnification and contribution obligations set forth in the Engagement Letters, except to the extent such obligations arise from, relate to or are in connection with the Debt Financing or the Take-Out or Exchange Offering or claims by the Buyer or any of its Affiliates. The Buyer shall indemnify and hold harmless the Sellers and their Affiliates for any Losses arising following the Closing under the indemnification and contribution obligations set forth in the Engagement Letters to the extent such obligations arise from, relate to or are in connection with the Debt Financing or the Take-Out or Exchange Offering , except to the extent such obligations arise from, relate to or are in connection claims by the Primary Seller or any of its Affiliates.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ACQUIRED COMPANIES:

GRANITE ACQUISITION GMBH

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Managing Director

GRANITE CANADA HOLDINGS ACQUISITION CORP.

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Director

HOWMEX HOLDINGS, S. de R.L. de C.V.

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Director

GRANITE US HOLDINGS LP

By:	Granite US Holdings GP, LLC, its general partner

By:	/s/ Raquel Palmer
Name: Raquel Palmer
Title: Manager

GRANITE HOLDINGS II, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

[Signature Page – Equity Purchase Agreement]

SELLERS:

GRANITE HOLDINGS I, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

GRANITE HOLDINGS II, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

GRANITE US HOLDINGS GP, LLC

By:	/s/ Raquel Palmer
Name: Raquel Palmer
Title: Manager

[Signature Page – Equity Purchase Agreement]

BUYER:

CHART INDUSTRIES, INC.

By:	/s/ Jillian C. Evanko
Name: Jillian C. Evanko
Title: President & Chief Executive Officer

[Signature Page – Equity Purchase Agreement]

Exhibit D

Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS OF SERIES A CUMULATIVE PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

CHART INDUSTRIES, INC.

Pursuant to Section 151

of the General Corporation Law of the State of Delaware (the “DGCL”)

I, the [__] of Chart Industries, Inc., a corporation organized and existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Company, dated July 20, 2006 (the “Certificate of Incorporation”), the Board of Directors on [__], 2023, adopted the following resolution creating a series of Preferred Stock consisting of [__] shares designated as Series A Cumulative Participating Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, with a stated value of $1,000 per share, of the Company and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such class of Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof set forth below.

This Certificate of Designations shall be effective upon the filing with the Secretary of State of the State of Delaware.

ARTICLE 1

DESIGNATION

Section 1.1 There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the “Series A Cumulative Participating Convertible Preferred Stock”. The number of shares constituting such series shall be [__]1 and are referred to herein as the “Series A Preferred Stock,” with each such share having an initial Stated Value of $1,000 per share. The liquidation preference of each share of Series A Preferred Stock (the “Liquidation Preference”) shall be an amount equal to the greater of (i) the Accumulated Stated Value of such share as of such date and (ii) the aggregate amount payable in a Liquidation Event (as defined below) with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to Article 6 (disregarding the 19.99% Threshold) immediately prior to such Liquidation Event.

ARTICLE 2

RANK

Section 2.1 Ranking. Except as expressly provided by this Certificate of Designations, the Series A Preferred Stock shall have rights, preferences and privileges, including with respect to dividends and distributions and upon any Liquidation Event, that rank senior to (i) all existing or future classes of Common Stock, (ii) all existing or future classes of Preferred Stock and (iii) each other class or series of Capital Stock hereafter created, other than any class or series of Senior Stock or Parity Stock that has been approved in accordance with Section 7.2 (the foregoing clauses (i), (ii) and (iii), collectively referred to as “Junior Stock”). Other than in accordance with Section 7.2, the Company may not issue any class or series of Capital Stock that has rights, preferences or privileges, including with respect to dividends or distributions or upon any Liquidation Event, that rank pari passu with the Series A Preferred Stock (collectively referred to as “Parity Stock”) or that has rights, preferences or privileges, including with respect to dividends or distributions or upon any Liquidation Event, that rank senior to the Series A Preferred Stock (collectively referred to as “Senior Stock”).

ARTICLE 3

PREFERRED YIELD AND PARTICIPATION RIGHTS

Section 3.1 Preferred Yield.

(a) Preferred Yield Rate. From and after the Closing Date, preferential cumulative dividends (the “Preferred Yield”) shall accumulate on a daily basis in arrears during each Annual Period at the applicable rate in effect from time to time on the then-current Stated Value of each share of Series A Preferred Stock, whether or not declared by the Board of Directors or prohibited by law. With respect to Preferred Yield that the Company elects to pay in cash on any applicable Payment Date (the “Cash Preferred Yield”), the Company will pay the cash preferred yield rate (the “Cash Rate”) on the then-current Stated Value of the Series A Preferred Stock. The Cash Rate shall initially be 6.00% per annum.2 Unless and until Cash Preferred Yield is paid in full in cash for any Annual

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To reflect the Agreed Stock Consideration Value (as defined in the EPA) plus $20 million (in respect of the potential Preferred Stock issuance regarding the purchase price adjustment) divided by $1000.

[2]

If (i) the Agreed Stock Consideration Value is less than $550 million, such rate shall be 4.00% per annum, and if the Agreed Stock Consideration Value is an amount between $550 million and $1.1 billion (or more), the rate shall be interpolated between 6.00% per annum and 4.00% per annum on a straight line basis based on such Investment Amount (up to $1.1 billion), rounding up to the nearest hundredth of a percent. Any amount of Agreed Stock Consideration Value in excess of $1.1 billion shall be disregarded for such purposes.

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Period on or prior to the Payment Date for such Annual Period, (x) the Cash Preferred Yield for such Annual Period shall equal zero for and as of the end of such Annual Period, and (y) the Stated Value of each share of Series A Preferred Stock as of the Payment Date for such Annual Period shall be automatically increased by an amount equal to (i) 0.75% plus the Cash Rate (the “Accrued Rate”) multiplied by (ii) the Stated Value of such share as of such date (such amount, the “Accrued Preferred Yield”). For the avoidance of doubt, accumulated and unpaid Preferred Yield payable upon a Liquidation Event, a Fundamental Change Redemption and/or included for purposes of determining Accumulated Stated Value shall be deemed to have accrued at the Cash Rate. To the extent the Company has failed to pay any amount due and payable in connection with a redemption when such amount is due hereunder, the Cash Rate and the Accrued Rate shall each, for one time only, increase by 2.00%, irrespective of any other increase set forth below; provided, that, notwithstanding anything to the contrary herein, in no event shall the Cash Rate exceed 10.5%. Beginning with the five-year anniversary of the Closing Date, the Cash Rate and the Accrued Rate shall each increase by 1.00% on each anniversary of the Closing Date; provided, that, in no event shall the Cash Rate exceed 8.5% solely as a result of such annual increase.

(b) Generally. On each Payment Date, either (i) Cash Preferred Yield shall be paid, when, as and if declared by the Board of Directors and to the extent permitted by applicable law, or (ii) the Stated Value of the Series A Preferred Stock shall be increased by the Accrued Preferred Yield for the applicable Annual Period. The Cash Preferred Yield shall be calculated on the basis of actual days elapsed over a year of three hundred and sixty (360) days. The Company shall notify the Holders of Series A Preferred Stock no later than ten (10) Business Days before the end of each Annual Period whether (i) the Company shall pay Cash Preferred Yield for such Annual Period or (ii) the Stated Value of such shares as of such date shall be increased by the Accrued Preferred Yield for such Annual Period. If declared, Cash Preferred Yield shall be payable on the Payment Date in immediately available funds to the Holders of Series A Preferred Stock as they appear on the records of the Company on the record date for such Preferred Yield, which shall be the date that is thirty (30) calendar days prior to the applicable Payment Date, and which record date and Payment Date shall be declared by the Board of Directors during each Annual Period on the date that is at least thirty-five (35) calendar days prior to the Payment Date and five (5) calendar days prior to the record date. The Company may not declare or pay Cash Preferred Yield in additional shares of Series A Preferred Stock, any Junior Stock, any equity securities of its affiliates or any other form. The Company shall be entitled to declare and pay all or any part of the Accrued Preferred Yield in cash on subsequent Payment Dates pro rata based upon the number of shares of Series A Preferred Stock held by the Holders of Series A Preferred Stock, and the amount of cash paid by the Company for Accrued Preferred Yield per share of Series A Preferred Stock shall reduce the Stated Value of such share as of such date on a dollar-for-dollar basis; provided, that no such payment of Accrued Preferred Yield in cash shall reduce the Stated Value of such share as of such date to an amount below its initial Stated Value.

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(c) Restriction on Distributions. All Preferred Yield, including Accrued Preferred Yield, are prior to and in preference over any dividend on any Junior Stock. For so long as (i) the Company has not declared and paid in full the Cash Preferred Yield for the then-current Annual Period or (ii) Accrued Preferred Yield remain outstanding, the Company shall not be permitted to declare or pay any dividend or distribution on any Junior Stock without the prior written consent of the Majority Holders.

Section 3.2 Participation Rights. In the event that the Company shall declare any dividend (whether in cash, Common Stock or other securities or property) to holders of Common Stock, then each Holder shall, automatically, without further action on the part of the Company, the Board of Directors or such Holder, be entitled to participate with the holders of Common Stock in such dividend (which, for the avoidance of doubt, shall not be limited by the 19.99% Threshold) as if the shares of Series A Preferred Stock then outstanding were converted into Common Stock pursuant to Article 6 (disregarding the 19.99% Threshold) on the record date of such dividend. Any such amount shall be paid to the Holders at the same time such dividend is made to holders of Common Stock.

ARTICLE 4

LIQUIDATION PREFERENCE

Section 4.1 Liquidation. Subject to Section 4.2, upon the occurrence of a Liquidation Event at any time prior to the occurrence of any conversion pursuant to Article 6, each Holder shall be paid in cash for each share of Series A Preferred Stock held by such Holder, out of the assets of the Company legally available for distribution to its stockholders, before any payment is made to any holder of Junior Stock (including Common Stock) and simultaneously with any payments to any holder of Parity Stock, an amount equal to the Liquidation Preference of such share.

Section 4.2 Partial Payment. If the assets of the Company available for distribution to the Holders shall be insufficient to permit payment in full to such Holders of the Liquidation Preference that such Holders are entitled to receive in such case, then all of the assets available for distribution to Holders shall be distributed among and paid to such Holders ratably in proportion to the amounts that would be payable to such Holders if such assets were sufficient to permit payment in full.

Section 4.3 Fundamental Change Not a Liquidation. The consummation of a Fundamental Change shall not be deemed to be a Liquidation Event for purposes of this Article 4.

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ARTICLE 5

REDEMPTION

Section 5.1 Fundamental Change Redemption.

(a) Upon the occurrence of a Fundamental Change, and without prejudice to the right to convert the Series A Preferred Stock in accordance with Article 6, the Company shall redeem all of its Series A Preferred Stock (a “Fundamental Change Redemption”) for (i) per share cash consideration equal to the Accumulated Stated Value of such share as of such date plus (ii) if such Fundamental Change is consummated at any time prior to the five year anniversary of the Closing Date, the Redemption Make-Whole Amount as of such redemption date (in either case, the “Fundamental Change Redemption Price”), which Fundamental Change Redemption Price shall be payable in cash. Any redemption pursuant to this Section 5.1 shall occur on a date within 45 days (and no earlier than 20 days) after the consummation of the Fundamental Change (the “Fundamental Change Redemption Date”); provided, that prior to the close of business on the second Business Day preceding any redemption date pursuant to this Section 5.1, each Holder shall be entitled to convert its shares of Series A Preferred Stock in accordance with Article 6 and upon delivery of the notice of conversion contemplated by Section 6.1, a Holder shall be deemed to have converted its shares of Series A Preferred Stock for purposes of this Section 5.1(a) (such Holder, a “Converting Holder”).

(b) In connection with any Fundamental Change Redemption pursuant to this Section 5.1, the Company shall provide written notice thereof (the “Fundamental Change Redemption Notice”) to the Holders at least 20 days prior to the Fundamental Change Redemption Date (but failure to duly give such written notice or any defect in such written notice shall not materially prejudice any such Holder). Any Fundamental Change Redemption Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of such Fundamental Change;

(iii) the Fundamental Change Redemption Date;

(iv) the calculation of each component of the Fundamental Change Redemption Price as well as any authorized Conversion Price adjustments; and

(v) the Conversion Price then existing and any adjustments to the Conversion Price that will result from such Fundamental Change.

Section 5.2 No Other Redemptions or Acquisitions. The Series A Preferred Stock shall have no maturity date or scheduled redemption date.

Section 5.3 Redemption Procedures.

(a) Surrender and Payment. Upon any redemption pursuant to this Article 5, each Holder that is not a Converting Holder shall surrender the certificate or certificates (if any) representing such Holder’s shares of Series A Preferred Stock to the Company (duly endorsed or assigned for transfer) prior to the applicable redemption date in any manner and any place reasonably designated by the Company. The full Fundamental Change Redemption Price for such shares shall be payable on the later of the Fundamental Change Redemption Date or, if applicable, the date such share certificate is surrendered to the Company, by wire transfer to the Person whose name appears on such certificate or certificates (or book-entry record, as applicable) as the owner thereof to a bank account designated in writing by such Person (such designation to be made at least two (2) Business Days prior to the redemption date), and each surrendered certificate shall be canceled and retired.

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(b) Redemption Preference. Any redemption under this Article 5 shall be in preference to and in priority over any dividend or other distribution upon, or any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock and pro rata with any Parity Stock (to the extent approved in accordance with Section 7.2) that is then being redeemed.

(c) No Further Rights Upon Redemption. Subject to Section 5.3(e), the Holders of any shares of Series A Preferred Stock that have been redeemed shall cease to have any further rights with respect thereto from and after the applicable redemption date. Notwithstanding anything to the contrary in this Certificate of Designations, if the funds necessary for redemption shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders, then at the close of business on such day on which such notice has been given and such funds are segregated and set aside (which day shall, for the avoidance of doubt, be no earlier than the applicable redemption date), the Holders shall cease to hold the shares of Series A Preferred Stock that are to be redeemed for all purposes under this Certificate of Designations (and such shares shall be deemed to be no longer outstanding) and shall be entitled to receive only the Fundamental Change Redemption Price in respect of such shares.

(d) Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to redeem all shares of Series A Preferred Stock as required under Section 5.3, the Company shall (i) redeem, pro rata among the Holders that have requested their shares be redeemed pursuant to Section 5.3, a number of shares of Series A Preferred Stock with an aggregate Fundamental Change Redemption Price equal to the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (ii) redeem any shares of Series A Preferred Stock not redeemed because of the foregoing limitations at the applicable Fundamental Change Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the redemption of such share of Series A Preferred Stock. The inability of the Company (or its successor) to redeem for any reason shall not relieve the Company (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law. If the Company fails to pay the Fundamental Change Redemption Price in full when due in accordance with this Section 5.3 in respect of some or all of the shares or Series A Preferred Stock to be redeemed pursuant to the Fundamental Change Redemption, the shares not redeemed shall accrue Preferred Yield at an increased Preferred Yield Rate as set forth in Section 3.1(a), accruing daily from such date until the Fundamental Change Redemption Price plus all Accrued Preferred Yield thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, in the event the Company is required to effect a Fundamental Change Redemption pursuant to this Article 5 at a time when the Company is restricted or prohibited under any instrument evidencing indebtedness of the Company from

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redeeming some or all of the Series A Preferred Stock subject to the Fundamental Change Redemption, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Article 5.

(e) Execution of Supplemental Instruments. On or before the date the Fundamental Change becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Fundamental Change (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to preserve the economic interests of the Holders and to give effect to this Article 5.

ARTICLE 6

CONVERSION

Section 6.1 Holders Rights to Conversion.

(a) Conversion. Each Holder shall have the right, at its option, at any time and from time to time, upon written notice to the Company, to convert any outstanding share of Series A Preferred Stock held by such Holder into the number of fully paid and non-assessable shares of Common Stock equal to the sum of (A) the quotient of (i) the Accumulated Stated Value of such share of Series A Preferred Stock as of such date, divided by (ii) the Conversion Price then in effect plus (B) if such Holder has converted its Series A Preferred Stock during a Make-Whole Fundamental Change Conversion Period, the quotient of (I) the number of Additional Shares specified in Section 6.9 multiplied by the Stated Value of such share of Series A Preferred Stock divided by (II) $1,000; provided, however, that if the Company has delivered a Fundamental Change Redemption Notice, a Holder shall not be permitted convert shares of Series A Preferred Stock on or following the second Business Day preceding the related Fundamental Change Redemption Date.

(b) Conversion Limitation. Prior to the receipt of the Stockholder Approval, Series A Preferred Stock shall not be convertible pursuant to this Article 6 in the aggregate into more than 19.99% of the Common Stock outstanding as of the Closing Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) (such limitation, the “19.99% Threshold”). Following the Company’s 2024 annual meeting of stockholders, for so long as the Stockholder Approval is not obtained, (no later than five (5) Business Days after such annual meeting for any amount then owing), the Company shall pay or deliver, to the converting Holder, in respect of the shares of Series A Preferred Stock exceeding such 19.99% Threshold (if any), a cash settlement in respect of each such share, in an amount equal to the trailing 10-Trading Day VWAP of Common Stock prior to the Conversion Date; provided, however, that, if, as of the applicable Conversion Date, the Company (i) shall not have sufficient funds legally available under the DGCL to pay the amount of cash required

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pursuant to the previous sentence (such amount per share of Series A Preferred Stock, the “Required Cash Amount”) or (ii) the Company is restricted or prohibited under the terms and provisions of any instrument evidencing indebtedness of the Company (the “Specified Contract Terms”) from paying the aggregate Required Cash Amount (or any portion thereof) in cash, then the Company shall, (1) settle a portion of the Required Cash Amount in cash, pro rata among the Holders, equal to the lesser of (I) the amount legally available for such cash settlement under the DGCL and (II) the largest amount that can be used for such cash settlement not restricted or prohibited under the Specified Contract Terms and (2) settle the remaining Required Cash Amount in cash as soon as practicable after the Company is able to make such cash settlement out of assets legally available for the cash settlement and without violation of Specified Contract Terms. The inability of the Company (or its successor) to pay the Required Cash Amount in cash for any reason shall not relieve the Company (or its successor) from its obligation to pay the Required Cash Amount in cash when, as and if permitted by applicable law and Specified Contract Terms. For the avoidance of doubt, if the Company defers the conversion in respect of some or all the shares of Series A Preferred Stock to be converted due to the 19.9% Threshold in accordance with this Section 6.1(b), such remaining shares shall continue be outstanding and accrue Preferred Yield at the applicable Preferred Yield Rate as set forth in Section 3.1(a) until such remaining shares are converted into Common Stock or settled in cash (including for such additional Accrued Preferred Yield, if any). [Notwithstanding the foregoing, the provisions of this Section 6.1(b) shall not apply in the case of a Special Mandatory Conversion pursuant to Section 6.8.]3

(c) Stockholder Approval. If the Stockholder Approval has not been obtained prior to the Closing Date, the Company shall use its reasonable best efforts to obtain the Stockholder Approval at its next annual meeting of stockholders (the “Next Annual Meeting”) ; provided, that if the Stockholder Approval is not obtained at the Next Annual Meeting or any earlier meeting of the stockholders called and held for such purpose, the Company shall continue to use its reasonable best efforts to obtain the Stockholder Approval at every annual meeting of its stockholders thereafter until the Stockholder Approval is obtained. The proxy statement for the Next Annual Meeting (and any proxy statement for any subsequent annual meeting until such Stockholder Approval is obtained) shall include the Board’s recommendation that the stockholders vote in favor of the Stockholder Approval. The Company shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval.

Section 6.2 Conversion Procedures.

(a) Effect of Conversion. To effect any conversion under this Article 6, a Holder shall (w) complete, manually sign, and deliver to the Company a Conversion Notice; (x) deliver any physical certificates representing shares of Series A Preferred Stock for cancellation by the Company, at which time such conversion will become irrevocable; (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes. Series A Preferred Stock may be

[3]	To be included, if necessary, as contemplated by Schedule I hereto.

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surrendered for conversion only during regular business hours on a day that is a Business Day. As promptly as practicable after the surrender of any shares of Series A Preferred Stock (or, if uncertificated, upon delivery of a Conversion Notice), the Company shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the Holder of such shares so surrendered certificate(s) (or evidence of book entry) (and/or cash payments in lieu of fractional shares to be paid) representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred Stock are entitled to be converted pursuant to Section 6.1.

(b) Holder of Underlying Common Stock as of Conversion Date. As of the close of business on the first Business Day on which the requirements set forth in Section 6.2(a) for a conversion are satisfied (the “Conversion Date”), the Person in whose name any certificate(s) (or evidence of book entry) for shares of Common Stock shall be issuable upon such conversion pursuant to Section 6.1 shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(c) Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted; provided, however, that the certificate referred to in this clause (c) need not be issued at any time after which such shares subject to such conversion are deemed to cease to be outstanding pursuant to Section 8.4.

Section 6.3 Termination of Rights. On the Conversion Date, all rights with respect to the shares of Series A Preferred Stock being converted, including the rights, if any, to receive notices and vote, shall terminate and such shares of Series A Preferred Stock will be deemed to cease to be outstanding, except only the rights of holders thereof to (i) receive certificates (or evidence of book entry) (and/or cash payments in lieu of fractional shares to be paid) for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, (ii) exercise the rights to which they are entitled as holders of Common Stock and (iii) receive payment of any dividends declared on the shares of Series A Preferred Stock being converted, or with which the Holders are entitled to participate or which the Holders are entitled to receive pursuant to Section 3.2, but unpaid, in each case prior to conversion.

Section 6.4 Certain Anti-Dilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(a) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Company shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or

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(iv) issue any shares of its Capital Stock to holders of Common Stock in a reclassification of the Common Stock, then, and in each such case, and except as shall have otherwise been paid to Holders of Series A Preferred Stock pursuant to Article 3, the Conversion Price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination of reclassification shall be automatically adjusted without any action required to be taken by the Company, the Board of Directors or any Holder (and any other appropriate actions shall be taken by the Company) so that the Holders of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned in respect of such shares of Series A Preferred Stock, after taking into account any shares of Common Stock that such Holder would have been entitled to receive or surrender upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the record date for the occurrence of such event (in each case without giving effect to the 19.99% Threshold). An adjustment made pursuant to this Section 6.4 shall become effective retroactively (x) in the case of any such dividend or distribution, to the date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, combination or reclassification, immediately after such corporate action becomes effective.

(b) Issuance of Common Stock or Common Stock Equivalent below Fair Market Value.

(i) If the Company shall at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, issue or sell (including without limitation through a rights offering) any shares of Common Stock or Common Stock Equivalents (the date of such action, the “Relevant Date”) at a Price per Share of Common Stock that is less than 100% of the Fair Market Value of the Common Stock immediately prior to such issuance or sale, then, and in each such case, the Conversion Price then in effect shall be automatically adjusted, without any action required to be taken by the Company, the Board of Directors or any Holder, by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Fair Market Value as of the close of business on the day immediately prior to the Relevant Date (or, in the case of

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Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Company upon the issuance of such Common Stock Equivalents and receivable by the Company upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Fair Market Value as of the close of business on the day immediately prior to the Relevant Date), and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to such issuance or sale plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised); provided, however, no adjustment to the Conversion Price shall occur for issuances or sales (I) in connection with awards granted under the Company’s 2017 Omnibus Equity Plan (or any successor or other similar plans), (II) for which an adjustment is made pursuant to Section 6.4(a), (III) in connection with an arms-length, non-related party merger, acquisition or similar transaction (other than in connection with the broadly marketed offering and sale of securities for third-party financing of such transaction) or (IV) to the extent that the applicable Holder is entitled to and exercises its participation rights as provided for in Article II of the Investor Rights Agreement.

(ii) Any adjustment pursuant to Section 6.4(b) shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and upon the consummation of such issuance shall become effective retroactively (i) in the case of an issuance or sale to the stockholders of the Company, as such, to the date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents, and (ii) in all other cases, on the date of such issuance or sale; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 6.4(b) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(iii) In case at any time any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration when received, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith as determined mutually by the Board of Directors and the Majority Holders or, if the Board of Directors and the Majority Holders shall fail to agree, by an appraiser chosen by the Board of Directors and reasonably acceptable to the Majority Holders, whose fees and costs shall be paid by whichever of the Company and the Majority Holders whose valuation in furthest from the appraiser’s determination.

(iv) If any Common Stock Equivalents (or any portions thereof) that have given rise to an adjustment pursuant to this Section 6.4(b) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or

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conversion thereof, then the Conversion Price hereunder shall be automatically readjusted, without any action required to be taken by the Company, the Board of Directors or any Holder (but to no greater extent than originally adjusted), in order to (i) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (ii) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (iii) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time. The Conversion Price hereunder shall be automatically readjusted appropriately, without any action required to be taken by the Company, the Board of Directors or any Holder, if (x) the terms of such Common Stock Equivalents or any amendments thereto results in an increase in the number of shares of Common Stock issuable upon the conversion, exercise or exchange of the Common Stock Equivalents or (y) there is a decrease in the consideration payable for the Common Stock to be issued upon conversion, exercise or exchange of such Common Stock Equivalents. If any shares of Series A Preferred Stock have been converted into Common Stock prior to such readjustment, the holder thereof shall return a number of shares of such Common Stock as would result in such holder retaining that number of shares of such Common Stock as it would have received upon conversion at the readjusted Conversion Price.

(c) Covered Repurchases.

(i) If the Company or any of its Subsidiaries shall at any time prior to the conversion of share of Series A Preferred Stock make a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act) or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms) (a “Covered Repurchase”), and if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the Fair Market Value on the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), then, and in each such case, the Conversion Price then in effect shall be automatically adjusted, without any action required to be taken by the Company, the Board of Directors or any Holder, by multiplying the Conversion Price in effect on the day immediately prior to the Expiration Date by a fraction (x) the numerator of which shall be the product of the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date multiplied by the number of shares of Common Stock outstanding

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immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase and (y) the denominator of which is the sum of (i) the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date and (ii) the product of arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date multiplied by the number of shares of Common Stock outstanding immediately after to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase.

(ii) Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 6.4(c), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 6.4(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 6.4(c).

(iii) To the extent such Covered Repurchase is announced but not consummated (including as a result of being precluded from consummating such Covered Repurchase under applicable law), or any purchases or exchanges of shares of Common Stock in such Covered Repurchase are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such Covered Repurchase.

(d) Successive Adjustments; Multiple Adjustments.

(i) After an adjustment to the Conversion Price under this Section 6.4, any subsequent event requiring an adjustment under this Section 6.4 shall cause an adjustment to each such Conversion Price as so adjusted.

(ii) For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 6.4 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 6.4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

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(e) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 6.4, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

Section 6.5 Reservation of Shares. The Company shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

Section 6.6 Fractional Shares. The Company may not issue fractional interests in shares of Common Stock and, instead, shall pay to the Holder in cash the then-current market value of any fraction of a share as promptly as practicable (and in any event no later than the date on which the certificate(s) (or evidence of book entry) representing the Common Stock are issued) following the relevant conversion pursuant to Section 6.1.

Section 6.7 Mandatory Conversion.

(a) At any time after the fifth year anniversary of the Closing Date, in the event that the Last Reported Sale Price of the Common Stock of the Common Stock is greater than 130% of the Conversion Price for 20 Trading Days (whether or not consecutive) within any consecutive 30-Trading Day period, at the option of the Company, within ten days following the last day of such 20-Trading Day period, the Company may provide an irrevocable written notice to the Holders of Series A Preferred Stock (such notice, a “Notice of Mandatory Conversion”), within five (5) Business Days following such period, to the effect that, on a date that is no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders, the Company shall mandatorily convert all or a portion of the Series A Preferred Stock into a number of shares of Common Stock (the “Mandatory Conversion”) as provided in and subject to the limitations of Section 6.1. Notwithstanding the foregoing, the Company shall not be permitted to send a Notice of a Mandatory Conversion or consummate the Mandatory Conversion if the Company does not have an effective Shelf Registration Statement, if such Shelf Registration Statement is subject to any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement by the SEC or any state securities authority or for so long as a Suspension Period is in effect, each as defined in the Registration Rights Agreement, at the time of delivering the Notice of a Mandatory Conversion or the date on which the shares of Series A Preferred Stock will be converted into shares of Common Stock (the “Mandatory Conversion Date”), as applicable.

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(b) Notice of Mandatory Conversion. For the avoidance of doubt, a Notice of Mandatory Conversion shall not limit a Holder’s right to convert its shares of Series A Preferred Stock on any Conversion Date prior to the Mandatory Conversion Date. The Notice of Mandatory Conversion shall specify:

(i) the Mandatory Conversion Date selected by the Company;

(ii) the applicable procedures a Holder must follow for issuance of the shares of Common Stock pursuant to Section 6.2; and

(iii) the Conversion Price as anticipated to be in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued to the Holder on conversion of each share of Series A Preferred Stock held by such Holder.

Section 6.8

[Section 6.8 to be included, if necessary, as contemplated by Schedule I hereto.]

Section 6.9 Additional Shares in Connection with a Make-Whole Fundamental Change.

(a) Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of shares of Series A Preferred Stock occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 6.9, the Company shall increase the Conversion Rate for such Series A Preferred Stock for each $1,000 Liquidation Preference of Series A Preferred Stock converted (the “Additional Shares”) by a number of Additional Shares as described in this Section 6.9. A conversion of Series A Preferred Stock shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the Conversion Date occurs during the Make-Whole Fundamental Change Period or, if such Make-Whole Fundamental Change is not a Fundamental Change, the thirty-fifth (35th) Trading Day immediately following the Make-Whole Fundamental Change Effective Date.

The number of Additional Shares, if any, by which the Conversion Rate will be increased pursuant to a Make-Whole Fundamental Change shall be the number of Additional Shares as determined by reference to this Section 6.9 and the table attached as Schedule A hereto, based on the Make-Whole Fundamental Change Effective Date and Stock Price paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date.

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The exact Stock Price and Make-Whole Fundamental Change Effective Date may not be set forth in the table in Schedule A, in which case:

(b) if the Stock Price is between two Stock Prices in such table or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in such table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices, and the earlier and later Make-Whole Fundamental Change Effective Dates, as applicable, based on a three hundred sixty five (365) or three hundred sixty six (366)-day year, as applicable;

(i) if the Stock Price is greater than $[__]4 per share (subject to adjustment in the same manner as the Stock Prices as set forth in the column headings of such table in Schedule A), the Conversion Rate shall not be increased; and

(ii) if the Stock Price is less than $[__]5 per share (subject to adjustments in the same manner as to the Stock Prices set forth in the column headings of such table), the Conversion Rate shall not be increased.

Notwithstanding anything to the contrary in this Certificate of Designations, in no event will the number of Additional Shares exceed [__]6 shares of Common Stock per $1,000 Liquidation Preference of Series A Preferred Stock, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Price is required to be adjusted pursuant to Section 6.4.

(c) Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate (through an adjustment of the Conversion Price) of the Series A Preferred Stock is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate (by virtue of an adjustment of the Conversion Price) is required to be adjusted pursuant to Section 6.4 hereof.

(d) Notice of the Occurrence of a Make-Whole Fundamental Change. The Company shall inform the Holders of any Make-Whole Fundamental Change Effective Date no later than five (5) Business Days after such effective date.

(e) Adjustment to Conversion Price. For so long as the Conversion Rate is increased pursuant to this Section 6.9, the Conversion Price shall equal $1,000 divided by the increased Conversion Rate pursuant to this Section 6.9, but, for the avoidance of doubt, subject to any adjustment pursuant to Section 6.4.

[4]	To be revised to include the highest Stock Price in effect on the Event Effective Date (i.e., as an illustrative example, this would be $800 based on the current Schedule A).
[5]	To be revised to include the lowest Stock Price in effect on the Event Effective Date (i.e., as an illustrative example, this would be $150 based on the current Schedule A).
[6]	To be revised to include the highest Additional Share number in in the make-whole table (i.e., as an illustrative example, this would be 1.6100 shares based on the current Schedule A).

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Section 6.10 Adjustment for Common Stock Change Events.

(a) Common Stock Change Events. In the event of any:

(i) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(ii) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(iii) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(iv) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(1) from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article VI, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 5.3 or Section 6.7, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

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(2) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the Fair Market Value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(b) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 6.10.

(c) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 6.4 in a manner consistent with this Section 6.10; and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to this Section 6.10. If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(d) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the first Business Day after the effective date of the Common Stock Change Event.

(e) Common Stock Change Event and Fundamental Change. For the avoidance of doubt, and to the extent that a Common Stock Change Event is also a Fundamental Change or a Make-Whole Fundamental Change, Article 5 shall control in respect of any Holder that is not a Converting Holder and a Holder that converts its Series A Preferred Stock during the Make-Whole Fundamental Change Conversion Period in accordance with Section 6.10 may be entitled to Additional Shares.

ARTICLE 7

VOTING RIGHTS AND GOVERNANCE MATTERS

Section 7.1 Generally. In addition to the voting rights to which the Holders are entitled under or granted by Delaware law (including for all purposes of this Certificate of Designations, pursuant to the Certificate of Incorporation and the Investor Rights Agreement), the Holders shall be entitled to vote, in person or by proxy, at a special or annual meeting of

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stockholders or in any written consent in lieu of a meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), in each case, irrespective of the provisions of Section 242(b)(2) of the DGCL. With respect to any such vote, each share of Series A Preferred Stock shall entitle the Holder to cast that number of votes as is equal to the number of shares of Common Stock into which such share is convertible pursuant to Article 6 (and prior to the receipt of Stockholder Approval, subject to the limitations on conversion specified in Section 6.1(c)) on the record date for determining the stockholders of the Company entitled to vote on such matters.

Section 7.2 Consent Rights. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not (and shall cause its Subsidiaries not to), directly or indirectly, by amendment, merger, consolidation or otherwise, do, or authorize, agree or consent to, any of the following without the prior written consent of the Majority Holders (in addition to any other vote required by the DGCL or the Certificate of Incorporation), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, of no force or effect and ultra vires:

(a) amend, alter, repeal or change the rights, preferences, voting power, privileges or obligations of the Series A Preferred Stock (whether by amendment, merger, consolidation or otherwise);

(b) authorize, create, increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Senior Stock or Parity Stock;

(c) increase the authorized amount of, or issue any additional shares of, the Series A Preferred Stock (except pursuant to the Equity Purchase Agreement in satisfaction of the Seller Adjustment Amount (as defined in the Equity Purchase Agreement));

(d) alter, amend, repeal, restate, supplement, waive or otherwise modify (whether by amendment, merger, consolidation or otherwise) (i) any provision of this Certificate of Designations or (ii) any provision of any other governing document, including without limitation the Certificate of Incorporation and the Amended and Restated By-laws of the Company, in the case of clause (ii) in a manner that would adversely affect the rights, preferences, privileges, obligations or voting powers of the Series A Preferred Stock (or the Holders);

(e) voluntarily deregister the Common Stock under the Securities Exchange Act of 1934, as amended, or voluntarily delist the Common Stock;

(f) incur, assume, guarantee or otherwise become responsible for any indebtedness by the Company or any of its Subsidiaries such that the Company’s [total indebtedness ratio] (as such term is defined in the [__] on the date of this Agreement) exceeds the Company’s [total indebtedness ratio] set forth in Section [__] of the [__]7; and

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To reference either the indenture governing unsecured bonds to be issued by the Company in connection with the transactions (or, if no unsecured bonds are issued, the junior-most bona fide series of debt for borrowed money issued by the Company in connection with the transactions), as such agreement is in effect on the Closing Date.

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(g) acquire any other entities (or assets or businesses) for more than (x) $400 million for any one transaction or (y) $1 billion in the aggregate for multiple transactions in any twelve (12) month period (in each case measured based on enterprise value of each such entity or the assets or business actually being acquired);

provided, that, in the case of Sections 7.2(f) and 7.2(g) above, a failure by any Holder to respond to a prior written request by the Company to take a reasonably specific action within five (5) Business Days of receiving such a request shall be deemed a consent or a vote to approve the taking of such action.

Section 7.3 Preferred Director and Preferred Observer.

(a) From and after the 18-month anniversary of the Closing Date, for so long as the Series A Preferred Stock on an as-converted basis and the Subject Stock represent at least 15% of the Company’s outstanding common stock, the Majority Holders shall have the exclusive right, but not be required, to collectively elect, voting separately as a single class, one director to the Board of Directors who has been designated by the Majority Investors (as defined in the Investor Rights Agreement) pursuant to the Investor Rights Agreement (any such person, the “Preferred Director”), irrespective of whether the Board of Directors has nominated such Preferred Director; provided, that such Preferred Director shall be a Qualified Individual at the time initially so elected.

(b) In the event there is no Preferred Director (including because it is prior to the 18-month anniversary of the Closing Date), the Majority Holders shall have the exclusive right, but not be required, to collectively appoint a Qualified Individual who has been designated by the Majority Investors pursuant to the Investor Rights Agreement as an observer to the Board of Directors (any such person, the “Preferred Observer”).

Section 7.4 Director and Observer Rights.

(a) In accordance with the Certificate of Incorporation and Amended and Restated By-laws of the Company and the Investor Rights Agreement, (i) at each meeting of the Company’s stockholders at which the election of the Preferred Director is to be considered by the Holders, the Board of Directors shall duly nominate the Preferred Director designated by the Majority Investors in accordance with the Investor Rights Agreement for election to the Board of Directors by the Holders, (ii) each Preferred Director shall be elected by the Majority Holders pursuant to a vote or a written consent, and (iii) each Preferred Director shall serve for a term ending on the annual meeting of stockholders following the annual meeting of stockholders at which such director was elected by the Majority Holders. Each Preferred Director shall have the right to attend (in person or telephonically, at his or her discretion) each meeting of the Board of Directors (and each committee and subcommittee thereof) and exercise all of the powers conferred to a director by the Certificate of Incorporation. The Preferred Observer shall have the right to attend (in person or telephonically, at his or her discretion) each meeting of the Board of Directors as an observer (and each committee and subcommittee thereof) and not have the right to vote at any such meeting or act on behalf of the Board of Directors.

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(b) The Preferred Director shall be offered the opportunity, with respect to each executive committee of the Board of Directors (or similar body with a delegation of all or predominantly all of the Board of Directors’ powers and authority), at the Majority Holder’s option, to sit on such committee (and the Preferred Observer shall be offered the opportunity to observe each executive committee) of the Board of Directors. If a Preferred Director fails to satisfy the applicable qualifications under any applicable law or stock exchange listing standard to sit on such committee of the Board of Directors, then the Board of Directors shall offer such Preferred Director the opportunity to attend (but not vote at) the meetings of such committee as an observer.

(c) Each Preferred Director and Preferred Observer shall be entitled to all information and notices provided to the members of the Board of Directors, including, without limitation, copies of all notices, reports, minutes, consents and other documents and materials (including any draft versions) at the same time and in the same manner as such information is provided to the Board of Directors. Each Preferred Director shall also be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as director as the other non-employee directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include each Preferred Director as an “insured” for all purposes under such insurance policy for so long as the Preferred Director is a director of the Company and for the same period as for other former directors of the Company when a Preferred Director ceases to be a director of the Company.

Section 7.5 Vacancies; Removal. In the event that a vacancy is created at any time by the removal, resignation, death or disability of any Preferred Director or Preferred Observer, so long as the Holders continue to satisfy the ownership threshold of Section 7.3, the Majority Holders may designate a new Preferred Director or Preferred Observer to fill the vacancy created thereby. The Majority Holders, voting separately as a single class, at a meeting called for such purpose or by written consent shall have the sole right to remove a Preferred Director. The rights hereunder with respect to the Preferred Observer shall not be altered by the Company without the prior written consent of the Majority Holders.

Section 7.6 Written Consents. The Holders may take action or consent to any action with respect to their rights without a meeting, without prior notice and without a vote, by delivering a consent or consents in writing or by electronic transmission, setting for the action so taken, signed by the Holders of the then outstanding shares of Series A Preferred Stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such written consent or consents or electronic transmissions are filed with the minutes of proceedings of the Holders.

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ARTICLE 8

MISCELLANEOUS

Section 8.1 Replacement Certificates. Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the applicable Holder in form and substance reasonably satisfactory to the Company shall constitute such evidence) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8.2 Conversion or Exchange. Except as set forth in Article 6, the Holders shall not have any rights hereunder to convert the shares of Series A Preferred Stock into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

Section 8.3 Outstanding Shares; Reissuance of Series A Preferred Stock. If shares of Series A Preferred Stock are certificated, the shares of Series A Preferred Stock that are outstanding at any time will be deemed to be those shares represented by share certificates evidencing the Series A Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Company, excluding those shares of Series A Preferred Stock that have theretofore been (a) cancelled by the Company or delivered to the Company for cancellation in accordance with Section 5.2(a) or 6.2(a), as applicable; (b) paid in full upon their conversion, repurchase or redemption in accordance with this Certificate of Designations; or (c) deemed to cease to be outstanding to the extent provided in, and subject to, Section 5.2(c) or 6.3. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall not be reissued and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that the issuance of such shares of Preferred Stock is not prohibited by the terms hereof.

Section 8.4 Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

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Section 8.5 Notice. Wherever provision is made in this Certificate of Designations for the giving of any notice, such notice shall be in writing and shall be delivered personally to such party, or sent by email or overnight courier, and, in the case of the Company, to the address set forth as follows:

Chart Industries, Inc.

2200 Airport Industrial Drive, Suite #100

Ball Ground, GA 30107

Attn:    Jillian C. Evanko, Chief Executive Officer

    Herbert G. Hotchkiss, VP, General Counsel and Secretary

Email:   jillian.evanko@chartindustries.com

    herbert.hotchkiss@chartindustries.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Matt Stevens

      Matt Schlosser

      Paul Huddle

Email:       MStevens@Winston.com

      MSchlosser@Winston.com

      PHuddle@Winston.com

or to such other address or email address, in any such case, as the Company shall designate. Any notice or communication mailed or emailed to a Holder shall be mailed or emailed to the Holder at the Holder’s address or email address as it appears in the stock register of the Company and shall be sufficiently given if so mailed or emailed within the time prescribed. Failure to mail or email a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. Notice shall be deemed to have been given on the day that it is so delivered personally or sent by email and the appropriate confirmation of successful transmission is received (or, in the case of email, in absence of any notice of message failure or similar notice of rejection). If sent by overnight air courier guaranteeing next day delivery, such courier to be an internationally recognized service, notice shall be deemed to have been given upon the earlier of (i) actual receipt by the intended recipient and (ii) three (3) Business Days after timely delivery to the courier. If sent by email prior to 5:00 pm ET on a Business Day, notice shall be deemed to have been given on such Business Day (or if later, on the subsequent Business Day). If a notice or communication is mailed in the manner provided above, it shall be deemed to be duly given, whether or not the addressee receives it.

Section 8.6 Rules of Construction. For the purposes of this Certificate of Designations: (i) words in the singular include the plural and vice versa; (ii) “including” means “including, without limitation,”; (iii) “or” is not exclusive; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (v) unless otherwise expressly indicated, references to any Sections are to Sections of this Certificate of Designations.

Section 8.7 Amendments; Waiver. This Certificate of Designations may be amended, altered, supplemented, restated or otherwise modified (by merger, repeal, or otherwise) with the written consent of the Company and in compliance with Section 7.2. The Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as one class, may waive compliance with any provision of this Certificate of Designations.

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Section 8.8 Tax Treatment. The Company and each Investor agrees that the Convertible Preferred Stock acquired hereunder is not intended to be treated as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5, for U.S. federal Income tax and withholding tax purposes and shall not take any position inconsistent with such intended tax treatment unless required by a change in Law; provided, however, that neither the Company nor any Investor shall be required to litigate before any court of competent jurisdiction any proposed deficiency or adjustment by any taxing authority challenging such intended tax treatment.

ARTICLE 9

TRANSFERS; FORM

Section 9.1 Legend. The certificates or book-entry records evidencing the Series A Preferred Stock shall, unless otherwise agreed to by the Company and the Holders of any such certificates, bear a legend substantially to the following effect:

“THESE SECURITIES HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

IN CONNECTION WITH ANY TRANSFER OF THESE SECURITIES, IF REASONABLY REQUESTED BY THE COMPANY, THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE AND SUCH CERTIFICATES AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

THESE SECURITIES ARE SUBJECT TO REDEMPTION AND CONVERSION BY THE COMPANY. THE COMPANY SHALL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE AND OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE COMPANY AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.”

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Section 9.2 Registration of Transfers. The Company shall be entitled to refuse to register any attempted transfer of shares of Series A Preferred Stock not in compliance with Section 9.1. As a condition to any registration of transfer, the Company may require an opinion of counsel or other evidence satisfactory to it that such transfer is in compliance with the legend in Section 9.1.

Section 9.3 Transfer Restrictions. The shares of Series A Preferred Stock shall be subject to the transfer restrictions stated to be applicable to such shares in the Investor Rights Agreement, and each Holder shall be subject thereto (as further set forth therein).

Section 9.4 Redemption or Conversion. In connection with any redemption pursuant to Article 5 or any conversion pursuant to Article 6, a Holder of Series A Preferred Stock must deliver proper transfer instructions or other documents and endorsements reasonably acceptable to the Company or the transfer agent, as applicable, at the principal office of the Company or the transfer agent (or such other place mutually acceptable to the Holder of Series A Preferred Stock and the Company).

ARTICLE 10

CERTAIN DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“19.99% Threshold” has the meaning ascribed to such term in Section 6.1(c).

“Accumulated Stated Value” shall mean, as of the relevant date, an amount per share of Series A Preferred Stock equal to (a) the Stated Value of such share as of such date plus (b) the amount of accumulated and unpaid Preferred Yield on such share from the last Payment Date to, but not including, such date (to the extent not part of the Stated Value of such share as of such date), plus (c) the aggregate amount of any other declared but unpaid dividends (including any dividends with respect to which the Holders are entitled to participate or which the Holders are entitled to receive pursuant to Section 3.2).

“Accrued Preferred Yield” has the meaning ascribed to such term in Section 3.1(a).

“Accrued Rate” has the meaning ascribed to such term in Section 3.1(a).

“Additional Shares” has the meaning ascribed to such term in Section 6.9(a).

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“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person; provided, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any of the holders of shares of Capital Stock (and vice versa), and, in addition, such specified Person’s Affiliates shall also include (a) if such specified Person is an investment fund, any other investment fund that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser, and (b) if such specified Person is a natural Person, any Family Member of such natural Person.

“Annual Period” shall mean the period commencing on and including a Payment Date that ends on, but does not include, the next Payment Date; provided, that the initial Annual Period shall commence on and include the Closing Date and end on, but not include, the first Payment Date.

“Applicable Treasury Rate” means, as of the relevant date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days (but not more than five (5) Business Days) prior to such date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such date to the fifth anniversary of the Closing Date; provided, that if the period from such date to the weekly average yield is given, the Applicable Treasury Rate will be obtained by linear interpolation (calculated to the nearest 1/12th of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such date to the fifth anniversary of the Closing Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Business Day” means any day except a Saturday, a Sunday, and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Capital Stock” means, without duplication, (i) the Common Stock or any Common Stock Equivalent, (ii) the Series A Preferred Stock, (iii) any other equity or equity-linked securities issued by the Company or any of its Subsidiaries, and (iv) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any Common Stock, Series A Preferred Stock, Common Stock Equivalents or any other equity or equity-linked security issued by the Company or any of its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.

“Cash Preferred Yield” has the meaning ascribed to such term in Section 3.1(a).

“Cash Rate” has the meaning ascribed to such term in Section 3.1(a).

“Certificate of Designations” means this Certificate of Designations, Powers, Preferences and Rights of Series A Preferred Stock of the Company creating the Series A Preferred Stock.

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“Certificate of Incorporation” has the meaning ascribed to such term in the preamble to this Certificate of Designations.

“close of business” means 5:00 p.m. (EST).

“Closing Date” shall mean [__], 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company, par value $0.01 per share, any other shares of the Capital Stock of the Company into which such shares of common stock shall be reclassified or changed, and any other shares of common stock of the Company that may be established from time to time.

“Common Stock Change Event” has the meaning ascribed to such term in Section 6.10(a).

“Common Stock Equivalent” means any security or obligation which is by its terms convertible or exchangeable into (a) shares of Common Stock or (b) any other security or obligation which is by its terms convertible or exchangeable into shares of Common Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock (or any other security or obligation which is by its terms convertible or exchangeable into shares of Common Stock).

“Company” has the meaning ascribed to such term in the preamble to this Certificate of Designations.

“Conversion Notice” means a conversion notice in the form set forth as Exhibit A attached hereto.

“Conversion Price” means $[___]8 per share of Series A Preferred Stock, subject to adjustments pursuant to Section 6.4 and Section 6.9, as applicable.

“Conversion Rate” shall equal $1,000 divided by the Conversion Price, subject to adjustment pursuant to Section 6.4 and Section 6.9.

“Converting Holder” has the meaning ascribed to such term in Section 5.1(a).

“Covered Repurchase” has the meaning ascribed to such term in Section 6.4(c).

“Equity Purchase Agreement” means the Equity Purchase Agreement, by and among Granite Holdings I B.V., Granite Holdings II B.V., Granite US Holdings GP, LLC, Granite Acquisition GmbH, Granite Canada Holdings Acquisition Corp., HowMex Holdings, S. de R.L. de C.V., Granite US Holdings LP, and Chart Industries, Inc., dated as of [__], 2022, as the same may be amended from time to time.

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The initial conversion price will equal to 97.50% of the trailing 10-day weighted average price of Company common stock ending on the Trading Day immediately prior to closing of the Transactions; provided that if the Agreed Stock Consideration Value is less than $550 million prior to the Closing, such initial conversion price shall be 98.75% of such trailing 10-day weighted average price of Company common stock ending on the Trading Day immediately prior to closing of the Transactions.

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“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Expiration Date” has the meaning ascribed to such term in Section 6.4(c).

“Fair Market Value” means, as of the date of determination:

(a) with respect to any security listed or admitted to trading on any Trading Market in which the average daily weighted trading volume for such security over the prior 30 consecutive Trading Days from the date of determination is at least $1,000,000, an amount equal to its per-share VWAP for the five (5) Trading Days preceding the date of determination;

(b) with respect to any evidences of indebtedness or assumptions of liabilities or indebtedness other than as set forth in (a) above, an amount equal to the face value (plus accrued interest, whether paid or unpaid, if applicable) of any such evidences of indebtedness or assumptions of liabilities or indebtedness;

(c) with respect to deposits and short-term money market instruments, an amount equal to its value at cost (together with accrued and unpaid interest) or market, depending on the type of investment; and

(d) in all other cases, the fair market value as determined in good faith by the Board of Directors.

“Family Member” means, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased, and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.

“Fundamental Change” means any of the following events:

(a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its wholly owned Subsidiaries, the employee benefit plans of the Company and its wholly owned Subsidiaries, or a Permitted Holder, files any report with the U.S. Securities and Exchange Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than solely to the Company or one or more of the Company’s wholly owned Subsidiaries; or (ii) any transaction or series

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of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (b)(ii);

(c) the Common Stock ceases to be listed on quoted for trading on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another U.S. national securities exchange or any of their respective successors); or

(d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)(ii)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Redemption” has the meaning ascribed to such term in Section 5.1(a).

“Fundamental Change Redemption Date” has the meaning ascribed to such term in Section 5.1(a).

“Fundamental Change Redemption Notice” has the meaning ascribed to such term in Section 5.1(b).

“Fundamental Change Redemption Price” has the meaning ascribed to such term in Section 5.1(a).

“Holder” means, as of any date, a holder of shares of Series A Preferred Stock then outstanding, in its, his or her capacity as such, as reflected in the stock books of the Company.

“Permitted Holder” means the Initial Investor (as defined in the Investor Rights Agreement) and its Affiliates.

“Investor Rights Agreement” means the Investor Rights Agreement by and initially between the Company and Granite Holdings I B.V., dated as of [__], 2023, as the same may be amended from time to time.

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“Junior Stock” has the meaning ascribed to such term in Section 2.1.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Liquidation Event” means, whether in a single transaction or series of transactions, any voluntary or involuntary liquidation of the Company or Subsidiaries of the Company the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole, under applicable bankruptcy, reorganization or similar legislation, or the dissolution or winding up of the Company or such Subsidiaries, or adoption of any plan for the same.

“Liquidation Preference” has the meaning ascribed to such term in Section 1.1.

“Majority Holders” means Holders of a majority of the then outstanding shares of Series A Preferred Stock.

“Make-Whole Fundamental Change” means a Fundamental Change (determined without regard to the proviso in clause (b)(ii) of such definition).

“Make-Whole Fundamental Change Conversion Period” means, in respect of any Make-Whole Fundamental Change, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, but not including, the Fundamental Change Redemption Date.

“Make-Whole Fundamental Change Effective Date” means the date on which such Make-Whole Fundamental Change occurs or becomes effective.

“Mandatory Conversion” has the meaning ascribed to such term in Section 6.7(a).

“Mandatory Conversion Date” has the meaning ascribed to such term in Section 6.7(a).

“Next Annual Meeting” has the meaning ascribed to such term in Section 6.1(c).

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“Notice of Mandatory Conversion” has the meaning ascribed to such term in Section 6.7(a).

“Parity Stock” has the meaning ascribed to such term in Section 2.1.

“Payment Date” shall mean the anniversary of the Closing Date of each calendar year, commencing on the first anniversary of the Closing Date; provided, that, if any Payment Date is not a Business Day, the Payment Date shall be the immediately succeeding Business Day.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Director” has the meaning ascribed to such term in Section 7.3(a).

“Preferred Observer” has the meaning ascribed to such term in Section 7.3(b).

“Preferred Stock” means, with respect to any Person, any capital stock of such Person (however designated), including Series A Preferred Stock, that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of capital stock of any other class of such Person.

“Preferred Yield Rate” shall mean either the Cash Rate or the Accrued Rate, as the context shall require.

“Price per Share of Common Stock” means the price per share of Common Stock (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to the quotient of (A) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (B) the number of shares of Common Stock initially underlying such Common Stock Equivalent).

“Qualified Individual” means (x) a partner or principal of KPS Capital Partners, LP or its management entity or (y) an independent individual reasonably acceptable to the Board of Directors; provided, however, that if a Qualified Individual is to be a Preferred Observer during a period where the Majority Holders have designated a member to the Board of Directors pursuant to Section 7.3(a), but the Company has not accepted (or rejected) such proposed designation, then the Qualified Individual may be a senior executive, partner, principal or the equivalent of any Holder that, together with its Affiliates, owns more than 20% of the outstanding Series A Preferred Stock (provided that, in such case, the Majority Holders shall promptly and continually suggest independent members to the Board of Directors until an acceptable person is determined).

“Redemption Make-Whole Amount” shall mean, with respect to any Fundamental Change Redemption as of any redemption date, an amount equal to the present value (calculated as provided below) as of such redemption date of the sum of the remaining Preferred Yield that would accrue on such share of Series A Preferred Stock being redeemed from the redemption date to the five year anniversary of the Closing Date, assuming, for purposes of the calculation, that such share of Series A Preferred Stock were to remain outstanding through the five year anniversary of the Closing Date, and with the present value of such sum being computed using an annual discount rate (applied annually) equal to the Applicable Treasury Rate plus 0.5%.

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“Reference Property” has the meaning ascribed to such term in Section 6.10(a).

“Reference Property Unit” has the meaning ascribed to such term in Section 6.10(a).

“Registration Rights Agreement” means the Registration Rights Agreement by and between the Company and Granite Holdings I B.V., dated as of [__], 2023, as the same may be amended from time to time.

“Relevant Date” has the meaning ascribed to such term in Section 6.4(b).

“Required Cash Amount” has the meaning ascribed to such term in Section 6.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Senior Stock” has the meaning ascribed to such term in Section 2.1.

“Series A Preferred Stock” has the meaning ascribed to such term in Section 1.1.

“Specified Contract Terms” has the meaning ascribed to such term in Section 6.1(b).

“Stated Value” shall mean, as of the relevant date and with respect to each share of Series A Preferred Stock, initially $1,000 (and thereafter as increased in accordance with Section 3.1(a)).

“Stock Price” means, for any Fundamental Change, the price paid (or deemed paid) per share of Common Stock in the Fundamental Change, which shall equal (i) if all holders of Common Stock receive only cash in exchange for their Common Stock in such Fundamental Change, the amount of cash paid per share of Common Stock in such Fundamental Change, and (ii) in all other cases, the average VWAP per share of Common Stock over the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Make-Whole Fundamental Change Effective Date.

“Stockholder Approval” means all approvals, if any, of the shareholders of the Company required for the removal of the 19.99% Threshold in compliance with the Rule 312.03 of the NYSE Listed Company Manual or any successor rule.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

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“Subject Stock” means shares of Common Stock held by the Primary Seller (as defined in the Equity Purchase Agreement) and its Affiliates.

“Successor Person” has the meaning ascribed to such term in Section 6.10(c).

“Trading Day” means a day on which the applicable security is traded during the primary session on a Trading Market.

“Trading Market” means the following markets or exchanges on which the applicable security is listed or quoted for trading on the date in question: OTCQX Market, The NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market and the New York Stock Exchange.

“VWAP” means, for each of the Trading Days during the relevant period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “P <equity> GTLS” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of this [__] day of [__], 2023.

CHART INDUSTRIES, INC.

By:
Name:
Title:

[Signature Page to Series A Preferred Stock Certificate of Designations]

Schedule A

Conversion Table

[Illustrative table set forth below. To be replaced at Closing with updated table using same methodologies.]

Additional Shares of Common Stock per $1,000 Liquidation Preference of Series A Preferred Stock (assumes $195 Conversion Price)

Stock Price

EEvent Effective Date	$150.00	$175.00	$185.00	$195.00	$200.00	$210.00	$225.00	$253.50	$300.00	$350.00	$425.00	$500.00	$600.00	$800.00
10/25/22	1.5380	1.6100	1.5500	1.4450	1.3910	1.3080	1.2000	1.0350	0.8400	0.6960	0.5500	0.4530	0.3630	0.2550
11/01/23	1.5380	1.5380	1.4180	1.3150	1.2750	1.1930	1.0870	0.9260	0.7420	0.6080	0.4760	0.3890	0.3110	0.2190
11/01/24	1.5380	1.3900	1.2700	1.1670	1.1400	1.0580	0.9530	0.7960	0.6220	0.5010	0.3860	0.3130	0.2500	0.1760
11/01/25	1.5380	1.2310	1.1080	1.0030	0.9780	0.8940	0.7880	0.6340	0.472	0.3610	0.2760	0.2220	0.1760	0.1240
11/01/26	1.5380	1.0780	0.9430	0.8280	0.8010	0.7090	0.5940	0.4330	0.2820	0.2010	0.1450	0.1160	0.0930	0.0660
11/01/27	1.5380	1.0100	0.8570	0.7190	0.6810	0.5660	0.4110

Exhibit E

Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [_], 2023, is made by and among Chart Industries, Inc., a Delaware corporation (the “Company”), Granite Holdings I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (the “Initial Investor”), and any Transferees who become party hereto in accordance with this Agreement (each, an “Investor” and, collectively, the “Investors” and, together with the Company, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings specified in Section 7.1.

PRELIMINARY STATEMENTS

A. Concurrently with the execution and delivery hereof, the Company shall issue to the Initial Investor, and the Initial Investor shall acquire from the Company shares of capital stock of the Company, including an aggregate of [_] shares of Series A Cumulative Participating Convertible Preferred Stock of the Company (the “Convertible Preferred Stock”), on the terms and subject to the conditions set forth in the Equity Purchase Agreement (as defined below).

B. The Company has filed with the Secretary of State of the State of Delaware, effective as of [_], 2023, the Certificate of Designations, which sets forth certain designations, rights, preferences, powers, restrictions and limitations of the Convertible Preferred Stock.

C. The Parties each desire to enter into this Agreement to, among other things, establish certain additional rights, preferences, powers, qualifications, restrictions and limitations of the Company’s Subject Stock (including Convertible Preferred Stock) and address herein certain relationships among themselves.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

RESTRICTIONS ON TRANSFER OF CONVERTIBLE PREFERRED STOCK

SECTION 1.1 Transfer Restrictions. Subject to the exceptions set forth in Section 1.2, without the prior written approval of the Company, no Investor shall Transfer any shares of Convertible Preferred Stock: (a) to any Person (each such Person, a “Prospective Transferee”) from and after the date of this Agreement until January 1, 2024; (b) to any Prospective Transferee if such Prospective Transferee would beneficially own, together with its Affiliates, Convertible Preferred Stock representing less than 10% of the then outstanding Convertible Preferred Stock; or (c) to a Disqualified Transferee. For the avoidance of doubt, the restrictions on Transfer set forth in this Section 1.1 shall not restrict the conversion of Convertible Preferred Stock by the Investors in accordance with the Certificate of Designations or Transfer of shares of Common Stock (including upon such conversion of the Convertible Preferred Stock and, for the avoidance of doubt, Subject Stock). Any Transfer of Convertible Preferred Stock not made in compliance with the requirements of this Article I shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

SECTION 1.2 Permitted Transfers. Notwithstanding anything to the contrary herein, the restrictions set forth in Section 1.1(a) and (b) shall not apply to the following (each, a “Permitted Transfer”):

(a) Transfers by an Investor to any Affiliate of such Investor, including an affiliated investment fund, co-investment vehicle or aggregator vehicle (or equivalent) that is controlled, managed or advised by such Investor or an Affiliate of such Investor;

(b) Transfers to any limited or other partners, members or equityholders of the Initial Investor (including through dissolution, distribution in-kind or redemption) in connection with the winding down or similar action of an Investor that is an investment fund (any transferees pursuant to clauses (a) and (b), “Permitted Transferees”);

(c) Transfers to the Company or its Subsidiaries;

(d) Transfers that have been approved in writing by the Board of Directors or a duly authorized committee thereof; and

(e) Transfers in connection with a loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in Convertible Preferred Stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any Transfer upon foreclosure (or in lieu of foreclosure) upon such Convertible Preferred Stock (each, a “Permitted Loan”), in each case, with a counterparty that is one or more nationally recognized financial institutions. Nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the Convertible Preferred Stock mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default (any of the foregoing, collectively, a “Foreclosure”) under a Permitted Loan. In the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Convertible Preferred Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, an Investor or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any Transfer restrictions or limitations hereunder.

Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that, without the prior written approval of the Company, (i) no Transfer to any Disqualified Transferee shall be a Permitted Transfer and (ii) no Disqualified Transferee shall be a Permitted Transferee for any purposes under this Agreement. Without limiting the foregoing, if any Person

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acquires any shares of Convertible Preferred Stock pursuant to clause (a) of this Section 1.2 as a Permitted Transferee by virtue of such Person’s qualification as an Affiliate of a transferor, and such Person shall, at any time, cease to be an Affiliate of such transferor, then such Person shall be required to transfer such Person’s shares of Convertible Preferred Stock back to the original transferor or to a Person that does qualify at the time of such required transfer as an Affiliate of the original transferor.

SECTION 1.3 Transfers Generally.

(a) Subject to Section 1.1 and Section 1.4, each Investor may Transfer any Convertible Preferred Stock to any Prospective Transferee; provided, that no Transfer shall be made in violation of the Securities Act or any applicable state securities Laws. In connection with any Transfer to a Permitted Transferee or pursuant to this Section 1.3, and as a condition thereto, such Prospective Transferee shall execute and deliver to the Company a Preferred Investor Joinder, in substantially the form attached hereto as Exhibit B, at the time of or prior to any Transfer (unless such Prospective Transferee is an Investor before giving effect to such Transfer) and shall thereafter be party to this Agreement in accordance with its terms and conditions.

(b) The Company will reasonably cooperate with each Investor in connection with any Transfer permitted under this Agreement, including, without limitation, by providing reasonable and customary information (i) in connection with the Investor’s marketing efforts (at such Investor’s sole cost and expense, to the extent not incurred as part of the Company’s obligations under the Registration Rights Agreement) or any Prospective Transferee’s due diligence or (ii) in order to comply with applicable securities laws.

(c) Unless otherwise agreed to by the Company and the applicable Investor, each certificate or book-entry record representing Convertible Preferred Stock shall bear a restrictive legend in substantially the form attached hereto as Annex I and shall be subject to the restrictions set forth therein. In addition, such certificate or book-entry record may have notations, additional legends or endorsements required by Law, exchange rules or agreements to which the Company and any Investor (in its capacity as an Investor) is subject, if any.

SECTION 1.4 Right of First Offer. Prior to the Initial Investor effecting a Transfer of Convertible Preferred Stock pursuant to Section 1.3 that is not a Permitted Transfer (and, for the avoidance of doubt, subject to Section 1.1), the Initial Investor shall deliver a written notice (a “Transfer Notice”) to the Company stating (i) its bona fide intention to Transfer shares of the Convertible Preferred Stock, (ii) the number of such shares of Convertible Preferred Stock proposed to be Transferred, and (iii) if applicable and known at such time, the identity of any Prospective Transferees to whom the Initial Investor intends to Transfer such shares of Convertible Preferred Stock. The Company shall have ten (10) Business Days from the date of its receipt of the Transfer Notice to make an irrevocable and binding offer to purchase such shares (the “Offer”) in writing (the “ROFO Notice”), which shall state (i) the proposed purchase price per share to purchase all (but not less than all) of the Convertible Preferred Stock proposed to be Transferred and (ii) any other material terms and conditions in which the Company offers to acquire the Convertible Preferred Stock; provided, that in the event the Company does not reply to such Transfer Notice in writing during such period or send a ROFO Notice, such right to extend an Offer shall be deemed rejected by the Company and the Company shall be deemed to have waived

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any and all rights under this Section 1.4 with respect to the purchase of such shares as set forth in such Transfer Notice. Within ten (10) Business Days of receiving a ROFO Notice from the Company, the Initial Investor shall inform the Company in writing whether it accepts or rejects the terms set forth in the ROFO Notice. If the Initial Investor accepts the terms of the Company’s Offer, the Initial Investor and the Company shall negotiate in good faith to enter into definitive documentation and consummate such Offer as soon as practicable, but in any event within thirty (30) days (the “Negotiation Period”) of the date the Initial Investor notified the Company of its acceptance of the Offer. At the closing of the transactions contemplated by the Offer, the Company shall pay the Initial Investor the purchase price per share in the ROFO Notice by wire transfer of immediately available funds in exchange for delivery by the Initial Investor of all of the Convertible Preferred Stock being offered. If the Initial Investor rejects the Company’s Offer in accordance with this Section 1.4, the Initial Investor shall be permitted to enter into and consummate a Transfer with one or more third party Prospective Transferees at a sale price equal to or greater than the price per share set forth in the ROFO Notice and pursuant to terms no less favorable in any material respect to the Initial Investor than as set forth in the ROFO Notice, subject to compliance with the other provisions of this Agreement.

ARTICLE II

RIGHTS TO FUTURE ISSUANCES

SECTION 2.1 Grant. Subject to the terms and conditions of this Article II, Section 5.4(a) and applicable securities Laws (including NYSE Listing Rule 312.03 (or any successor rule)), if the Company proposes to offer or sell any New Securities, for so long as any Investor beneficially owns, together with its Affiliates, Subject Stock in an amount equal to at least 25% of the Subject Stock (on an as-converted basis) issued at the closing of the transactions contemplated by the Equity Purchase Agreement (the “Transactions” and, any such Investor, a “Qualified Investor”), the Company shall also offer to each Qualified Investor, such Qualified Investor’s Pro Rata Share of such New Securities.

SECTION 2.2 Notice. The Company shall give notice (the “Offer Notice”) to each Qualified Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

SECTION 2.3 Exercise. By written notification to the Company within ten (10) Business Days after the Offer Notice is given, each Qualified Investor may irrevocably elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals (x) the aggregate amount of New Securities proposed to be offered and sold by the Company, multiplied by (y) the Qualified Investor’s Pro Rata Share. The closing of any sale or issuance, as applicable, pursuant to this Section 2.3 shall occur at such time and on such date as shall be determined by the Company (in its sole discretion) within the earlier of ninety (90) days of the date that the Offer Notice is given and the date of initial sale or issuance, as applicable, of New Securities pursuant to Section 2.4; provided, that if a notice is given either by the Company or by a Qualified Investor pursuant to Section 2.5, the closing of a sale or issuance, as applicable, pursuant to this Section 2.3 shall occur within five (5) Business Days after the satisfaction of all Regulatory Approval Conditions. Each electing Qualified Investor shall duly execute and deliver any document reasonably requested by the Company in connection with this Article II.

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SECTION 2.4 Sale or Issuance of New Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased as provided in Section 2.3, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 2.3, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price equal to or greater than the price specified in the Offer Notice, and upon terms no more favorable in any material respect to such Persons than those specified in the Offer Notice. If the Company does not enter into an agreement for the sale or issuance, as applicable, of the New Securities within such period, or if the transactions contemplated by such agreement are not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered or sold unless first reoffered to the Qualified Investors in accordance with this Article II.

SECTION 2.5 Regulatory Approval Conditions. If, as a result of the exercise of a right pursuant to this Article II, (i) any Qualified Investor notifies the Company within ten (10) Business Days of its exercise of such right that such Qualified Investor reasonably believes a Regulatory Approval Condition may apply, or (ii) the Company notifies any Qualified Investor within ten (10) Business Days of such Qualified Investor’s exercise of such right that the Company reasonably believes a Regulatory Approval Condition may apply, then such Qualified Investor and the Company shall cooperate in good faith to determine the applicability of any such Regulatory Approval Condition and use (and cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part to cause the satisfaction of any such Regulatory Approval Condition. Notwithstanding anything to the contrary herein, in no event shall any transaction whereby the Company sells any New Securities to such Qualified Investors pursuant to this Article II occur without the written consent of the Majority Investors and the Company unless and until the satisfaction of all Regulatory Approval Conditions that either such Person reasonably determines are applicable to such purchase of New Securities. The costs and expenses of all activities required pursuant to this Section 2.5 shall be borne by the Company. The deadlines set forth in Section 2.3 shall be tolled until five (5) Business Days following the satisfaction of any Regulatory Approval Conditions.

SECTION 2.6 Exceptions. The right of first offer in this Article II shall not be applicable to securities issued (a) as a result of any stock or equity split (or reverse split) of the Company effected on a pro rata basis among all securities of the same class or series, (b) as a dividend or distribution on Convertible Preferred Stock, (c) pursuant to the Equity Purchase Agreement, (d) to Persons as consideration for the acquisition of another corporation or other entity, or the acquisition of a line of business or of assets of another corporation or other entity, by the Company or any of its subsidiaries, by stock purchase, merger, purchase of all or substantially all assets or other reorganization in compliance with the Certificate of Designations, (e) to directors, officers, managers or employees of, or consultants, advisors or other service providers to, the Company or any of its subsidiaries, (f) in connection with collaboration, technology license, development, OEM, marketing or other similar agreements or similar strategic partnerships approved by the Board of Directors that are not primarily financial in nature, (g) warrants or similar instruments to purchase securities issued to a commercial bank, financial institution or investment firm that provides debt financing to the Company or any of its Subsidiaries as an incentive in connection with such debt financing or (h) upon the conversion or exchange of any other securities that were (i) offered to the Investors pursuant to this Article II or (ii) exempt from this Article II; in each case for clauses (a) – (h), such issuances shall be subject to the terms of the Certificate of Designations.

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ARTICLE III

CONSENT RIGHTS

SECTION 3.1 Consent Rights. So long as any shares of Convertible Preferred Stock are outstanding or, in the case of the Initial Investor, for so long as the Initial Investor holds at least 5% of the Subject Stock (on an as-converted basis) issued at the closing of the Transactions, the Company shall not take, and shall cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written approval (which may be given via electronic mail) of the Majority Investors (in addition to any other vote required by the DGCL, the Certificate of Incorporation or the Certificate of Designations), and any such act or transaction entered into without such consent or vote of the Majority Investors shall be null and void ab initio, of no force or effect and ultra vires:

(a) amend, alter, repeal or change the rights, preferences, voting power, privileges or obligations of the Convertible Preferred Stock (whether by amendment, merger, consolidation or otherwise);

(b) authorize, create, increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock (each as defined in the Certificate of Designations) or any security convertible into, or exchangeable or exercisable for, shares of Senior Stock or Parity Stock;

(c) increase the authorized amount of, or issue any additional shares of, the Convertible Preferred Stock (except pursuant to the Equity Purchase Agreement in satisfaction of the Seller Adjustment Amount (as defined in the Equity Purchase Agreement));

(d) alter, amend, repeal, restate, supplement, waive or otherwise modify (whether by amendment, merger, consolidation or otherwise) (i) any provision of this Agreement in a manner that would adversely affect the rights, preferences, privileges, obligations or voting powers of the Convertible Preferred Stock or the Subject Stock (or their respective holders), (ii) any provision of the Certificate of Designations or (iii) any provision of any other governing document, including without limitation the Certificate of Incorporation and the Amended and Restated By-laws of the Company, in each case of the foregoing clauses (ii) and (iii) in a manner that would adversely affect the rights, preferences, privileges, obligations or voting powers of the Convertible Preferred Stock;

(e) voluntarily deregister the Common Stock under the Securities Exchange Act of 1934, as amended, or voluntarily delist the Common Stock;

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(f) incur, assume, guarantee or otherwise become responsible for any indebtedness by the Company or any of its subsidiaries such that the Company’s [total indebtedness ratio] (as such term is defined in the [__] on the date of this Agreement) exceeds the Company’s [total indebtedness ratio] set forth in Section [__] of the [__]; and

(g) acquire any other entities (or assets or businesses) for more than (x) $400 million for any one transaction or (y) $1 billion in the aggregate for multiple transactions in any twelve (12) month period (in each case measured based on the enterprise value of each such entity or the assets or business actually being acquired);

provided, that, in the case of clauses (f) and (g) above, a failure by an Investor to respond to a prior written request by the Company to take a reasonably specific action within five (5) Business Days of receiving such a request shall be deemed a consent or a vote to approve the taking of such action.

ARTICLE IV

GOVERNANCE RIGHTS

SECTION 4.1 Designation Rights.

(a) From and after the 18-month anniversary of the Closing Date (as defined in the Equity Purchase Agreement), for so long as the Subject Stock represents at least 15% of the Company’s outstanding Common Stock on an as-converted basis, the Majority Investors shall have the exclusive right, but not be required, to collectively designate one director to the Board of Directors (any such designee, the “Preferred Director Designee”), irrespective of whether the Board of Directors has nominated such Preferred Director Designee; provided, that such Preferred Director Designee shall be a Qualified Individual (as defined in the Certificate of Designations) at the time initially so designated. Each Preferred Director Designee shall be elected by the Majority Holders, voting separately as a single class, in accordance with Section 7.3(a) of the Certificate of Designations; provided, however, in the event there are no shares of Convertible Preferred Stock outstanding, the Board of Directors shall duly nominate the Preferred Director Designee for election to the Board of Directors at each meeting of the Company’s stockholders to appoint directors and recommend that the Company’s stockholders vote in favor of any such Preferred Director Designee (a Preferred Director Designee that is elected to the Board of Directors, a “Preferred Director”).

(b) In the event there is no Preferred Director Designee (including because it is prior to the 18-month anniversary of the Closing Date), the Majority Investors shall be entitled, but not required, to collectively designate a Qualified Individual as an observer to the Board of Directors (the “Preferred Observer Designee”). Each Preferred Observer Designee shall be appointed by the Majority Holders, voting separately as a single class, in accordance with Section 7.3(b) of the Certificate of Designations; provided, however, in the event there are no shares of Convertible Preferred Stock outstanding, the Majority Investors shall be entitled, but not required, to collectively appoint the Preferred Observer Designee (a Preferred Observer Designee that is appointed as an observer to the Board of Directors, a “Preferred Observer”).

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To reference either the indenture governing unsecured bonds to be issued by the Company in connection with the transactions (or, if no unsecured bonds are issued, the junior-most bona fide series of debt for borrowed money issued by the Company in connection with the transactions), as such agreement is in effect on the Closing Date.

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(c) Each Preferred Director and Preferred Observer shall be entitled to customary rights and information in accordance with Section 7.4 of the Certificate of Designations.

(d) In the event that a vacancy is created at any time by the removal, resignation, death or disability of any Preferred Director or Preferred Observer, so long as the Investors continue to satisfy the ownership threshold of Section 4.1(a), the Majority Investors may designate a new Preferred Director Designee or Preferred Observer Designee, as applicable, for the Holders holding Convertible Preferred Stock to fill the vacancy created thereby in accordance with the Certificate of Designations. The rights with respect to the Preferred Director or Preferred Observer in this Section 4.1 shall not be altered by the Company without the prior written consent of the Majority Investors.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1 Information Rights.

(a) Subject to Section 5.1(c), without the prior affirmative vote or written consent of the Majority Investors approving such action or omission, the Company shall, so long as any Subject Stock remains outstanding, furnish to any Investor that beneficially owns, together with its Affiliates, Subject Stock representing at least 10% of the aggregate amount of Subject Stock (on an as-converted basis) issued at the closing of the Transactions:

(i) A copy of the Company’s compliance certificate delivered to the Company’s debt financing sources pursuant to the Company’s senior credit facility promptly following the Company’s delivery thereof to such debt financing sources (the Company may fulfill its obligations under this Section 5.1(a)(i) by causing each Investor to have access to any website by which the Company provides information to any debt financing source under its debt instruments in place from time to time); provided, that the Company shall have no obligation to deliver any such information or materials if such information or materials are publicly available at the time of delivery to the Investors; and

(ii) If an Affiliate or associate of any such Investor is a Preferred Director and/or a Preferred Observer, copies of any written materials provided to such Preferred Director and/or a Preferred Observer at substantially the same times and in the same manner; provided, however, the Company shall have the right, in each case, to withhold any materials to the extent that (A) the Board of Directors (or any committee thereof) reasonably determines in good faith based on the bona fide written advice (including email) of outside counsel that such withholding is necessary to avoid materially prejudicing the Company’s attorney-client privilege with respect to matters before the Board of Directors, or (B) such materials implicate the Subject Stock and pose a material conflict of interest with such Investor; provided, that the Company shall provide notice with respect to such withholding to the Investor and furnish any and all materials that are permitted to be furnished to such Investor without violating the foregoing clauses (A) and (B).

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(b) Any Investor may direct the Company in writing not to furnish to it some or all of such information to be provided under this Section 5.1 and the Company agrees not to furnish such information to such Investor until directed otherwise in writing by such Investor.

SECTION 5.2 Confidentiality.

(a) Each Investor shall treat confidentially, and shall cause its Affiliates and subsidiaries and direct its Representatives to treat confidentially, all confidential information received pursuant to, and in accordance with, this Agreement and the Certificate of Designations (including but not limited to, any confidential information provided pursuant to Section 5.1 hereof, any Offer Notice received pursuant to Section 2.2 hereof and, for the avoidance of doubt, such confidential information shall not include any information (i) that was already known to such Investor, its Affiliates, or their respective Representatives prior to disclosure under this Agreement or the Certificate of Designations, as applicable, (ii) that is or becomes known or available to such Investor, its Affiliates, or their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives (provided, that, such Investor, its Affiliates, or their respective Representatives do not have actual knowledge that the source is bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or its Representatives with respect to such information or is otherwise prohibited from transmitting the information to such Investor, its Affiliates or their respective Representatives by law), or (iii) that is developed independently without relying on any confidential information received pursuant to, and in accordance with, this Agreement) that is not publicly available at the time of receipt until the earlier of (a) 18 months from the date of receipt of such confidential information, (b) such time that such confidential information becomes publicly available other than by reason of a breach of this Section 5.2 by such Investor or any of its respective Affiliates or subsidiaries and its respective Representatives; provided, that such information may be disclosed by any Investor to (A) any Affiliate of such Investor and its and their respective Representatives, including internal and external advisors, in any such case on a “need to know” basis, and (B) any Person to which the Investor is then-entitled to Transfer Convertible Preferred Stock, in each case, if the applicable recipient has been informed by the Investor of the confidential nature of such information, has been advised of their obligation to keep such information confidential and has executed a customary confidentiality agreement with such Investor respect to any such information; provided, further, that if any Investor discloses any information pursuant to this Section 5.2 to any Person, then such Investor shall be liable for any disclosure made by such Person that would constitute a breach of this Section 5.2 if such disclosure was made by such Investor; provided, further, that if any Investor or any of its Representatives is required or requested by law, rule, regulation, legal or judicial process (including by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) (collectively, “Disclosure Law”) to disclose any such information, such Investor or its Representatives shall to the extent permitted by applicable law (1) promptly notify the Company of the existence, terms and circumstances surrounding such requirement or request in order to enable the Company (at the Company’s expense) to seek an appropriate protective order or other remedy or waive compliance, in whole or part, with the non-disclosure terms of this Agreement as to such required disclosure; (2) exercise commercially reasonable efforts to cooperate with the Company to the extent permitted by Disclosure Law with respect to the Company taking legally available steps to resist or narrow such request (including obtaining assurance that confidential treatment will be accorded to such information) (at the Company’s sole expense); and (3) in the absence of a protective order, disclose only such portion of such information which upon the advice of counsel is required by Disclosure Law to be disclosed.

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(b) Except as may be required by Disclosure Law or as requested by any applicable governmental entity, each Preferred Director and Preferred Observer shall maintain the confidentiality of all confidential information of the Company received by him or her pursuant to Section 7.4 of the Certificate of Designations in the course carrying out his or her duties as a director or observer of the Board of Directors and shall not disclose any confidential information to any Person; provided, that any such Preferred Director and Preferred Observer may disclose confidential information to an Investor (subject to Section 5.2(a)).

SECTION 5.3 Tax Matters.

(a) The Company and each Investor agrees that the Convertible Preferred Stock acquired hereunder is not intended to be treated as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5, for U.S. federal Income tax and withholding tax purposes and shall not take any position inconsistent with such intended tax treatment unless required by a change in Law; provided, however, that neither the Company nor any Investor shall be required to litigate before any court of competent jurisdiction any proposed deficiency or adjustment by any taxing authority challenging such intended tax treatment.

(b) Until the date that is five (5) years after the date upon which the Initial Investor no longer owns at least five percent of the outstanding Common Stock of the Company (within the meaning of Section 897(c)(3) of the Code), the Company shall promptly notify each Investor in the event that the Company becomes aware of any facts or circumstances that could reasonably be expected to cause it to become a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

SECTION 5.4 Standstill.

(a) Each Investor agrees that from the date of this Agreement until the third anniversary of the date of this Agreement (such period, the “Standstill Period”), without the prior written approval of the Company, such Investor shall not, directly or indirectly:

(i) acquire more than 25% in the aggregate of the Company’s outstanding Common Stock on an as-converted basis; provided, that such limit shall not apply to an Investor (A) receiving Accrued Preferred Yield (as defined in the Certificate of Designations), (B) receiving dividends of Common Stock or other equity securities of the Company distributed to holders of Convertible Preferred Stock or Common Stock or (C) converting any or all Convertible Preferred Stock, in each case, in accordance with the terms of the Certificate of Designations;

(ii) make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Equity Interests of the Company in favor of the election of any person as a director who is not nominated pursuant to the Transaction Documents or by the Board of Directors (or its nominating committee);

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(iii) nominate any person as a director who is not nominated pursuant to the Transaction Documents or by the Board of Directors (or its nominating committee), other than by making a non-public proposal or request to the Board of Directors (or its nominating committee) in a manner which would not require the Board of Directors or the Company to make any public disclosure; or

(iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action prohibited by this Section 5.4(a).

(b) Notwithstanding the foregoing provisions of this Section 5.4, the foregoing provisions of Section 5.4(a) (i) shall not, and are not intended to restrict in any manner how an Investor or its Affiliates vote their Equity Interests in the Company or exercise any rights under this Agreement or impact any votes or designation under the Certificate of Designations, and (ii) shall not, and are not intended to restrict in any manner an Investor or its Affiliates (A) from purchasing, holding or trading any debt, debt securities or loans of the Company or any of its Affiliates that are not convertible into Equity Interests, (B) in their respective capacity as a lender of the Company or any of its Affiliates or the holder of any interests that are not convertible into Equity Interests received in exchange for or in respect of indebtedness of the Company or any of its Affiliates (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case in such capacity) or in any other capacity other than as a stockholder of the Company, or (C) from making any public announcement or statement (each, a “Response”) in response to any public announcement, proposal, offer or solicitation made by any other Person.

(c) Notwithstanding the foregoing provisions of this Section 5.4, the restrictions set forth in this Section 5.4 shall terminate and be of no further force and effect if: (i) the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving more than 50% of any class of the Company’s Equity Interests, or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), (ii) any Person or group publicly announces or commences a tender or exchange offer to acquire more than 50% of any class of the Company’s Equity Interests, (iii) there is a change of a majority of the membership of the Board of Directors (excluding any change approved by a majority of the directors serving on Board of Directors prior to such change) or (iv) any Fundamental Change (as defined in the Certificate of Designations) occurs.

SECTION 5.5 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction or otherwise or if there is any event or circumstance that may result in the Initial Investor or its Affiliates being deemed to have made a disposition or acquisition of the Convertible Preferred Stock for purposes of Section 16 of the Exchange Act, and if any Preferred Director is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six (6) months, the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of the Convertible Preferred Stock for the express purpose of exempting the interests of such Initial Investor, its Affiliates and Preferred Director in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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SECTION 5.6 Corporate Opportunities.

(a) In recognition and anticipation that (i) a KPS Person may serve as a Preferred Director and (ii) the Sponsor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Section 5.6 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Initial Investor or its Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b) Except as expressly set forth in Section 5.6(d), none of the Sponsor, any of its Affiliates or a KPS Person (collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law (including Section 122(17) of the Delaware General Corporation Law), subject to this Section 5.6, the Company hereby renounces, on behalf of itself and its controlled Affiliates, any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates.

(c) Subject to Section 5.6(d) and each such Identified Person’s obligations and duties of confidentiality to the Company, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law (including Section 122(17) of the Delaware General Corporation Law), shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

(d) Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity offered to an Identified Person that is a Preferred Director if such opportunity is first offered to such person solely in his or her capacity as a director of the Company, and this Section 5.6 shall not apply to any such corporate opportunity.

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(e) The Company represents and warrants that the Board of Directors has taken all necessary action to approve and adopt this Section 5.6.

(f) Notwithstanding anything in this Agreement to the contrary, only an Identified Person and each Affiliate (other than portfolio companies) of the Initial Investor shall be an express third party beneficiary of the Company’s agreements and obligations under this Section 5.6 and shall be entitled to enforce such agreements and obligations as if it were a named party to this Agreement solely with respect to Section 5.6 hereof.

SECTION 5.7 Director and Officer Indemnification. The Company shall enter into an indemnification agreement with each Preferred Director in substantially the same form entered into by the other members of the Board of Directors and reasonably acceptable to such Preferred Director. The Company acknowledges and agrees that any Preferred Director who are partners, members, employees, advisors or consultants of any member of an Investor may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of such Investor (collectively, the “Investor Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Certificate of Incorporation, bylaws and/or indemnification agreement to any Preferred Director in his or her capacity as a director of the Company or any of its subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary), and the Company agrees to use commercially reasonable efforts to amend its applicable director and officer insurance policies to provide for terms substantially consistent with the foregoing. Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the Certificate of Incorporation and/or bylaws of the Company as in effect from time to time and/or (ii) such other agreement, if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the Investor Indemnitors. No advancement or payment by the Investor Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

SECTION 5.8 Qualified Individual. The Company and the Majority Investors shall consult in good faith to designate a Qualified Individual in accordance with Section 4.1 hereof.

SECTION 5.9 Corporate Actions. The Company and its subsidiaries shall (a) not adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Investors unless the Company has excluded the Initial Investor from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the Initial Investor’s beneficial ownership of the Company’s outstanding Common Stock on an as-converted basis and (b) take such actions as may be necessary to render inapplicable any control share acquisition, interested stockholder,

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business combination or similar anti-takeover provision in any applicable law, including the Delaware General Corporation Law, as amended, supplemented or restated from time to time (the “DGCL”) and/or the Company’s Certificate of Incorporation or bylaws that is or could become applicable to the Initial Investor, including the Company’s issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock and any issuance pursuant to Article II. The Company acknowledges that the Board of Directors has taken all necessary actions to ensure that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement or any transactions contemplated by this Agreement.

SECTION 5.10 Sponsor. Notwithstanding anything to the contrary herein, none of the terms or provisions of this Agreement shall in any way limit the activities of the Sponsor (as defined in the Equity Purchase Agreement), its managed investment funds or any of their respective Affiliates, other than any Investors (the “Excluded Sponsor Parties”), so long as no such Excluded Sponsor Party or any of its Representatives is acting on behalf of or at the direction of an Investor with respect to any matter that otherwise would violate any term or provision of this Agreement and subject, in all cases, to the Investors’ compliance with the express terms and provisions set forth in this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Entire Agreement; Parties in Interest. This Agreement (including the annexes and exhibits hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors, Representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the provisions of this Section 6.1 of this Agreement, which shall be enforceable by the beneficiaries contemplated thereby.

SECTION 6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 6.3 Jurisdiction. Except as otherwise expressly provided in this Agreement, each Party, by its execution hereof: (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the Court of Chancery of the State of Delaware located in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms; (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to

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commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the Laws of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.6. Notwithstanding the foregoing in this Section 6.3, a Party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

SECTION 6.4 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 6.4 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 6.5 Specific Performance; Remedies. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party hereto (whether at law, in equity, under this Agreement or otherwise), a Party under this Agreement will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereto hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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SECTION 6.6 Notice.

(a) Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Company:

Chart Industries, Inc.

2200 Airport Industrial Drive Suite # 100

Ball Ground, Georgia 30107

Attn:   Jillian C. Evanko, Chief Executive Officer

  Herbert G. Hotchkiss, VP, General Counsel and Secretary

Email: jillian.evanko@chartindustries.com

herbert.hotchkiss@chartindustries.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Matt Stevens

      Matt Schlosser

      Paul Huddle

Email:       mstevens@winston.com

      mschlosser@winston.com

      phuddle@winston.com

If to any Investor, to the address set forth below the Investor’s name on the applicable signature page to this Agreement or the applicable Preferred Investor Joinder, and if no address is set forth below an Investor’s name on the applicable signature page, to the following address:

Granite Holdings I B.V.

One Vanderbilt Avenue, 52nd Floor

New York, New York 10017

Attention: Raquel Palmer

      Rahul Sevani

Email:       rpalmer@kpsfund.com

      rsevani@kpsfund.com

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Angelo Bonvino

      Monica K. Thurmond

      Michael Vogel

Email:       abonvino@paulweiss.com

      mthurmond@paulweiss.com

      mvogel@paulweiss.com

(b) Notice or other communication pursuant to Section 6.6(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

SECTION 6.7 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and, in the case of an amendment, by the Majority Investors, or in the case of a waiver, by the Party against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Company or any Investor in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

SECTION 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Agreement.

SECTION 6.9 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, that an Investor may assign its rights, interests and obligations hereunder (including with respect to its rights under Section 2.1 and Section 5.1), in whole or in part on a pro rata basis with the number of shares of Convertible Preferred Stock and/or Common Stock being Transferred, to any Permitted Transferee that executes a Preferred Investor Joinder in accordance with Section 1.3(a). Any assignment or transfer in violation of this Section 6.9 shall be null and void. For the avoidance of doubt, the foregoing is without limiting the rights of a Prospective Transferee to join to this Agreement in accordance with the terms of this Agreement.

SECTION 6.10 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as

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reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

SECTION 6.11 Termination. This Agreement shall terminate and be of no further force and effect (a) upon redemption or conversion of all the Convertible Preferred Stock in full in accordance with the Certificate of Designations, as applicable, and (b) prior to such date, with respect to any Investor, upon a Transfer made in accordance with Article I, of all (but not less than all) of the Convertible Preferred Stock held by such Investor; provided, in each case, that Section 5.2 and this Article IV shall survive such termination.

ARTICLE VII

DEFINITIONS

SECTION 7.1 Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein have the meanings specified or incorporated by reference in the Certificate of Designations.

(b) The following words and phrases have the meanings specified in this Section 7.1(b):

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday or Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

“Certificate of Designations” means that certain Certificate of Designations of the Series A Cumulative Participating Convertible Preferred Stock of the Company, effective as of [_], 2023.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, modified or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Disqualified Transferee” means any Person on the list of disqualified transferees attached hereto as Exhibit A.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Equity Purchase Agreement” means the Equity Purchase Agreement, dated as of [__], 2022, by and among, Granite Holdings I B.V., Granite Holdings II B.V., Granite US Holdings GP, LLC, Granite Acquisition GmbH, Granite Canada Holdings Acquisition Corp., HowMex Holdings, S. de R.L. de C.V., Granite US Holdings LP, and Chart Industries, Inc., as the same may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including FINRA and any national or regional stock exchange on which the Common Stock is then listed or is proposed to be listed), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“KPS Person” means a partner or principal of the Sponsor or its management entity.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any governmental entity.

“Majority Holders” shall have the meaning set forth in the Certificate of Designations.

“Majority Investors” means Investors that hold a majority of the shares represented by the then-outstanding Subject Stock (including Convertible Preferred Stock) on an as-converted basis without giving effect to the 19.99% Threshold (as defined in the Certificate of Designations).

“New Securities” means, except as otherwise provided in Section 2.6, any shares of Common Stock or preferred stock (including Convertible Preferred Stock), as well as rights, options, or warrants to purchase such shares of Common Stock or preferred stock (including Convertible Preferred Stock) of the Company, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such shares of Common Stock or preferred stock (including Convertible Preferred Stock) of the Company, or that otherwise derive their value from shares of Common Stock or preferred stock (including Convertible Preferred Stock) of the Company.

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“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pro Rata Share” means, as of the applicable date of determination, with respect to New Securities, the quotient obtained by dividing (A) the number of shares of Common Stock and Convertible Preferred Stock on an as-converted basis then held by a Qualified Investor, by (B) the total number of shares of then-outstanding Common Stock on an as-converted basis.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [_], 2023, by and between the Company and Granite Holdings I B.V., as the same may be amended from time to time.

“Regulatory Approval Condition” means the Investors or any of their Affiliates are required to wait for the expiration of any waiting period under, file any notice, report or other submission with, or obtain any consent, registration, approval, permit or authorization from any Governmental Authority under any applicable Law in connection with such transaction, including under any U.S. or non-U.S. competition, merger control, antitrust or similar law.

“Representatives” means, with respect to any specified Person, such Person’s directors, partners, officers, managers, employees, members, and agents and the attorneys, accountants, experts and advisors of such Person and such Person’s Affiliates.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Stock” means Convertible Preferred Stock and, in the case of the Initial Investor, the Sponsor and its Affiliates, Common Stock.

“Transaction Documents” means, collectively, this Agreement, the Equity Purchase Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Transfer” means any direct or indirect sale, disposition, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest in or of any Convertible Preferred Stock (whether with or without consideration, whether voluntarily or involuntarily or by operation of law).

“Treasury Regulation” means the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

SECTION 7.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance. The headings are for convenience only and shall not be given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. All

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references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement and (c) the provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or any other Transaction Document or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any other Transaction Document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

CHART INDUSTRIES, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

INVESTOR:

GRANITE HOLDINGS I B.V.

By:
Name:
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

Exhibit F

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

by and between

CHART INDUSTRIES, INC.

and

GRANITE HOLDINGS I B.V.

Dated as of [_], 2023

ARTICLE I

RESALE SHELF REGISTRATION

i

ii

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [_], 2023, by and between Chart Industries, Inc., a Delaware corporation (the “Company”), and Granite Holdings I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (the “Investor”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A. The Investor and any other party that may become a party hereto pursuant to Section 4.1 are referred to collectively as the “Holders” and individually each as a “Holder”.

RECITALS

WHEREAS, the Company and Investor are party to the Purchase Agreement (as defined below), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated by the Purchase Agreement and from time to time upon the occurrence of certain conditions following the closing, as partial consideration for the sale and Transfer by the Investor and certain of its Affiliates of the Acquired Companies (as defined in the Purchase Agreement) to the Company and certain of its Affiliates, the Company will issue to the Investor shares of the Company’s Series A Cumulative Participating Convertible Preferred Stock (the “Convertible Preferred Stock”); and

WHEREAS, as a condition to the obligations of the Company and the Investor under the Purchase Agreement, the Company and Investor are entering into this Agreement for the purpose of granting certain registration rights to the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

RESALE SHELF REGISTRATION

Section 1.1 Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall prepare and file by the later of (a) the 14th calendar day following the Company’s receipt of the Required Financing Information that is Compliant (each as defined in the Purchase Agreement) as of the date hereof or (b) the Closing Date (as defined in the Purchase Agreement), a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect), of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities held by Holders on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor) (the “Resale Shelf Registration Statement”), and if the Company is a WKSI as of the filing date, the Resale Shelf Registration Statement shall consist of an Automatic Shelf Registration Statement, or a prospectus supplement to an effective Automatic Shelf Registration Statement, that shall

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become effective upon filing with the SEC pursuant to Rule 462(e). If the Resale Shelf Registration Statement is not an Automatic Shelf Registration Statement, then the Company shall use its reasonable best efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC promptly after the filing thereof.

Section 1.2 Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its reasonable best efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.3 Subsequent Shelf Registration Statement. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to promptly amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act promptly after the filing thereof (it being agreed that if the Company is a WKSI as of the filing date, the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement, or a prospectus supplement to an effective Automatic Shelf Registration Statement, that shall become effective upon filing with the SEC pursuant to Rule 462(e)) and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Holders.

Section 1.4 Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

Section 1.5 Subsequent Holders and Share Issuances.

(a) If a Person entitled to the benefits of this Agreement becomes a Holder after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, promptly following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement, if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration

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Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus under this Section 1.5(a) for such purpose in any 30-day period.

(b) Following the date of effectiveness of the Resale Shelf Registration Statement, upon the Company’s issuance of new Registrable Securities to any Holder, including pursuant to the Purchase Agreement, the Company shall, promptly following delivery of such Registrable Securities to any such Holder, if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such new Registrable Securities are registered for resale under the Shelf Registration Statement.

(c) If, pursuant to this Section 1.5, the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, the Company shall use its reasonable best efforts to promptly cause such post-effective amendment to become effective under the Securities Act and notify such Holder promptly after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to this Section 1.5.

Section 1.6 Underwritten Offering.

(a) One or more Holders of Registrable Securities may, after a Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to such Shelf Registration Statement is intended to be conducted through an Underwritten Offering, which shall specify the number or amount of Registrable Securities intended to be included in such Underwritten Offering; provided, however, that, without the Company’s prior written consent, (i) a Holder may not launch an Underwritten Offering (A) if the anticipated gross proceeds are expected to be less than $50,000,000 as determined by the requesting Holder in good faith (unless the Holder, collectively with its Affiliates, is proposing to sell all of its remaining Registrable Securities) or (B) if such Underwritten Offering is a Marketed Underwritten Offering, within 90 days of any other Marketed Underwritten Offering by the Holders or the Company and (ii) each Holder may not request to launch more than one Marketed Underwritten Offering within any fiscal quarter during the calendar year (or more than two Marketed Underwritten Offering within any 12-month period if the Shelf Registration Statement is a Long-Form Registration Statement).

(b) In the event of an Underwritten Offering, the Holder(s) delivering the Underwritten Offering Notice shall select the managing underwriter(s) to administer the Underwritten Offering. The Company and the Holders participating in an Underwritten Offering will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.

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(c) Upon receipt of an Underwritten Offering Notice (which, in the case of an Underwritten Offering that is an underwritten block trade or bought deal, shall be sent to the Company not less than two Business Days prior to the day such offering is first anticipated to commence), (A) the Company shall, if such notice relates to a Marketed Underwritten Offering, promptly deliver to each other Holder written notice thereof and if, within three Business Days after the date of the delivery of such notice, a Holder shall so request in writing, the Company shall include in such Marketed Underwritten Offering all or any part of such Holder’s Registrable Securities as such Holder requests to be registered, subject to Section 1.6(d) and (B) the Company shall, as expeditiously as possible, use its reasonable best efforts to facilitate such Underwritten Offering (which, in the case of an Underwritten Offering that is an underwritten block trade or bought deal, may close as early as two Business Days after the date it commences).

(d) The Company will not include in any Underwritten Offering pursuant to this Section 1.6 any securities that are not Registrable Securities without the prior written consent of the Holder(s) of a majority of the Registrable Securities participating in such Underwritten Offering, not to be unreasonably withheld, conditioned or delayed. If the managing underwriter or underwriters advise the Company and such Holder(s) participating in any Underwritten Offering in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by such Holders, and (ii) second, any other securities of the Company that have been requested to be so included.

Section 1.7 Take-Down Notice. Subject to the other applicable provisions of this Agreement, including the limitations and requirements in Section 1.6 regarding Underwritten Offerings, at any time that any Shelf Registration Statement is effective, if a Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement, or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

Section 1.8 Piggyback Registration.

(a) Except with respect to a Shelf Registration Statement, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing, which notice shall be given no later than seven Business Days prior to the filing date (except in the case of an offering that is an “overnight offering”, in which case such notice must be given no later than two Business Days prior to the filing date) (the “Piggyback Notice”) to the Holders. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included)

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in such registration statement the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 1.8(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five Business Days after the date of the Piggyback Notice or, in the case of an offering that is an “overnight offering”, such shorter time as is reasonably specified by the Company in light of the circumstances but not less than one Business Day. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement. The Company may postpone or withdraw a Piggyback Registration Statement at any time prior to effectiveness of such Piggyback Registration Statement without incurring any liability to the Holders.

(b) If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 1.8 are to be sold in an Underwritten Offering, the Company shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed Underwritten Offering to permit Holders who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such Underwritten Offering advise the Company in writing that in its or their good faith opinion the number of securities exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company for its own account; (ii) second, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering and any other persons with piggyback registration rights who have the right to participate and that have requested to participate in such offering, allocated pro rata among such selling holders on the basis of the total amount of securities owned by each selling holder and its Affiliates (other than the Company); and (iii) third, any other securities of the Company that have been requested to be included in such offering, allocated pro rata among such holders on the basis of the percentage of securities of the Company then held by such holders; provided that Holders may, prior to the earlier of (a) the effectiveness of the registration statement and (b) the time at which the offering price or underwriter’s discount is determined with the managing underwriter or underwriters, withdraw their request to be included in such registration pursuant to this Section 1.8.

Section 1.9 Demand Registration.

(a) If the Company shall receive a written request from one or more Holders of Registrable Securities, whose aggregate As-Converted Convertible Preferred Stock Ownership Percentage exceeds 25%, 90 days after the date of this Agreement (but only if there is no Shelf Registration Statement then in effect covering all of the Registrable Securities held by such Holder) that the Company file a registration statement under the Securities Act covering the registration of all or a portion of the Registrable Securities of such requesting Holder pursuant to this Section 1.9 (a “Demand Registration”), then the Company shall, within ten Business Days

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of the receipt of such written request, give written notice of such request (the “Demand Registration Request”) to all the Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all or part of the Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within ten Business Days after receipt of the Demand Registration Request. Each Demand Registration Request shall specify the number or amount of Registrable Securities intended to be offered and sold pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an Underwritten Offering.

(b) The Holders shall be entitled to deliver an unlimited number of Demand Registration Requests in the aggregate (which, for the avoidance of doubt, shall be separate from the Resale Shelf Registration Statement pursuant to Section 1.1); provided that the Company shall not be required to file a Registration Statement pursuant to this Section 1.9 (a “Demand Registration Statement”) if (i) a prior Demand Registration Request or Demand Registration Statement is pending or in process, and is not withdrawn, at the time such Demand Registration Request is delivered, (ii) the Company has already effected a Demand Registration under this section in the immediately preceding 60-day period, (iii) it is delivered during a Suspension Period, or (iv) the anticipated gross proceeds are expected to be less than $50,000,000 as determined by the requesting Holder in good faith.

(c) In the event of an Underwritten Offering pursuant to a Demand Registration, the Holder(s) delivering the Demand Registration Request shall select the managing underwriter(s), which managing underwriter(s) shall be reasonably acceptable to the Company, to administer such Underwritten Offering. If the managing underwriter or underwriters advise the Company and such Holder(s) participating in any Underwritten Offering in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by such Holders, and (ii) second, any other securities of the Company that have been requested to be so included.

(d) A Holder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable registration statement. Upon receipt of notices from all applicable Holders to such effect, the Company shall cease all efforts to seek effectiveness of the applicable registration statement with respect to any Registrable Securities.

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ARTICLE II

ADDITIONAL PROVISIONS REGARDING REGISTRATION RIGHTS

Section 2.1 Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I, the Company will:

(a) prepare and promptly file with the SEC a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;

(b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and (i) use its reasonable best efforts to cause such filings not to contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) comply with the provisions of the Securities Act and the rules and regulations of the SEC with respect to the disposition of all securities covered by such registration statement in accordance with the Holders’ intended methods of distribution set forth in such registration statement for such period;

(c) furnish to the Holders and their respective counsel copies of the registration statement and the prospectus included therein (including each preliminary prospectus) proposed to be filed and provide such Holders and their respective counsel with a reasonable opportunity to review and comment on such registration statement, and give reasonable consideration to the inclusion in such documents of any such comments reasonably and timely made; provided that the Company shall include in such documents any such comments that are necessary to correct any material misstatement or omission regarding a Holder;

(d) if requested by the managing underwriter or underwriters, if any, or the Holder(s), promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Holder(s) may reasonably request (i) to market such securities, including audited financial statements of the Acquired Companies and pro forma financial statements or (ii) in order to permit the intended method of distribution of such securities, which may include disposition of Registrable Securities by all lawful means, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers or dealers, in-kind distributions, brokerage transactions, derivative transactions, short sales, stock loan or stock pledge transactions and sales not involving a public offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.1(d) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

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(e) in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Holder(s) participating in such Underwritten Offering and their respective counsel and to the underwriters of the securities being registered and their respective counsel such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as such Holder(s) or such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(f) as promptly as reasonably practicable notify the Holder(s) at any time when a prospectus relating thereto is required to be delivered under the Securities Act or upon the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing (which, for the avoidance of doubt, shall commence a Suspension Period (as defined below)), and, subject to Section 2.2, promptly prepare and file with the SEC a supplement or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or file any other required document and at the request of any Holder, furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Holder of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(g) use its reasonable best efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by any Holder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (ii) take any action that would subject it to general service of process in any such jurisdictions;

(h) in the event that the Registrable Securities are being offered in a public offering, enter into an underwriting agreement, a placement agreement or equivalent agreement customary for a transaction of that nature, in each case in accordance with the applicable provisions of this Agreement, and take all such other actions reasonably requested by the Holders of the Registrable Securities being sold in connection therewith (including any customary and reasonable actions requested by the managing underwriters, if any) to facilitate the disposition of such Registrable Securities, and in such connection, (i) the underwriting agreement shall contain indemnification provisions and procedures substantially to the effect set forth in Article III hereof with respect to all parties to be indemnified pursuant to Article III except as otherwise agreed by the Holders and (ii) deliver such other documents and certificates as may be reasonably requested by the managing underwriters;

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(i) in connection with an Underwritten Offering, the Company shall cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts) to the extent reasonably necessary, in the view of the managing underwriter(s), to support the proposed sale of Registrable Securities pursuant to such Underwritten Offering;

(j) use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) “comfort” letters dated the date of pricing and closing of such offering and dated such date, as reasonably requested by the underwriters, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, such letter to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings;

(k) in the event that the Registrable Securities covered by such Registration Statement are shares of Common Stock, use its reasonable best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed;

(l) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(m) in connection with a customary due diligence review, make available for inspection by the Holders, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept or, if requested, via virtual platform, during reasonable business hours, all financial and other similar records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other

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than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(n) cooperate with each Holder and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of its reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC;

(o) promptly notify the Holder(s) (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other federal or state governmental authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose (which, for the avoidance of doubt, shall commence a Suspension Period), (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 2.1(h) relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(p) promptly furnish counsel for each underwriter, if any, and for the Holder(s) and their respective counsel copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus (for the avoidance of doubt, including, but not limited to, any comment letters received from the SEC or any state securities authority); and

(q) take all other reasonable steps, at the written request of the Holders, necessary to effect the registration and offer and sale of the Registrable Securities as required hereby.

The Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(f), Section 2.1(o)(ii) or Section 2.1(o)(iii), the Holders shall discontinue the disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as

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reasonably practicable, or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holders shall use their reasonable best efforts to return to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Holders thereof. In the event the Company invokes an Interruption Period hereunder and in the sole discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Holders that such Interruption Period is no longer applicable.

Section 2.2 Suspension. The Company shall be entitled, on no more than two occasions during any 12-month period, for a period of time not to exceed an aggregate of 75 days during any 12-month period (any such period a “Suspension Period”), to (x) postpone or defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Holders a certificate signed by an executive officer certifying that the board of directors of the Company has determined, in its good faith judgment, that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration; provided that the Company shall not be entitled to exercise its right to establish a Suspension Period pursuant to this Section 2.2 during the period beginning on the date hereof and ending on the 18-month anniversary of the date of this Agreement. Such certificate shall include an approximation of the anticipated length of such suspension, but not contain any statement of the reasons for such suspension. If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or a Demand Registration Request or requires the Holder(s) to suspend any Underwritten Offering, such Holder(s) shall be entitled to withdraw such Underwritten Offering Notice or Demand Registration Request and if it does so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice or Demand Registration Request pursuant to Section 1.6.

Section 2.3 Expenses of Registration. All Registration Expenses incurred in connection with any registration or offering pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne, pro rata, by the Holders included in such registration and, if applicable, participating in an offering.

Section 2.4 Information by Holders. The Holder(s) included in any registration shall, and the Investor shall cause such Holder or Holders to, furnish to the Company the number of shares of Common Stock (or securities convertible, exchangeable or exercisable for Common Stock within 60 days of any such filing) owned by such Holder or Holders and their Affiliates, the number of such Registrable Securities proposed to be sold, the name and address of such Holder or Holders proposing to sell and the distribution proposed by such Holder or Holders and their Affiliates as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

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Section 2.5 Rule 144.

(a) With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its reasonable best efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company to be filed under the Securities Act and the Exchange Act;

(iii) furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act and any other such information or documentation as may be requested by a Holder pursuant to an SEC rule or regulation that permits the sale of securities without registration in reliance on Rule 144; and

(iv) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC (including the removal of any restrictive legend thereon to the extent such removal is permitted under Rule 144 or other applicable law and subject to the Holder providing reasonable evidence of compliance therewith).

(b) For as long as a Holder owns Registrable Securities issued or issuable upon conversion thereof, the Company will use its reasonable best efforts to take such further necessary action as any Holder of Registrable Securities may reasonably request in connection with the removal of any restrictive legend on the Registrable Securities being sold, all to the extent required from time to time to enable such Holder to sell the Registrable Securities to the public without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 2.6 Purchasers Holdback Agreement(a) . If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an Underwritten Offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Holders that it intends to conduct such Underwritten Offering utilizing an effective registration statement and provides each Holder the opportunity to participate in such Underwritten Offering in accordance with and to the extent required by the terms of this Agreement, each Holder shall for so long as such Holder together with its respective Affiliates beneficially owns, on an as converted basis (as defined in the Certificates of Designations) greater than 5% of the then outstanding Common Stock or has a

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right and has exercised such right to nominate a director to the board of directors of the Company, if requested by the managing underwriter or underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus or prospectus supplement pursuant to which such offering may be made and continuing until the earlier of 45 days from the date of such prospectus or prospectus supplement, as applicable or such shorter period as may be agreed to by the managing underwriter or underwriters; provided that nothing herein will prevent (i) any Holder that is a partnership, corporation or other entity from making a Transfer to an Affiliate that is otherwise in compliance with applicable securities laws, (ii) any pledge of Registrable Securities by a Holder, (iii) any foreclosure in connection with or Transfer in lieu of a foreclosure under any pledge of Registrable Securities by a Holder or (iv) any distribution by a Holder to its equityholders, in each case that is otherwise in compliance with applicable securities laws. Notwithstanding the foregoing, any discretionary waiver or termination of this holdback provision by such underwriters with respect to any of the Holders shall apply to the other Holders as well, pro rata based upon the number of Registrable Securities subject to such obligations.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration, qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, its Affiliates, each Holder’s and each of its Affiliates’ respective current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents, employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Holder’s underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable and documented attorney’s fees, expenses and any legal or other documented fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Losses”) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company in connection with any registration or offering hereunder and (without limiting the preceding portions of this Section 3.1), the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses

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actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.1, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder.

Section 3.2 Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders, the Company, each of its representatives, and each Person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.2, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, “issuer free writing prospectus” or other document in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives and stated to be specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.2 payable by any Holder exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in respect of the sale of the Registrable Securities sold pursuant to the applicable registration statement. The indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 3.3 Notification. If any Person shall be entitled to indemnification under this Article III (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as

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reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) such action includes both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party; (iii) the Indemnifying Party shall have failed within a reasonable period of time to employ counsel reasonably satisfactory to the Indemnified Party and assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay or (iv) the Indemnifying Party agrees to pay such fees and expenses. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Article III only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and (B) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. The indemnity agreements contained in this Article III shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnification set forth in this Article III shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (together with one local counsel, if appropriate) for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

Section 3.4 Contribution. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Article III, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other

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relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.4. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 3.4 will be limited to an amount equal to the net proceeds actually received by such Holder in respect of the sale of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV

TRANSFER AND TERMINATION OF REGISTRATION RIGHTS

Section 4.1 Transfer of Registration Rights. Any rights to cause the Company to register securities granted to a Holder under this Agreement may be transferred or assigned by a Holder to any Person in connection with a Transfer of Registrable Securities; provided, however, that (x) prior written notice of such assignment of rights is given to the Company and (y) such transferee agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument substantially in the form of Exhibit B to this Agreement.

Section 4.2 Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendments and Waivers. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended or waived by the parties hereto at any time by execution of an instrument in writing signed by the Investor and the Company.

Section 5.2 Extension of Time, Waiver. The parties hereto may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; and (b) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party; provided

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that the Investor may execute such waivers on behalf of any Holder. Any failure or delay in exercising any right, power or privilege pursuant to this Agreement will not constitute a waiver of such right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.3 Assignment. Except as provided in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, further, that if the Company consolidates or merges with or into any Person and the Common Stock or any other Registrable Securities are, in whole or in part, converted into or exchanged for securities of a different issuer, and any Holder would, upon completion of such merger or consolidation, hold Registrable Securities of such issuer, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Holders.

Section 5.4 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.5 Entire Agreement; No Third Party Beneficiary. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Purchase Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto, their respective successors and permitted assigns and any Indemnified Party hereunder.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Holders or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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(b) Each of the parties hereto: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding arising out of or relating to this Agreement, in accordance with Section 5.9 or in such other manner as may be permitted by applicable law, and nothing in this Section 5.6(b) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event of any dispute or controversy relating to or arising out of this Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding relating to or arising out of this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to or arising out of this Agreement in any court other than the Chosen Courts unless the Chosen Courts issue a final judgment determining that such court lacks jurisdiction. Each Holder and the Company agrees that a final judgment and any interim relief (whether equitable or otherwise) in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 5.7 Specific Enforcement. The parties acknowledge and agree that in the event of a breach by the Company or a Holder of any of their obligations hereunder (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to enforce specifically the terms and provisions hereof in the courts described in Section 5.6 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of this Agreement and without that right, neither the Company nor the Holders would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.7 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

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OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by electronic mail (provided that no bounceback or similar “undeliverable” message is received by such sender) or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	If to the Company, to it at:

Chart Industries, Inc.

2200 Airport Industrial Drive Suite #100

Ball Ground, GA 30107

Attn:                Herbert Hotchkiss

Email:              herbert.hotchkiss@chartindustries.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:         Matt Stevens

                          Matt Schlosser

                          Paul Huddle

E-mail:             mstevens@winston.com

                          mschlosser@winston.com

                          phuddle@winston.com

(b)	If to the Holders:

Granite Holdings I B.V.

One Vanderbilt Avenue, 52nd Floor

New York, New York 10017

Attn:       Raquel Palmer

               Rahul Sevani

Email:    rpalmer@kpsfund.com

               rsevani@kpsfund.com

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:    Angelo Bonvino

            Monica K. Thurmond

            Michael Vogel

Email: abonvino@paulweiss.com

            mthurmond@paulweiss.com

            mvogel@paulweiss.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or e-mail address through a notice given in accordance with this Section 5.9, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.9 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.9.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such a determination, the parties hereto agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as it is enforceable.

Section 5.11 Expenses. Except as provided in Section 2.3 and Article III, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.12 Interpretation. The rules of interpretation set forth in Section 1.3 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

Section 5.13 No Inconsistent Agreements; Most Favored Nations. The Company is not currently a party to any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are on parity with or senior to, or inconsistent with, the registration rights granted to the Holders pursuant to this Agreement. The Company shall not enter into any agreement with respect to its securities (a) that is inconsistent with or violates the rights granted to the Holders by this

20

Agreement, (b) that would allow any holder or prospective holder of any securities of the Company to include such securities in any Underwritten Offering or registration giving rights to the rights under Section 1.8 unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Holders included therein or (c) on terms otherwise more favorable than this Agreement.

Section 5.14 Opt-Out Requests. Subject to Section 2.6, each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement regarding an Underwritten Offering, a Take-Down Notice or a Piggyback Registration Statement (except any notice of Suspension Period or any other notice as required by law, rule or regulation) by delivering to the Company a written statement signed by such Holder that it does not want to receive any such notices hereunder (an “Opt-Out Request”), in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Holders shall not be required to, and shall not, deliver any such notice or other related information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect such notice or information would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder that has previously given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests. Notwithstanding the foregoing, this shall not prohibit any communications or notices to employees, officers and directors or agents of the Company, or notices or communications pursuant to any other agreements.

[Signature pages follow]

21

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

CHART INDUSTRIES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

GRANITE HOLDINGS I B.V.

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

DEFINED TERMS

The following capitalized terms have the meanings indicated:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company (after consultation with legal counsel): (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliates” shall have the meaning given to such term in the Purchase Agreement.

“As-Converted Convertible Preferred Stock Ownership Percentage” means, with respect to any Holder of Convertible Preferred Stock as of any time, a fraction (a) whose numerator is the aggregate number of shares of Convertible Preferred Stock owned by such Holder as of such time; and (b) whose denominator is the aggregate number of shares of Convertible Preferred Stock that are then outstanding.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

“Certificate of Designation” means the Certificate of Designation setting forth the designations, powers, preferences, qualifications, limitations and restrictions of the Convertible Preferred Stock, to be dated as of the Closing Date (as defined in the Purchase Agreement), as may be amended from time to time.

“Common Stock” means shares of common stock, par value $0.01 per share, of Chart Industries, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other similar legal proceeding brought by or pending before any governmental authority, arbitrator or other tribunal

“Long-Form Registration Statement” means a registration statement on Form S-1 or any similar long-form registration statement.

“Marketed Underwritten Offering” means any Underwritten Offering that includes a customary “road show” or other marketing efforts by the Company and the underwriters, which for the avoidance of doubt, shall not include block trades.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Purchase Agreement” means the Equity Purchase Agreement, dated as of [__], 2022, by and among, Granite Holdings I B.V., Granite Holdings II B.V., Granite US Holdings GP, LLC, Granite Acquisition GmbH, Granite Canada Holdings Acquisition Corp., HowMex Holdings, S. de R.L. de C.V., Granite US Holdings LP, and Chart Industries, Inc., as the same may be amended from time to time.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.

“Registrable Securities” means, as of any date of determination, (x) any shares of Common Stock held by a Holder, including any shares hereafter acquired by any Holder pursuant to the conversion of the Convertible Preferred Stock in accordance with the Certificate of Designation and (y) any other securities issued or issuable with respect to any such shares of Common Stock or Convertible Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (including, for the avoidance of doubt, a redemption, put or call transaction pursuant to the Certificate of Designation). As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) such securities are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) such securities shall have ceased to be outstanding, (iii) such securities have been transferred in a transaction in which the Holder’s rights under this Agreement are not assigned to the transferee of the securities, (iv) such securities are sold in a broker’s transaction under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (v) such securities are eligible to be resold in a broker’s transaction under Rule 144 and the Holder, collectively with its Affiliates, beneficially owns less than 3% of the Company’s then outstanding shares of Common Stock, (vi) such securities have been sold or transferred by any Holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144, or (vii) such securities have been fully paid for and held for at least six months and any legend restricting further Transfer has been removed from a stock certificate or book-entry position representing such securities. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities, and the Registrable Securities will be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person will be entitled to exercise the rights of a holder of Registrable Securities hereunder.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees, escrow fees; (ii) expenses incurred in connection with the preparation, printing and filing under the Securities Act of any registration statement, prospectus and issuer free writing prospectus and the distribution thereof; (iii) the fees and expenses of the Company’s counsel and independent accountants (including the expenses of any comfort letters or costs associated with the delivery by the Company’s independent certified public accountants of comfort letters customarily requested by underwriters); (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Common Stock under the state or foreign securities or blue sky laws and the preparation, printing and distribution of a Blue Sky Memorandum (including the related reasonable fees and expenses of counsel); (v) the costs and charges of any transfer agent and any registrar; (vi) all expenses and application fees incurred in connection with any filing with, and clearance of an offering by, FINRA; (vii) printing expenses, messenger, telephone and delivery expenses; (viii) internal expenses of the Company (including all salaries and expenses of employees of the Company performing legal or accounting duties); (ix) fees and expenses of listing any Registrable Securities on any securities exchange on which shares of Common Stock are then listed; (x) the costs and expenses of the Company relating to the analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities; and (xi) reasonable, documented out-of-pocket fees and expenses of outside legal counsel to the Holders retained in connection with registrations and offerings contemplated hereby. For the avoidance of doubt, Registration Expenses shall not be deemed to include any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 405” means Rule 405 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and the fees and expenses of any accountants or other persons (except as set forth in the definition of “Registration Expenses”) retained or employed by the Holders.

“Shelf Registration Statement” means the Resale Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise.

“Underwritten Offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm commitment basis for reoffering to the public, including through a block trade or a bought deal.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Agreement	Preamble
Investor	Preamble
Company	Preamble
Company Indemnified Parties	Section 3.1
Convertible Preferred Stock	Recitals
Demand Registration	Section 1.9
Demand Registration Request	Section 1.9
Effectiveness Period	Section 1.2
Electronic Delivery	Section 5.4
Holder	Preamble
Holder Indemnified Parties	Section 3.2
Holders	Preamble
Indemnified Party	Section 3.3
Indemnifying Party	Section 3.3
Interruption Period	Section 2.1
Losses	Section 3.1
Offering Persons	Section 2.1(m)
Piggyback Notice	Section 1.8(a)
Piggyback Registration Statement	Section 1.8(a)
Piggyback Request	Section 1.8(a)
Purchase Agreement	Recitals
Resale Shelf Registration Statement	Section 1.1
Shelf Offering	Section 1.7
Subsequent Shelf Registration Statement	Section 1.3
Suspension Period	Section 2.2
Take-Down Notice	Section 1.7
Underwritten Offering Notice	Section 1.6(a)

EXHIBIT B

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This JOINDER (this “Joinder”) to the Registration Rights Agreement, dated as of [________], 2023 (the “Agreement”), by and between [BUYER], a Delaware corporation (the “Company”), and Granite Holdings I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (the “Investor”), is made and entered into as of [_], 20[_] by and between the Company and [_] (“Holder”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired [_] shares of Convertible Preferred Shares from the Investor (or its successor or permitted transferee) in accordance with the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby (i) acknowledges that Holder has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement applicable to the Investor (or its successor or permitted transferee).

2. Counterparts; Facsimile Signatures. This Joinder may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

3. Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first set forth above.

[BUYER]

By:
Name: [_]
Title: [_]

[______________]

By:
Name: [_]
Title: [_]

B-2